Exhibit 10.3

CREDIT AGREEMENT

Among

DELEK LOGISTICS PARTNERS, LP, a Delaware limited partnership, as a Borrower,

EACH OF THE OTHER BORROWERS PARTY HERETO,

THE GUARANTORS FROM TIME TO TIME PARTY HERETO,

VARIOUS LENDERS AND L/C ISSUERS

FROM TIME TO TIME PARTY HERETO,

FIFTH THIRD BANK, an Ohio banking corporation,

as Administrative Agent,

BANK OF AMERICA, N.A., as Syndication Agent,

and

BARCLAYS BANK, PLC, as Documentation Agent

DATED AS OF NOVEMBER 7, 2012

FIFTH THIRD BANK, an Ohio banking corporation, as Joint-Lead Arranger and Joint-Book Runner

BANK OF AMERICA, N.A., as Joint-Lead Arranger and Joint-Book Runner

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-ii-

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Signature Pages			S-1

EXHIBIT A	—	Notice of Payment Request
Exhibit B	—	Notice of Borrowing
EXHIBIT C	—	Notice of Continuation/Conversion
EXHIBIT D-1	—	Revolving Note
EXHIBIT D-2	—	Swing Note
EXHIBIT E	—	Compliance Certificate

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Exhibit F	—	Assignment and Assumption
Exhibit G	—	Additional Guarantor Supplement
SCHEDULE 1	—	Commitments
SCHEDULE 1.1	—	Initial Leased Terminal Leases
SCHEDULE 3.2(o)	—	Title Insurance Locations
SCHEDULE 3.2(q)	—	Environmental Reports Locations
SCHEDULE 3.2(u)	—	Legal Actions
SCHEDULE 4.1	—	McMurrey Properties
SCHEDULE 5.10	—	Subsidiaries
SCHEDULE 5.12	—	Environmental Matters
SCHEDULE 5.23	—	Non-Transmitting Utilities
SCHEDULE 5.23(a)	—	Actions to Create and Perfect Liens
SCHEDULE 5.24	—	Material Agreements
Schedule 6.12	—	Liens
SCHEDULE 6.14	—	Investments
SCHEDULE 6.24	—	Post-Closing Matters

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CREDIT AGREEMENT

This Credit Agreement is entered into as of November 7, 2012, by and among DELEK LOGISTICS PARTNERS, LP, a Delaware limited partnership (the “MLP”), DELEK LOGISTICS OPERATING, LLC, a Delaware limited liability company (“Delek Operating”), DELEK MARKETING GP, LLC, a Delaware limited liability company (“Delek Marketing GP”), DELEK MARKETING & SUPPLY, LP, a Delaware limited partnership (“Delek Marketing”), DELEK CRUDE LOGISTICS, LLC, a Texas limited liability company (“Delek Crude”), DELEK MARKETING-BIG SANDY, LLC, a Texas limited liability company (“Delek Big Sandy”), MAGNOLIA PIPELINE COMPANY, LLC, a Delaware limited liability company (“Magnolia”), EL DORADO PIPELINE COMPANY, LLC, a Delaware limited liability company (“El Dorado”), SALA GATHERING SYSTEMS, LLC, a Texas limited liability company (“SALA Gathering”), and PALINE PIPELINE COMPANY, LLC, a Texas limited liability company (“Paline”) (the MLP, Delek Operating, Delek Marketing GP, Delek Marketing, Delek Crude, Delek Big Sandy, Magnolia, El Dorado, SALA Gathering, and Paline are each individually referred to herein as a “Borrower” and are collectively referred to herein as the “Borrowers”), the various Guarantors from time to time party hereto, the various institutions from time to time party to this Agreement, as Lenders and L/C Issuers, FIFTH THIRD BANK, an Ohio banking corporation, as Administrative Agent, BANK OF AMERICA, N.A., as Syndication Agent, and BARCLAYS BANK PLC, as Documentation Agent.

The Borrowers have requested, and the Lenders have agreed to extend, certain credit facilities on the terms and conditions of this Agreement. In consideration of the mutual agreements set forth in this Agreement, the parties to this Agreement agree as follows:

SECTION 1.	DEFINITIONS; INTERPRETATION.

Section 1.1. Definitions. The following terms when used herein shall have the following meanings:

“Acquired Business” means the entity or assets acquired by any Borrower or any Subsidiary in an Acquisition, whether before or after the Effective Date.

“Acquired Indebtedness” means Indebtedness of a Person whose assets or Ownership Interests are acquired by any Borrower or any Subsidiary of any Borrower in a Permitted Acquisition; provided, however that such Indebtedness is either Purchase Money Indebtedness or a Capital Lease with respect to equipment or mortgage financing with respect to Real Property, was in existence prior to the date of such Permitted Acquisition, and was not incurred in connection with, or in contemplation of, such Permitted Acquisition.

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person (other than from a Subsidiary of the MLP), (b) the acquisition of in excess of 50% of the capital stock, partnership interests, membership interests or equity of any Person (other than a Person that is a Subsidiary), or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is a Subsidiary), provided that the MLP or a Subsidiary is the surviving entity.

“Additional Commitments” is defined in Section 2.1(b) hereof.

“Adjusted LIBOR” means, for any Borrowing of Eurodollar Loans, a rate per annum equal to the quotient of (a) LIBOR, divided by (b) one minus the Reserve Percentage.

“Administrative Agent” means Fifth Third Bank, an Ohio banking corporation, as contractual representative for itself and the other Lenders and any successor pursuant to Section 9.8.

“Administrative Agent’s Quoted Rate” is defined in Section 2.10(c).

“Administrative Questionnaire” means, with respect to each Lender, an Administrative Questionnaire in a form supplied by the Administrative Agent and duly completed by such Lender.

“Affiliate” means any Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, another Person. A Person shall be deemed to control another Person for the purposes of this definition if such Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of the other Person, whether through the ownership of voting securities, common directors, trustees or officers, by contract or otherwise; provided that, in any event for purposes of this definition, any Person that owns, directly or indirectly, 10% or more of the securities having the ordinary voting power for the election of directors or governing body of a corporation or 10% or more of the partnership or other ownership interest of any other Person (other than as a limited partner of such other Person) will be deemed to control such corporation or other Person; provided further that any owner of publicly traded shares of Holdings who would otherwise not constitute an Affiliate under this definition shall not be an Affiliate hereunder.

“Agreement” means this Credit Agreement, as the same may be amended, modified, restated or supplemented from time to time pursuant to the terms hereof.

“Applicable Margin” means, with respect to Loans, Reimbursement Obligations, and the commitment fees and Letter of Credit fees payable under Section 2.12, until the first Pricing Date, the rates per annum shown opposite Level III below, and thereafter from one Pricing Date to the next the Applicable Margin means the rates per annum determined in accordance with the following schedule:

LEVEL	LEVERAGE RATIO FOR SUCH PRICING DATE	APPLICABLE MARGIN FOR BASE RATE LOANS SHALL BE:	APPLICABLE MARGIN FOR EURODOLLAR LOANS AND LETTER OF CREDIT FEES SHALL BE:	APPLICABLE MARGIN FOR COMMITMENT FEE SHALL BE:
I	Greater than 2.75 to 1.00	1.50%	2.50%	.50%
II	Less than or equal to 2.75 to 1.00, but greater than 2.25 to 1.00	1.25%	2.25%	.40%
III	Less than or equal to 2.25 to 1.00, but greater than 1.75 to 1.00	1.00%	2.00%	.30%
IV	Less than or equal to 1.75 to 1.00	.75%	1.75%	.25%

For purposes hereof, the term “Pricing Date” means, for any fiscal quarter of the Consolidated Group ending on or after December 31, 2012, the date on which the Administrative Agent is in receipt of the MLP’s most recent consolidated financial statements (and, in the case of the year-end financial statements, audit report) for the fiscal quarter then ended, pursuant to Section 6.1. The Applicable Margin shall be established based on the Leverage Ratio for the most recently completed fiscal quarter and the Applicable Margin established on a Pricing Date shall remain in effect until the next Pricing Date. If the Borrowers have not delivered the MLP’s consolidated financial statements by the date such financial statements (and, in the case of the year-end financial statements, audit report) are required to be delivered under Section 6.1, until such financial statements and audit report are delivered, the Applicable Margin shall be the highest Applicable Margin (i.e., the Leverage Ratio shall be deemed to be greater than 2.75 to 1.0). If the Borrowers subsequently deliver such financial statements before the next Pricing Date, the Applicable Margin established by such late delivered financial statements shall take effect from the date of delivery until the next Pricing Date. In all other circumstances, the Applicable Margin established by such financial statements shall be in effect from the Pricing Date that occurs immediately after the end of the fiscal quarter covered by such financial statements until the next Pricing Date. Each determination of the Applicable Margin made by the Administrative Agent in accordance with the foregoing shall be conclusive and binding on the Borrowers and the Lenders absent manifest error. Notwithstanding the foregoing, if, as a result of any restatement of or other adjustment to the consolidated financial statements of the MLP or for any reason, the Lenders determine that (a) Leverage Ratio as calculated on any Pricing Date was inaccurate and (b) a proper calculation of Leverage Ratio would have resulted in a higher Applicable Margin for any period, then the Borrowers shall automatically and retroactively be obligated to pay to the Administrative Agent for the benefit of the Lenders, promptly on demand by the Administrative Agent, an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period.

“Application” is defined in Section 2.2(b).

“Approved Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.9(b)(iii)), and accepted by the Administrative Agent, in substantially the form of Exhibit F or any other form approved by the Administrative Agent.

“Audited Financial Statements” means the combined balance sheets, combined statements of operations, combined statements of division equity and combined statements of cash flow of the MLP’s Predecessor set forth on Pages F-14 through F-17 of the Registration Statement.

“Authorized Representative” means those persons shown on the list of officers provided by the Borrowers’ Agent pursuant to Section 3.2(l) or on any update of any such list provided by the Borrowers’ Agent to the Administrative Agent, or any further or different officers of the Borrowers’ Agent so named by any Authorized Representative of the Borrowers’ Agent in a written notice to the Administrative Agent.

“Available Cash” has the meaning set forth in the MLP Partnership Agreement.

“Bank Product Liability” means the liability of any Borrower or any Guarantor owing to any of the Lenders, or any Affiliates of such Lenders, arising out of (a) the execution or processing of electronic transfers of funds by automatic clearing house transfer, wire transfer or otherwise to or from the deposit accounts of any Borrower and/or any Guarantor now or hereafter maintained with any of the Lenders or their Affiliates, (b) the acceptance for deposit or the honoring for payment of any check, draft or other item with respect to any such deposit accounts, (c) any other treasury, deposit, disbursement, and cash management services afforded to any Borrower or any Guarantor by any of such Lenders or their Affiliates, and (d) stored value card, commercial credit card and merchant card services.

“Base Rate” means for any day the greatest of: (a) the rate of interest announced by the Administrative Agent from time to time as its “prime rate” as in effect on such day, with any change in the Base Rate resulting from a change in said prime rate to be effective as of the date of the relevant change in said prime rate (it being acknowledged that such rate may not be the Administrative Agent’s best or lowest rate), (b) the sum of (i) the Federal Funds Rate, plus (ii) 1/2 of 1% and (c) the sum of (i) the Adjusted LIBOR that would be applicable to a Eurodollar Loan with a 1 month Interest Period advanced on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus (ii) 1.00%.

“Base Rate Loan” means a Loan bearing interest at a rate specified in Section 2.3(a).

“Borrower” and “Borrowers” are each defined in the introductory paragraph of this Agreement.

“Borrowers’ Agent” means the MLP.

“Borrowing” means the total of Loans of a single type advanced, continued for an additional Interest Period, or converted from a different type into such type by the Lenders on a single date and, in the case of Eurodollar Loans, for a single Interest Period. Borrowings of Loans are made and maintained ratably from each of the Lenders according to their Percentages. A Borrowing is “advanced” on the day Lenders advance funds comprising such Borrowing to the applicable Borrower, is “continued” on the date a new Interest Period for the same type of Loans commences for such Borrowing, and is “converted” when such Borrowing is changed from one type of Loans to the other, all as requested by the Borrowers’ Agent pursuant to Section 2.4(a). Borrowings of Swing Loans are made by the Administrative Agent in accordance with the procedures set forth in Section 2.10.

“Business” means (1) the ownership, operation, development, acquisition, disposition, marketing, expansion, repair and maintenance of Crude Oil and Refined Products logistics assets, (2) the ownership, marketing, acquisition and disposition of Crude Oil and Refined Products, (3) any business which supplies materials used in the operations or facilities of the MLP or any of its Subsidiaries or expands sales to any customers of the MLP or any of its Subsidiaries, and (4) any businesses customarily related or ancillary to (1), (2) or (3) of this definition of “Business”.

“Business Day” means any day (other than a Saturday or Sunday) on which banks are not authorized or required to close in Cincinnati, Ohio and, if the applicable Business Day relates to the advance or continuation of, or conversion into, or payment of a Eurodollar Loan, on which banks are dealing in U.S. Dollar deposits in the interbank eurodollar market in London, England.

“Capital Expenditures” means, with respect to any Person for any period, the aggregate amount of all expenditures (whether paid in cash or accrued as a liability) by such Person during that period for the acquisition or leasing (pursuant to a Capital Lease) of fixed or capital assets or additions to property, plant, or equipment (including replacements, capitalized repairs, and improvements) which should be capitalized on the balance sheet of such Person in accordance with GAAP.

“Capital Lease” means any lease of Property which in accordance with GAAP is required to be capitalized on the balance sheet of the lessee.

“Capitalized Lease Obligation” means, for any Person, the amount of the liability shown on the balance sheet of such Person in respect of a Capital Lease determined in accordance with GAAP.

“Cash Collateral” shall have a meaning correlative to the cash or deposit account balances referred to in the definition of Cash Collateralize set forth in this Section 1.1 and shall include the proceeds of such cash collateral and other credit support.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Administrative Agent and the Lenders or the L/C Issuers (as applicable), as collateral for L/C Obligations, obligations in respect of Swing Loans, or obligations of Lenders to fund participations in respect of either thereof (as the context may require), cash or deposit account balances or, if the L/C Issuer or Administrative Agent benefiting from such collateral shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to (a) the Administrative Agent or (b) the applicable L/C Issuer.

“Cash Equivalents” means, as to any Person: (a) investments in direct obligations of the United States of America or of any agency or instrumentality thereof whose obligations constitute full faith and credit obligations of the United States of America, provided that any such obligations shall mature within one year of the date of issuance thereof; (b) investments in commercial paper rated at least P-1 by Moody’s and at least A-1 by S&P (or, if at any time neither Moody’s or S&P shall be rating such obligations, an equivalent rating from another nationally recognized rating service) maturing within 90 days from the date of issuance thereof; (c) investments in certificates of deposit issued by any Lender or by any United States commercial bank having capital and surplus of not less than $500,000,000 which have a maturity of one year or less; (d) investments in repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (a) above entered into with any bank meeting the qualifications specified in clause (c) above, provided all such agreements require physical delivery of the securities securing such repurchase agreement, except those delivered through the Federal Reserve Book Entry System; (e) marketable short-term money market or similar securities having a rating of at least P-2 by Moody’s or A-2 by S&P (or, if at any time neither Moody’s or S&P shall be rating such obligations, an equivalent rating from another nationally recognized rating service); (f) investments in money market funds that invest solely, and which are restricted by their respective charters to invest solely, in investments of the type described in the immediately preceding clauses (a), (b), (c), and (d) above; and (g) investments approved by the Administrative Agent.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§9601 et seq.

“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the EPA.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority, or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided, however, that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means any of the following events or conditions: (a) the General Partner shall cease to be the sole general partner of the MLP; (b) Holdings shall cease, directly or indirectly, to own and control legally and beneficially at least 51% of the Ownership Interests in the General Partner; (c) either (x) Holdings shall cease to be able, directly or indirectly, to appoint a majority of the members of the board of directors (or similar governing body) to the General Partner or (y) failure of the majority of the board of directors (or similar governing body) of the General Partner to be comprised of directors directly or indirectly appointed by Holdings, and (d) the MLP shall cease, directly or indirectly, to own and control legally and beneficially at least 100% of the Ownership Interests of any other Borrower and at least 50% of the Ownership Interests of any Subsidiary, unless otherwise permitted in this Agreement.

“Closing Date Distribution” means the distribution of cash from the MLP to Holdings and/or one or more of Holdings’ Subsidiaries on the Effective Date in an aggregate amount not to exceed (a) the gross proceeds from the issuance of the Common Units on the Effective Date plus (b) the initial Borrowing under this Agreement on the Effective Date less (c) all expenses paid by the MLP on the Effective Date in connection with the Transactions and the transactions related thereto, including this Agreement, all as further described in the Registration Statement.

“Code” means the Internal Revenue Code of 1986, or any successor statute thereto.

“Collateral” means all properties, rights, interests, and privileges from time to time subject to the Liens granted to the Administrative Agent, or any security trustee therefor, by the Collateral Documents, but excluding any Excluded Collateral.

“Collateral Account” is defined in Section 4.5(a).

“Collateral Documents” means the Deeds of Trust, the Security Agreement, and all other, security agreements, pledge agreements, account control agreements, assignments, financing statements and other documents pursuant to which Liens are granted to the Administrative Agent by the Borrowers and the Guarantors or such Liens are perfected, and as shall from time to time secure or relate to the Obligations, the Hedging Liability, and the Bank Product Liability, or any part thereof, but not including any Hedge Agreements or agreements governing Bank Product Liabilities.

“Commitment” means, as to any Lender, the obligation of such Lender to make Revolving Loans and to participate in Swing Loans and Letters of Credit issued for the account of the Borrowers hereunder in an aggregate principal or face amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 1 attached hereto and made a part hereof, as the same may be reduced, increased or otherwise modified at any time or from time to time pursuant to the terms hereof. The Borrowers and the Lenders acknowledge and agree that the Commitments of the Lenders aggregate $175,000,000 on the Effective Date.

“Common Units” means the common units and subordinated units representing limited partnership interests in the MLP.

“Communications” is defined in Section 10.8(d)(ii).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consent Agreements” means, collectively, the Consent and Agreements required to be delivered pursuant to Section 3.2(f).

“Consent Decree” means certain Consent Decree entered by the United States District Court for the Southern District of Texas (the “Court”) on September 21, 2010, as matter of United States v. Plains All American Pipeline L.P.; Plains Pipeline, L.P.; Plains Marketing GP Inc., and Plains Marketing, L.P. (collectively, the “Defendants”), as amended by that certain First Amendment to the Consent Decree entered by the Court on January 19, 2012 as a matter of United States v. the Defendants and Delek Crude.

“Consolidated Group” means the MLP and its Subsidiaries.

“Contingent Obligation” means as to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, any obligation of such Person, whether or not contingent, (a) to purchase any such primary obligation or any Property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business or entered into in the ordinary course of business in connection with any contractual arrangement, including any acquisition, capital expenditure, investment or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Contributed Assets” means the assets contributed or otherwise transferred by the applicable Contributing Affiliate to the MLP or any of its Subsidiaries, whether prior to or after the Effective Date, including without limitation the assets contributed by certain Contributing Affiliates to the MLP and its Subsidiaries on or prior to the Effective Date as described in the Registration Statement.

“Contributing Affiliates” means Holdings, Lion Oil, Limited Guarantor and any other Affiliate of Holdings that contributes or otherwise transfers assets to the MLP or any of its Subsidiaries, whether prior to or after the Effective Date.

“Contribution Agreement” means the Contribution, Conveyance and Assumption Agreement, dated as of November 7, 2012 among the MLP, the General Partner, Delek Operating, Delek Crude, Holdings, the Limited Guarantor, Delek Marketing, Lion Oil, and Delek Logistics Services Company, a Delaware corporation.

“Controlled Group” means all members of a controlled group of corporations, limited liability companies, partnerships and all trades or businesses (whether or not incorporated) under common control which, together with any Borrower or any Guarantor, are treated as a single employer under Section 414(b) or (c) of the Code or, solely with respect to Section 412 of the Code or Section 302 of ERISA, under Sections 414 (b), (c), (m) or (o) of the Code.

“Credit Event” means the advancing of any Loan, the continuation of or conversion into a Eurodollar Loan, or the issuance of, or extension of the expiration date or increase in the amount of, any Letter of Credit.

“Crude Oil” means the unrefined mixture of liquid hydrocarbons, of any grade or specific gravity, commonly known as petroleum or oil.

“Damages” means all damages, including punitive damages, liabilities, costs, expenses, losses, judgments, diminutions in value, fines, penalties, demands, claims, cost recovery actions, lawsuits, administrative proceedings, orders, response action, removal and remedial costs, compliance costs, investigation expenses, consultant fees, attorneys’ and paralegals’ fees and litigation expenses.

“Debtor Relief Laws” means the United States Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Deeds of Trust” means, collectively, each Deed of Trust, Assignment of Rents, Security Agreement, and Fixture Filing, each Leasehold Deed of Trust, Assignment of Rents, Security Agreement and Fixture Filing, each Mortgage and Security Agreement with Assignment of Rents and each Leasehold Mortgage and Security Agreement with Assignment of Rents between a Borrower or a Guarantor, as applicable, and the Administrative Agent relating to such Borrower’s or such Guarantor’s real property, fixtures and interests in real property owned as of the Effective Date in the counties of Upshur, Gregg, Smith, Rusk, Angelina, Hardin, Tyler, Jones, Coke, Runnels, Tom Green, Jefferson, Nacogdoches, Orange and Taylor Counties, Texas; Columbia, Ouachita and Union Counties, Arkansas; Claiborne, Bossier, Caddo, and Webster Parishes, Louisiana; and Shelby and Davidson Counties, Tennessee any other mortgages or deeds of trust delivered to the Administrative Agent pursuant to Section 4.2.

“Default” means any event or condition the occurrence of which would, with the passage of time or the giving of notice, or both, constitute an Event of Default.

“Defaulting Lender” means, subject to Section 8.7(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrowers in writing that such failure is the result of such good faith Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the L/C Issuer, the Administrative Agent in its capacity as the maker of Swing Loans or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swing Loans) within two Business Days of the date when due, (b) has notified the Borrowers, the Administrative Agent, the L/C Issuer or the Administrative Agent in its capacity as the maker of Swing Loans in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within two Business Days after written request by the Administrative Agent or the Borrowers, to confirm in writing to the Administrative Agent and the Borrowers that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrowers), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 8.7(b)) upon delivery of written notice of such determination to the Borrowers, the L/C Issuers, the Administrative Agent in its capacity as the maker of Swing Loans and each Lender.

“Delek Big Sandy” is defined in the introductory paragraph of this Agreement.

“Delek Crude” is defined in the introductory paragraph of this Agreement.

“Delek Logistics Services” means Delek Logistics Services Company, a Delaware corporation.

“Delek Marketing” is defined in the introductory paragraph of this Agreement.

“Delek Marketing GP” is defined in the introductory paragraph of this Agreement.

“Delek Marketing Credit Agreement” means that certain Amended and Restated Credit Agreement dated as of December 19, 2007, among Delek Marketing, the Lenders party thereto, and Fifth Third Bank, as Administrative Agent and L/C Issuer, as amended from time to time prior to the Effective Date.

“Delek Operating” is defined in the introductory paragraph of this Agreement.

“Delek Refining” means Delek Refining, Ltd., a Texas limited partnership.

“Designated Agreements” means, collectively, the Wells Fargo Intercreditor Agreement, the Israeli Banks Intercreditor Agreement, the J. Aron Acknowledgement Agreement, and the Consent Agreements.

“Disposition” means the sale, lease, conveyance or other disposition of Property, other than sales or other dispositions expressly permitted under Sections 6.13(a), 6.13(b), 6.13(c), 6.13(d), 6.13(e), 6.13(f), 6.13(g) or 6.13(h).

“Disproportionate Advance” is defined in Section 2.4(e).

“Documentation Agent” means Barclays Bank PLC, in its capacity as documentation agent hereunder.

“Dollars” and “$” each means the lawful currency of the United States of America.

“EBITDA” means, with reference to any period, Net Income for such period plus (x) the sum of all amounts deducted in arriving at such Net Income amount in respect of (a) Interest Expense for such period, (b) federal, state, and local income taxes for such period, (c) depreciation of fixed assets and amortization of intangible assets for such period, (d) non-cash extraordinary charges for such period incurred by the MLP or its Subsidiaries to comply with GAAP, and minus (y) the sum of all amounts added in arriving at such Net Income in respect of any non-cash extraordinary credits for such period established by the Borrowers to comply with GAAP; provided that, for purposes of calculating EBITDA for the fiscal quarters of the MLP ending on or before September 30, 2013, the parties agree that EBITDA for that part of such period occurring before the Effective Date shall be equal to (i) the actual number of days elapsed during that part of such period occurring prior to the Effective Date, multiplied by (ii) $124,098.90; provided further that EBITDA shall be calculated on a pro forma basis, without duplication, and in a manner reasonably acceptable to the Administrative Agent to give effect to any Permitted Acquisition consummated at any time after the Effective Date and on or after the first day of a test period under Section 6.20 as if such Permitted Acquisition had occurred on the first day of such test period, with such cash and non-cash adjustments that are approved by the Administrative Agent.

“Effective Date” means November 7, 2012.

“El Dorado” is defined in the introductory paragraph of this Agreement.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.9(b)(iii), 10.9(b)(v) and 10.9(b)(vi) (subject to such consents, if any, as may be required under Section 10.9(b)(iii)).

“Energy Policy Act” means the Energy Policy Act of 1992, Pub. L. No. 102-486, 106 Stat. 2776.

“Environmental Claim” means any investigation, notice of violation, demand, written allegation, action, suit, injunction, judgment, order, consent decree, penalty, fine, lien, proceeding or claim (whether administrative, judicial or private in nature) arising (a) pursuant to, or in connection with an actual violation of, any Environmental Law or a written allegation of a violation of any Environmental Law by a Governmental Authority, (b) in connection with any Hazardous Material, (c) from any actual or threatened abatement, removal, remedial, corrective or response action in connection with the Release of Hazardous Material, Environmental Law or order of a Governmental Authority under Environmental Law or (d) from any actual or alleged damage, injury, threat or harm to human health, or safety as it relates to exposure to Hazardous Materials, natural resources or the environment.

“Environmental Law” means any current or future Legal Requirement pertaining to (a) the protection of the environment, including CERCLA, or health and safety as it relates to exposure to Hazardous Materials, (b) the protection of natural resources and wildlife, (c) the protection of surface water or groundwater quality, (d) the management, manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, Release, threatened Release, abatement, removal, remediation or handling of, or exposure to, any Hazardous Material or (e) any Release of Hazardous Materials to air, land, surface water or groundwater, and any amendment, rule, regulation, order or directive issued thereunder.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required any Environmental Law.

“EPA” means the United States Environmental Protection Agency.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Eurodollar Loan” means a Loan bearing interest at the rate specified in Section 2.3(b).

“Event of Default” means any event or condition identified as such in Section 7.1.

“Event of Loss” means, with respect to any Property, any of the following: (a) any loss, destruction or damage of such Property, ordinary wear and tear excepted, or (b) any condemnation, seizure, or taking, by exercise of the power of eminent domain or otherwise, of such Property, or confiscation of such Property or the requisition of the use of such Property.

“Excess Interest” is defined in Section 10.16.

“Excluded Collateral” means (i) any contract, license, permit, franchise, certificate, authorization, agreement or other document held by any Borrower or any Subsidiary or to which any Borrower or any Subsidiary is a party, in any case to the extent (but only to the extent) that such Borrower or such Subsidiary is prohibited from granting a security interest in, pledge of, or charge, mortgage or Lien upon any such property by reason of (A) an existing and enforceable negative pledge or anti-assignment provision or (B) any requirement of a Governmental Authority to which such Borrower or such Subsidiary or its property is subject; provided, however, that (x) no Material Contract shall constitute “Excluded Collateral”, (y) no accounts or receivables arising under any such contract, license, permit, franchise, certificate, authorization, agreement or other document or any payments due or to become due thereunder shall constitute “Excluded Collateral”, and (z) any such contract, license, permit, franchise, certificate, authorization, agreement or other document shall automatically cease to be “Excluded Collateral” (and shall automatically be subject to the Liens granted under the Collateral Documents, to the extent that (1) either of the prohibitions expressed in clauses (A) and (B) above is ineffective or subsequently rendered ineffective under Sections 9-406, 9-407, 9-408 or 9-409 of the UCC or is otherwise no longer in effect, or (2) such Borrower or such Subsidiary, as applicable, has obtained the consent of the other parties thereto to grant a security interest in such contract, license, permit, franchise, certificate, authorization, agreement or other document; (ii) any property of any Borrower or any Subsidiary that is now or hereafter subject to a Lien securing Indebtedness to the extent (and only to the extent) that (A) such Indebtedness is permitted by Section 6.11(d) and such Lien is permitted by Section 6.12(e), and (B) the documents evidencing such Indebtedness prohibit the granting of a Lien in the property securing such Indebtedness; and (iii) any deposit account used solely for payroll, employee benefits, withholding tax or escrow purposes.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), overall gross revenues or receipts, franchise and excise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of any Recipient, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment (or otherwise pursuant to any Loan Document) pursuant to a law in effect on the date on which (i) such Recipient acquires such interest in the Loan or Commitment or becomes a party to this Agreement (other than pursuant to an assignment request by the Borrowers under Section 10.2(b) or (ii) such Recipient changes its lending office, except in each case to the extent that, pursuant to Section 10.1, amounts with respect to such Taxes were payable either to such Recipient’s assignor immediately before such Recipient became a party hereto or to such Recipient immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 10.1(g) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Letters of Credit” means the letters of credit, if any, issued by the L/C Issuer under the Delek Marketing Credit Agreement and which have not been terminated or expired and returned to the L/C Issuer as of the Effective Date.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version of such sections that are substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof, and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Rate” means for any day the rate determined by the Administrative Agent to be the average (rounded upward, if necessary, to the next higher 1/100 of 1%) of the rates per annum quoted to the Administrative Agent at approximately 10:00 a.m. (Cincinnati time) (or as soon thereafter as is practicable) on such day (or, if such day is not a Business Day, on the immediately preceding Business Day) by two or more Federal funds brokers selected by the Administrative Agent for sale to the Administrative Agent at face value of Federal funds in the secondary market in an amount equal or comparable to the principal amount owed to the Administrative Agent for which such rate is being determined.

“FERC” means the Federal Energy Regulatory Commission or any of its successors.

“FERC Jurisdictional Requirement” means, with respect to Properties that are part of the Pipeline and Transportation Systems for which the Borrowers and their Affiliates have requested a waiver of the Interstate Commerce Act tariff filing and reporting requirements, any order or other requirement by the FERC, imposed at any time after the Effective Date, that requires any Borrower or any Subsidiary to take any action with respect to or as a result of a finding, that all or a portion of such Properties are subject to FERC requirements, including any requirement for the filing of reports and/or tariffs at the FERC with respect to such Properties, or any other FERC order or requirement that any Borrower or any Subsidiary comply with the regulations of the FERC with respect to such Properties.

“Foreign Lender” means a Lender that is not a U.S. Person.

“Foreign Subsidiary” means each Subsidiary which (a) is organized under the laws of a jurisdiction other than the United States of America or any state thereof or the District of Columbia, (b) conducts substantially all of its business outside of the United States of America, and (c) has substantially all of its assets outside of the United States of America.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to any L/C Issuer, such Defaulting Lender’s Percentage of the outstanding L/C Obligations with respect to Letters of Credit issued by such L/C Issuer other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with Section 4.5, and (b) with respect to the Administrative Agent, such Defaulting Lender’s Percentage of outstanding Swing Loans other than Swing Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with Section 4.5.

“Funding Date” is defined in Section 2.1(c).

“GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.

“General Partner” means Delek Logistics GP, LLC, a Delaware limited liability company (including any permitted successors and assigns under the MLP Partnership Agreement and this Agreement).

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantor” and “Guarantors” each is defined in Section 4.3.

“Guaranty” and “Guaranties” each is defined in Section 4.3.

“Hazardous Material” means any (a) asbestos, polychlorinated biphenyls and Hydrocarbons and (b) any substance, waste or material classified or regulated as “hazardous”, “toxic”, “contaminant” or “pollutant” or words of like import pursuant to an applicable Environmental Law.

“Hedge Agreement” means any (a) agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of any Borrower or any Subsidiary shall be a Hedge Agreement or (b) any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other similar master agreement.

“Hedging Liability” means the liability (after taking into account the effect of any legally enforceable netting agreements related thereto) of any Borrower or any Guarantor to any of the Lenders, or any Affiliates of such Lenders, in respect of any Hedge Agreement as such Borrower or such Guarantor, as the case may be, may from time to time enter into with any one or more of the Lenders party to this Agreement or their Affiliates, equal to (a) for any such date on or after the date such Hedge Agreement has been closed out and termination value determined in accordance therewith, such termination value, and (b) for any date before the date referenced in clause (a), the amount determined as the mark-to market value for such Hedge Agreement.

“Holdings” means Delek US Holdings, Inc., a Delaware corporation.

“Hostile Acquisition” means the acquisition of the capital stock or other equity interests of a Person through a tender offer or similar solicitation of the owners of such capital stock or other equity interests which has not been approved (prior to such acquisition) by resolutions of the Board of Directors of such Person or by similar action if such Person is not a corporation, and, if such acquisition has been so approved, as to which such approval has not been withdrawn.

“Hydrocarbons” means oil, gas, coal seam gas, casinghead gas, drip gasoline, natural gasoline, petroleum condensate, petroleum distillate, and all other liquid and gaseous hydrocarbons produced or to be produced in conjunction therewith from a well bore and all products, by-products, and other substances derived therefrom or the processing thereof, and all other minerals and substances produced in conjunction and contaminated with such substances, including sulfur, geothermal steam, water, carbon dioxide, helium, and any and all minerals, ores, or substances of value and the products and proceeds therefrom.

“Indebtedness” means for any Person (without duplication) (a) all indebtedness of such Person for borrowed money, whether current or funded, or secured or unsecured, (b) all indebtedness of such Person for the deferred purchase price of Property or services, (c) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to Property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of a default are limited to repossession or sale of such Property), (d) all indebtedness of such Person secured by a purchase money mortgage or other Lien to secure all or part of the purchase price of Property subject to such mortgage or Lien, (e) all Capital Lease Obligations of such Person, (f) any existing reimbursement, payment or similar obligations of such Person in respect of banker’s acceptances, letters of credit and other extensions of credit whether or not representing obligations for borrowed money, (g) all net obligations of such Person under any Hedge Agreement, (h) any indebtedness, whether or not assumed, secured by Liens on Property acquired by such Person at the time of acquisition thereof, (i) all obligations under any so-called “synthetic lease” transaction entered into by such Person, (j) all obligations under any so-called “asset securitization” transaction entered into by such Person, and (k) all Contingent Obligations of such Person, it being understood that the term “Indebtedness” shall not include trade payables arising in the ordinary course of business.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligations of any Borrower or any Guarantor under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” is defined in Section 10.12(b).

“Initial Leased Terminal Leases” means those leases set forth at Schedule 1.1.

“Initial Leased Terminals” means the Leased Terminals leased by a Borrower pursuant to the Initial Leased Terminal Leases.

“Initial Terminals” means the six (6) Refined Products terminals and/or storage facilities owned by a Borrower as of the Effective Date primarily for Refined Products located in (i) Abilene, Texas; (ii) San Angelo, Texas; (iii) Tye, Texas; (iv) Big Sandy, Texas; (v) Memphis, Tennessee and (vi) Nashville, Tennessee.

“Interest Expense” means, with reference to any period, the sum of all interest charges (including imputed interest charges with respect to Capitalized Lease Obligations and all amortization of debt discount and expense) of the MLP for such period determined on a consolidated basis in accordance with GAAP.

“Interest Period” means, with respect to Eurodollar Loans and Swing Loans, the period commencing on the date a Borrowing of Loans is advanced, continued or created by conversion and ending: (a) in the case of a Eurodollar Loan, 1, 2 or 3 months thereafter, and (b) in the case of a Swing Loan, on the date 1 to 7 days thereafter as mutually agreed to by the applicable Borrower and the Administrative Agent; provided, however, that:

(i) no Interest Period with respect to any Loan shall extend beyond the Termination Date;

(ii) whenever the last day of any Interest Period would otherwise be a day that is not a Business Day, the last day of such Interest Period shall be extended to the next succeeding Business Day, provided that, if such extension would cause the last day of an Interest Period for a Borrowing of Eurodollar Loans to occur in the following calendar month, the last day of such Interest Period shall be the immediately preceding Business Day; and

(iii) for purposes of determining an Interest Period for a Borrowing of Eurodollar Loans, a month means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month; provided that, if there is no numerically corresponding day in the month in which such an Interest Period is to end or if such an Interest Period begins on the last Business Day of a calendar month, then such Interest Period shall end on the last Business Day of the calendar month in which such Interest Period is to end.

“Interstate Commerce Act” means the body of law commonly known as the Interstate Commerce Act, codified at 49 U.S.C. App. §§ 1 et seq (1988).

“Israeli Banks Intercreditor Agreement” is defined in Section 3.2(d).

“J. Aron” means J. Aron & Company, a general partnership organized under the laws of New York.

“J. Aron Acknowledgment Agreement” is defined in Section 3.2(e).

“L/C Issuer” means (a) Fifth Third Bank, an Ohio banking corporation and (b) any other Lender that shall have become an L/C Issuer as provided in Section 2.2(j)(i), other than any such Person that shall have ceased to be an L/C Issuer as provided in Section 2.2(j)(ii), each in its capacity as an issuer of Letters of Credit hereunder.

“L/C Obligations” means the sum of (i) undrawn face amounts of all outstanding Letters of Credit and (ii) all unpaid Reimbursement Obligations.

“L/C Sublimit” means $50,000,000, as the same may be reduced or increased at any time or from time to time pursuant to the terms hereof.

“Leased Terminal Leases” is defined in Section 5.08(c).

“Leased Terminals” means, collectively, (a) the Initial Leased Terminals; and (b) any other terminals, stations, tank farms, storage facilities, wharfage, tankage and loading racks leased by any Borrower or any Subsidiary that are used in the Business.

“Legal Requirement” means any treaty, convention, statute, law, regulation, ordinance, license, permit, governmental approval, injunction, judgment, order, consent decree or other requirement of any Governmental Authority.

“Lenders” means and includes the banks, financial institutions and other lenders from time to time party to this Agreement, as a “Lender” hereunder, including each assignee Lender pursuant to Section 10.9. Unless the context requires otherwise, the term “Lenders” includes the Administrative Agent as the maker of Swing Loans.

“Letter of Credit” is defined in Section 2.2(a).

“Leverage Ratio” means, as of the date of determination thereof, the ratio of (a) Total Funded Debt as of such date to (b) EBITDA as of the last day of the period of four fiscal quarters most recently ended.

“LIBOR” means, for an Interest Period for a Borrowing of Eurodollar Loans, (a) the LIBOR Index Rate for such Interest Period, if such rate is available, and (b) if the LIBOR Index Rate cannot be determined, the arithmetic average of the rates of interest per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) at which deposits in Dollars in immediately available funds are offered to the Administrative Agent at 11:00 a.m. (London, England time) 2 Business Days before the beginning of such Interest Period by 3 or more major banks in the interbank eurodollar market selected by the Administrative Agent for delivery on the first day of and for a period equal to such Interest Period and in an amount equal or comparable to the principal amount of the Eurodollar Loan scheduled to be made by the Administrative Agent as part of such Borrowing.

“LIBOR Index Rate” means, for an Interest Period for any Borrowing of Eurodollar Loans, the rate per annum (rounded upwards, if necessary, to the next higher one hundred-thousandth of a percentage point) for deposits in Dollars for a period equal to such Interest Period, which appears on the Reuters Screen LIBOR01 Page as of 11:00 a.m. (London, England time) on the day two Business Days before the commencement of such Interest Period.

“Lien” means any lien, mortgage, deed of trust, pledge, assignment as collateral security, security interest, charge or encumbrance in the nature of security in respect of any Property, including the interests of a vendor or lessor under any conditional sale, Capital Lease or other title retention arrangement, and any option, trust, UCC financing statement or other preferential arrangement having the practical effect of any of the foregoing.

“Limited Guarantor” means Delek Marketing & Supply, LLC, a Delaware limited liability company.

“Limited Guaranty” means that certain limited guaranty agreement dated as of the Effective Date and delivered by Limited Guarantor to the Administrative Agent.

“Lion Oil” means Lion Oil Company, an Arkansas corporation.

“Loan” means any Revolving Loan or Swing Loan, whether outstanding as a Base Rate Loan or Eurodollar Loan or otherwise as permitted hereunder, each of which is a “type” of Loan hereunder.

“Loan Documents” means this Agreement, the Notes, the Applications, the Collateral Documents, the Guaranties, and each other agreement, instrument or document to be delivered hereunder or thereunder or otherwise in connection therewith. In no event shall any Hedge Agreements or agreements governing Banking Product Liabilities constitute a Loan Document.

“LOTT” means Lion Oil Trading & Transportation, Inc., an Arkansas company.

“Magnolia” is defined in the introductory paragraph of this Agreement.

“Material Adverse Effect” means a material adverse change in, or material adverse effect upon, (a) the business, Property, or financial condition of the Consolidated Group taken as a whole, (b) the ability of any Borrower or any Guarantor to perform its material obligations under any Loan Document to which such Borrower or such Guarantor is a party or (c) (i) the legality, validity, binding effect or enforceability against any Borrower or any Guarantor of any Loan Document or the rights and remedies of the Administrative Agent and the Lenders thereunder or (ii) the perfection or priority of any Lien granted under any Collateral Document with respect to a material portion of the Collateral, other than with respect to Permitted Liens.

“Material Agreement” means each of (a) the agreements or instruments set forth on Schedule 5.24, (b) any other agreement or instrument entered into on or after the date of this Agreement to which any Borrower or any Subsidiary is a party and which otherwise constitutes a material agreement or material instrument relating to the acquisition of, or establishment of, material assets or material operations (which operations would constitute 10% or more of the contribution margin of the MLP and its Subsidiaries after giving effect to such acquisition or establishment) by the MLP and its Subsidiaries, and (c) any other material documents, agreements or instruments related to any of the foregoing (i) to which any Borrower or any Subsidiary is a party, and (ii) which, if terminated or cancelled, could reasonably be expected to have a Material Adverse Effect.

“McMurrey Properties” is defined in Section 4.1.

“MLP” is defined in the introductory paragraph of this Agreement.

“MLP Partnership Agreement” means that First Amended and Restated Agreement of Limited Partnership of Delek Logistics Partners, LP, dated as of November 7, 2012, between the General Partner, Delek US Holdings, Inc. and the other parties thereto.

“MLP’s Predecessor” means the predecessor to the MLP for accounting purposes, and consists of certain assets, liabilities and results of operations of certain crude oil and refined product pipeline, storage, wholesale marketing and terminalling assets of Holdings and certain Subsidiaries of Holdings to be contributed to the MLP in connection with the consummation of the offering contemplated by the Registration Statement and used to prepare the Audited Financial Statements.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which a member of the Controlled Group (including each Borrower) is making or accruing an obligation to make contributions or has within the preceding five plan years made contributions or under which a member of the Controlled Group (including each Borrower) is reasonably expected to incur liability.

“Net Cash Proceeds” means, as applicable, (a) with respect to any Disposition by a Person, cash and cash equivalent proceeds received by or for such Person’s account, net of (i) reasonable direct costs relating to such Disposition and (ii) sale, use or other transactional taxes paid or payable by such Person as a direct result of such Disposition, (b) with respect to any Event of Loss of a Person, cash and cash equivalent proceeds received by or for such Person’s account (whether as a result of payments made under any applicable insurance policy therefor or in connection with condemnation proceedings or otherwise), net of reasonable direct costs incurred in connection with the collection of such proceeds, awards or other payments, and (c) with respect to any offering of equity securities of a Person or the issuance of any Indebtedness by a Person, cash and cash equivalent proceeds received by or for such Person’s account, net of reasonable legal, underwriting, and other fees and expenses incurred as a direct result thereof.

“Net Income” means, with reference to the applicable period, the net income (or net loss) of the MLP for such period computed on a consolidated basis in accordance with GAAP; provided that, there shall be excluded from Net Income (a) the net income (or net loss) of any Person accrued prior to the date it becomes a Subsidiary of, or has merged into or consolidated with, the Consolidated Group, except to the extent that a Borrower has delivered the financial statements of the Acquired Business for such period, which financial statements shall have been reviewed or audited by an independent accounting firm reasonably satisfactory to the Administrative Agent, and the Administrative Agent agrees to the inclusion of such net income (or net loss) of such Person and (b) the net income (or net loss) of any Person (other than a Subsidiary) in which the Consolidated Group has an Ownership Interest in, except to the extent of the amount of dividends or other distributions actually paid to the Consolidated Group during such period.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (i) requires the approval of all affected Lenders or all Lenders, in each instance in accordance with the terms of Section 10.10 and (ii) has been approved by the Required Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Note” and “Notes” means and includes the Revolving Notes and the Swing Note.

“NPL” means the National Priorities List under CERCLA.

“Obligations” means all obligations of each Borrower to pay principal and interest on the Loans (including any interest that accrues after the commencement of an insolvency proceeding regardless of whether allowed or allowable in whole or in part as a claim in such insolvency proceeding), all Reimbursement Obligations owing under the Applications, all fees and charges payable hereunder, and all other payment obligations of the Borrowers or any Guarantor arising under or in relation to any Loan Document, in each case whether now existing or hereafter arising, due or to become due, direct or indirect, absolute or contingent, and howsoever evidenced, held or acquired.

“OFAC” means the United States Department of Treasury Office of Foreign Assets Control.

“OFAC Event” means the event specified in Section 6.21(c).

“OFAC Sanctions Programs” means all laws, regulations, and Executive Orders administered by OFAC, including the Bank Secrecy Act, anti-money laundering laws (including the Patriot Act)), and all economic and trade sanction programs administered by OFAC, any and all similar United States federal laws, regulations or Executive Orders, and any similar laws, regulations or orders adopted by any State within the United States.

“OFAC SDN List” means the list of the Specially Designated Nationals and Blocked Persons maintained by OFAC.

“Organization Documents” means, (a) for any corporation, the certificate or articles of incorporation, the bylaws, or code of regulations, or other similar document and any certificate of designations or instrument relating to the rights of shareholders of such corporation, (b) for any partnership, the partnership agreement or other similar agreement and, if applicable, certificate of limited partnership, (c) for any limited liability company, the operating agreement, limited liability company agreement, or other similar agreement, and articles or certificate of formation of such limited liability company, and (d) with respect to any joint venture, trust or other form of business entity, the joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a Lien under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 10.2(b)).

“Over-Allotment Distribution” means any distribution or distributions required to be made by the MLP pursuant to the over-allotment option granted to the underwriters of the offering contemplated by the Registration Statement to purchase additional Common Units, as contemplated by and further described in the Registration Statement.

“Owned Terminals” means, collectively (a) the Initial Terminals; and (b) any other terminals, stations, tank farms, storage facilities, wharfage, tankage and loading racks owned in fee simple by any Borrower of any Subsidiary that are used in the Business.

“Ownership Interest” means all shares, interests, participations, rights to purchase, options, warrants, general or limited partnership interests, limited liability company interests or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity, whether voting or nonvoting, including common stock, preferred stock or any other “equity security” (as such term is defined in Rule 3a11-1 of the Rules and Regulations promulgated by the Securities and Exchange Commission (17 C.F.R. § 240.3a11-1) under the Securities and Exchange Act of 1934, as amended).

“Paline” is defined in the introductory paragraph of this Agreement.

“Participant” is defined in Section 10.9(d).

“Participant Register” is defined in Section 10.9(d).

“Participating Interest” is defined in Section 2.2(d).

“Participating Lender” is defined in Section 2.2(d).

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56.

“PBGC” means the Pension Benefit Guaranty Corporation or any Person succeeding to any or all of its functions under ERISA.

“Pension Plan” means any employee pension benefit plan (other than a Multiemployer Plan) covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code that is maintained by a member of the Controlled Group (including each Borrower) for current or former employees of a member of the Controlled Group (including each Borrower) and to which a member of the Controlled Group (including each Borrower) is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions or under which a member of the Controlled Group (including each Borrower) is reasonably expected to incur liability.

“Percentage” means, for each Lender, the percentage of the aggregate Commitments represented by such Lender’s Commitment or, if the Commitments have been terminated or have expired, the percentage held by such Lender (including through participation interests in Reimbursement Obligations) of the aggregate principal amount of all Loans and L/C Obligations then outstanding.

“Permitted Acquisition” means any Acquisition with respect to which all of the following conditions shall have been satisfied:

(a) the Acquired Business is in the line of Business and has its primary operations in the United States of America or Canada;

(b) the Acquisition shall not be a Hostile Acquisition;

(c) the Borrowers shall have notified the Administrative Agent not less than 15 days (or such shorter time period as may be agreed to by the Administrative Agent) prior to any such Acquisition if the aggregate consideration for such Acquisition is in excess of $5,000,000;

(d) if a new Subsidiary is formed or acquired as a result of or in connection with such Acquisition, such Subsidiary shall be a U.S. Subsidiary, and the Borrowers shall have complied with the requirements of Section 4 in connection therewith;

(e) (i) for any Acquisition involving an Acquired Business from any Person that is not an Affiliate of the MLP (A) for which the aggregate consideration for such Acquisition exceeds $5,000,000 and (B) for which the aggregate consideration, combined with the aggregate consideration for all other Acquisitions for which the Acquired Businesses have not undergone a review or other financial due diligence as otherwise required by this clause (e), exceeds $20,000,000, the Acquired Business shall have undergone a review or other financial due diligence by an investment banking firm, accounting firm, appraisal firm or other consulting firm acceptable to the Administrative Agent as part of the Acquisition due diligence; and (ii) for any Acquisition involving an Acquired Business from any Affiliate of the MLP, the Borrowers shall provide the Administrative Agent with financial information with respect to the Acquired Business reasonably acceptable to the Administrative Agent.

(f) (i) the Borrowers shall have Unused Commitments (after giving effect to any increase in the Commitments made pursuant to Section 2.1(b) and after giving effect to such Acquisition) of not less than $30,000,000 and (ii) no Default or Event of Default shall exist, including with respect to the covenant contained in Section 6.20(a) on a pro forma basis, and the Borrowers shall have delivered to the Administrative Agent a compliance certificate in the form of Exhibit E attached hereto evidencing such compliance with Section 6.20(a).

“Permitted Lien” is defined in Section 6.12.

“Person” means any natural person, partnership, corporation, limited liability company, association, trust, unincorporated organization or any other entity or organization, including a Governmental Authority.

“PHMSA” is defined in Section 5.25(g).

“Pipeline and Transportation Systems” means, collectively, as of the Effective Date,:

(a) the pipeline system which consists of a 77-mile Crude Oil pipeline commonly referred to as the Magnolia Pipeline, a station west of Holdings’ Subsidiary’s El Dorado, Arkansas refinery commonly referred to as the Magnolia Station, and a pipeline system commonly referred to as the El Dorado Pipeline System, which includes an approximately 28-mile Crude Oil pipeline running from the Magnolia Station to a station commonly referred to as the Sandhill Station and two Refined Product pipelines for the transportation of gasoline and diesel running from Holdings’ El Dorado refinery to that pipeline commonly referred to as the Enterprise TE Products Pipeline,

(b) the Crude Oil gathering and transportation system which includes approximately 600 miles of Crude Oil gathering and transportation pipelines in southern Arkansas and northern Louisiana which currently supplies Crude Oil to Holdings’ Subsidiary’s El Dorado, Arkansas refinery,

(c) the pipeline system which includes an approximately 185-mile Crude Oil pipeline running from Longview, Texas to a Chevron operated Beaumont, Texas terminal and an approximately seven-mile pipeline running from Port Neches to Port Arthur, Texas,

(d) the pipeline system which includes an approximately 36-mile Crude Oil pipeline commonly referred to as the Nettleton Pipeline running from that station commonly referred to as the Nettleton Station to Holdings’ Subsidiary’s Tyler, Texas refinery and an approximately 65-mile Crude Oil pipeline system commonly referred to as the McMurrey Pipeline System, which transports Crude Oil from inputs between that station commonly known as the La Gloria Station and Holdings’ Subsidiary’s Tyler refinery,

(e) the approximately 114-mile Refined Products pipeline that connects the terminals owned by the Borrowers located in or near San Angelo, Texas and Abilene, Texas to each other and to the pipeline commonly referred to as the Magellan Orion Pipeline,

(f) the pipeline running from Hopewell Junction, Texas to that station commonly referred to as the Big Sandy Station in Big Sandy, Texas, and

(g) any other gathering systems or pipelines owned, leased or licensed by any Borrower or any Subsidiary that are used by any Borrower or any of Subsidiary in the Business,

including in each case any and all real estate rights, gathering receipt, relay, and pump stations and storage tanks connected or relating to any of the foregoing.

“Pipeline Rights” is defined in Section 5.15(b).

“Platform” is defined in Section 10.8(d)(i).

“Post-Retirement Benefit Plan” is defined in Section 5.9.

“Property” means, as to any Person, all types of real, personal, tangible, intangible or mixed property owned by such Person whether or not included in the most recent balance sheet of such Person and its Subsidiaries under GAAP.

“Public Lender” is defined in Section 10.8(d)(iii).

“Purchase Money Indebtedness” means Indebtedness (other than the Obligations, but including Capitalized Lease Obligations), incurred at the time of, or within 20 days after, the acquisition of any fixed assets for the purpose of financing all or any part of the acquisition cost thereof.

“RCRA” means the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§6901 et seq., and any future amendments.

“Recipient” means (a) the Administrative Agent, (b) any Lender, and (c) any L/C Issuer.

“Refined Products” means gasoline, diesel fuel, jet fuel, liquid petroleum gases, asphalt and asphalt products, and other refined petroleum products or byproducts.

“Register” is defined in Section 10.9(c).

“Registration Statement” means that certain Form S-1 Registration Statement dated July 11, 2012, as amended from time to time through the Effective Date, in each case, filed with the SEC with respect to the Common Units.

“Reimbursement Obligation” is defined in Section 2.2(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing or migration into the environment.

“Required Lenders” means, as of the date of determination thereof, Lenders whose outstanding Loans and interests in Letters of Credit and Unused Commitments constitute more than 50% of the sum of the total outstanding Loans, interests in Letters of Credit and Unused Commitments; provided that, the Commitment of, and the portion of the outstanding Loans, interests in Letters of Credit and Unused Commitments held or deemed held by, any Defaulting Lender shall, so long as such Lender is a Defaulting Lender, be disregarded for purposes of making a determination of Required Lenders. For the purposes of this definition, any Lender and its Affiliates shall constitute a single Lender.

“Reserve Percentage” means, for any Borrowing of Eurodollar Loans, the daily average for the applicable Interest Period of the maximum rate, expressed as a decimal, at which reserves (including any supplemental, marginal, and emergency reserves) are imposed during such Interest Period by the Board of Governors of the Federal Reserve System (or any successor) on “eurocurrency liabilities”, as defined in such Board’s Regulation D (or in respect of any other category of liabilities that includes deposits by reference to which the interest rate on Eurodollar Loans is determined or any category of extensions of credit or other assets that include loans by non-United States offices of any Lender to United States residents), subject to any amendments of such reserve requirement by such Board or its successor, taking into account any transitional adjustments thereto. For purposes of this definition, the Eurodollar Loans shall be deemed to be “eurocurrency liabilities” as defined in Regulation D without benefit or credit for any prorations, exemptions or offsets under Regulation D.

“Responsible Officer” means any officer of the General Partner with responsibility for the transactions contemplated herein including, without limitation, its President, Chief Executive Officer, Chief Financial Officer and Treasurer.

“Restricted Payments” is defined in Section 6.15.

“Reuters Screen LIBOR01 Page” means the display designated as the “LIBOR01 Page” on the Reuters Service (or such other page as may replace the LIBOR01 Page on that service or such other service as may be nominated by the British Bankers’ Association as the information vendor for the purpose of displaying British Bankers’ Association Interest Settlement Rates for U.S. Dollar deposits (“BBA LIBOR”) or such other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time).

“Revolving Credit” means the credit facility for making Revolving Loans and Swing Loans and issuing Letters of Credit described in Sections 2.1, 2.2 and 2.10.

“Revolving Loan” is defined in Section 2.1 and, as so defined, includes a Base Rate Loan or a Eurodollar Loan, each of which is a “type” of Revolving Loan hereunder.

“Revolving Note” is defined in Section 2.11(d).

“S&P” means Standard & Poor’s Ratings Services Group, a division of The McGraw-Hill Companies, Inc.

“SALA Gathering” is defined in the introductory paragraph of this Agreement.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Security Agreement” means that certain Security Agreement dated as of the Effective Date among the Borrowers, the Guarantors and the Administrative Agent.

“Solvent” means, when used with respect to any Person, that, as at any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise” as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“State Pipeline Regulatory Agencies” means, collectively, the Railroad Commission of Texas, the Louisiana Public Service Commission, the Louisiana Office of Conservation, the Arkansas Public Service Commission, any similar Governmental Authorities in other jurisdictions, and any successor Governmental Authorities of any of the foregoing.

“Subsidiary” means, as to any particular parent corporation or organization, any other corporation or organization more than 50% of the outstanding Voting Stock of which is at the time directly or indirectly owned by such parent corporation or organization or by any one or more other entities which are themselves subsidiaries of such parent corporation or organization. Unless otherwise expressly noted herein, the term “Subsidiary” means a Subsidiary of the MLP or of any of its direct or indirect Subsidiaries.

“Swing Line” means the credit facility for making one or more Swing Loans described in Section 2.10.

“Swing Line Sublimit” means $7,000,000, as the same may be reduced or increased at any time or from time to time pursuant to the terms hereof.

“Swing Loan” and “Swing Loans” each is defined in Section 2.10.

“Swing Note” is defined in Section 2.11(d).

“Syndication Agent” means Bank of America, N.A., in its capacity as syndication agent hereunder.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax, liabilities or penalties applicable thereto.

“Terminals” means, collectively, the Owned Terminals and the Leased Terminals.

“Termination Date” means November 7, 2017 or such earlier date on which the Commitments are terminated in whole pursuant to Section 2.9, 7.2 or 7.3.

“Texas Intrastate Pipelines” is defined in Section 5.25(b).

“Title Policies” is defined in Section 3.2(o).

“Total Funded Debt” means, at any time the same is to be determined, the aggregate principal amount of all Indebtedness (excluding Contingent Obligations with respect to which the primary obligation is not Indebtedness for borrowed money) of the MLP at such time determined on a consolidated basis in accordance with GAAP.

“Transfer Documents” means, collectively, the Contribution Agreement and any other material documents, agreements and instruments executed by any Borrower, any Subsidiary or any Contributing Affiliate in connection with the transfer of the Contributed Assets to the MLP and its Subsidiaries whether on, prior to or after the Effective Date.

“Transaction” means, collectively, the contribution of the Contributed Assets on or prior to the Effective Date and the issuance of Common Units as described in the Registration Statement on the Effective Date.

“UCC” is defined in Section 1.2.

“Unfunded Vested Liabilities” means, for any Pension Plan at any time, the amount (if any) by which the present value of all vested nonforfeitable accrued benefits under such Pension Plan exceeds the fair market value of all Pension Plan assets allocable to such benefits, all determined as of the then most recent annual actuarial report valuation date for such Pension Plan using the actuarial assumptions utilized by such Pension Plan’s actuaries for such purpose, but only to the extent that such excess represents a potential liability of a member of the Controlled Group to the PBGC or the Pension Plan under Title IV of ERISA.

“Unused Commitments” means, at any time, the difference between (a) the Commitments then in effect and (b) the aggregate outstanding principal amount of Revolving Loans, Swing Loans and L/C Obligations then outstanding (other than L/C Obligations that are Cash Collateralized); provided that Swing Loans outstanding from time to time shall be deemed to reduce the Unused Commitment of the Administrative Agent for purposes of computing the commitment fee under Section 2.12(a).

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Subsidiary” means each Subsidiary that is not a Foreign Subsidiary.

“U.S. Tax Compliance Certificate” is defined in Section 10.1(g)(ii).

“Voting Stock” of any Person means Ownership Interests of any class or classes (however designated) having ordinary power for the election of directors or other similar governing body of such Person (including general partners of a partnership), other than Ownership Interests having such power only by reason of the happening of a contingency.

“Wells Fargo Intercreditor Agreement” is defined in Section 3.2(c).

“Welfare Plan” means a “welfare plan” as defined in Section 3(1) of ERISA.

“Wholly-owned Subsidiary” means, at any time, any Subsidiary of which all of the issued and outstanding Ownership Interests (other than directors’ qualifying Ownership Interests as required by law) are owned by any one or more of the Borrowers and the Borrowers’ other Wholly-owned Subsidiaries at such time.

“Withholding Agent” means any Borrower, any Guarantor, and the Administrative Agent.

“Working Capital Borrowing” has the meaning set forth in the MLP Partnership Agreement.

Section 1.2. Interpretation. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Sections, Exhibits and Schedules shall be construed to refer to Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. All references to time of day herein are references to Cincinnati, Ohio, time unless otherwise specifically provided. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, it shall be done in accordance with GAAP except where such principles are inconsistent with the specific provisions of this Agreement. All terms that are used in this Agreement which are defined in the Uniform Commercial Code of the State of New York as in effect from time to time (“UCC”) shall have the same meanings herein as such terms are defined in the UCC, unless this Agreement shall otherwise specifically provide.

Section 1.3. Change in Accounting Principles. If, after the date of this Agreement, there shall occur any change in GAAP and such change shall result in a change in the method of calculation of any financial covenant, standard or term found in this Agreement, either the Borrowers or the Required Lenders may by notice to the Lenders and the Borrowers, respectively, require that the Lenders and the Borrowers negotiate in good faith to amend such covenants, standards, and term so as equitably to reflect such change in accounting principles, with the desired result being that the criteria for evaluating the financial condition of the Consolidated Group or such covenant, standard or term shall be the same as if such change had not been made. No delay by the Borrowers or the Required Lenders in requiring such negotiation shall limit their right to so require such a negotiation at any time after such a change in accounting principles. Until any such covenant, standard, or term is amended in accordance with this Section 1.3, financial covenants (and all related defined terms) and applicable covenants, terms and standards shall be computed and determined in accordance with GAAP in effect prior to such change in accounting principles. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, for purposes of calculations made pursuant to the terms of this Agreement or any other Loan Document, GAAP will be deemed to treat leases that would have been classified as operating leases in accordance with generally accepted accounting principles in the United States of America as in effect on December 31, 2011 in a manner consistent with the treatment of such leases under generally accepted accounting principles in the United States of America as in effect on December 31, 2011, notwithstanding any modifications or interpretive changes thereto that may occur thereafter.

Section 1.4. Rounding. Any financial ratios required to be maintained pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding up if there is no nearest number).

SECTION 2.	THE CREDIT FACILITIES.

Section 2.1. Revolving Loans. (a) Commitments. Prior to the Termination Date, each Lender severally and not jointly agrees, subject to the terms and conditions hereof, to make revolving loans (each individually a “Revolving Loan” and, collectively, the “Revolving Loans”) in Dollars to the Borrowers from time to time up to the amount of such Lender’s Commitment in effect at such time; provided, however, the sum of the Revolving Loans, Swing Loans and L/C Obligations at any time outstanding shall not exceed the sum of all Commitments in effect at such time. Each Borrowing of Revolving Loans shall be made ratably by the Lenders in proportion to their respective Percentages. As provided in Section 2.4(a), and subject to the terms hereof, the Borrowers may elect that each Borrowing of Revolving Loans be either Base Rate Loans or Eurodollar Loans. Revolving Loans may be repaid and reborrowed before the Termination Date, subject to the terms and conditions hereof.

(b) Commitment Increases. The Borrowers’ Agent shall be entitled to request, either on the Effective Date or at any time, and from time to time, prior to the Termination Date, that the Commitments be increased by an aggregate amount not to exceed Fifty Million Dollars $50,000,000 (such additional Commitments are referred to herein as the “Additional Commitments”); provided that (x) each request for a Commitment increase shall be in a minimum amount of Ten Million Dollars ($10,000,000), (y) no more than four requests for a Commitment increase may be made during any consecutive twelve-month period and (z) in no event shall the aggregate Commitments exceed at any time Two Hundred Twenty-Five Million Dollars ($225,000,000); and provided further that, to the extent that the request occurs after the Effective Date, (i) no Default or Event of Default exists at the time of such request, (ii) the Borrowers’ Agent gives the Administrative Agent thirty (30) days prior written notice of such election, (iii) no Lender shall be obligated to increase such Lender’s Commitment without such Lender’s prior written consent, which may be withheld in such Lender’s sole discretion, and

(iv) any Person providing any Additional Commitment amount that is not already a Lender must be reasonably acceptable to the Administrative Agent, the L/C Issuers and the Borrowers’ Agent. In connection with any such increase in the Commitments the parties shall execute any documents reasonably requested in connection with or to evidence such increase, including without limitation an amendment to this Agreement. In the event of any increase in the Commitments pursuant to this Section 2.1(b), the L/C Sublimit and the Swing Line Sublimit shall increase automatically pro rata on a percentage basis (i.e. any percentage increase in the aggregate amount of the Commitments pursuant to this Section shall result in an equal percentage increase the Swing Line Sublimit and the L/C Sublimit).

(c) Adjustments. On the date (“Funding Date”) of any future increase in the Commitments permitted by this Agreement (which date shall be designated by the Administrative Agent, after consultation with the Borrowers’ Agent), each Lender who has an Additional Commitment shall fund to the Administrative Agent such amounts as may be required to cause each such Lender to hold its Percentage of Loans based upon the Commitments as of such Funding Date, and the Administrative Agent shall distribute the funds so received, if necessary, to the other Lenders in such amounts as may be required to cause each of them to hold its Percentage of Loans as of such Funding Date. Any amounts paid to other Lenders pursuant to this Section 2.1(c) shall be subject to the Borrowers’ obligations under Section 8.1. The first payment of interest and Letter of Credit fees received by the Administrative Agent after such Funding Date shall be paid to the Lenders in amounts adjusted to reflect the adjustments of their respective Percentages as of the Funding Date. On the Funding Date each Lender shall be deemed to have either sold or purchased, as applicable, Participating Interests so that upon consummation of all such sales and purchases, each Lender, other than any Lender acting as an L/C Issuer, holds an undivided participating interest in each Letter of Credit and each Reimbursement Obligation equal to such Lender’s Percentage as of such Funding Date.

Section 2.2. Letters of Credit. (a) General Terms. Subject to the terms and conditions hereof, as part of the Revolving Credit, each L/C Issuer agrees to issue standby letters of credit (each a “Letter of Credit”) for each Borrower’s account in an aggregate undrawn face amount up to the L/C Sublimit; provided that, no Letter of Credit shall be issued (or amended, renewed or extended) by any L/C Issuer unless (i) such L/C Issuer shall have given to the Administrative Agent written notice thereof required under Section 2.2(i), and (ii) after giving effect to such issuance (or amendment, renewal or extension) the sum of the Revolving Loans, Swing Loans and L/C Obligations at any time outstanding shall not exceed the sum of all Commitments in effect at such time. The parties hereto agree that any Existing Letters of Credit outstanding on the Effective Date shall be deemed Letters of Credit issued under the Agreement and shall be governed by the terms and conditions of this Agreement. Each Lender shall be obligated to reimburse the L/C Issuer for such Lender’s Percentage of the amount of each drawing under a Letter of Credit and, accordingly, each Letter of Credit shall constitute usage of the Commitment of each Lender pro rata in an amount equal to its Percentage of the L/C Obligations then outstanding. The obligations of the L/C Issuers under this Agreement are several and not joint.

(b) Applications. At any time before the Termination Date, the applicable L/C Issuer shall, at the request of the Borrowers’ Agent, issue one or more Letters of Credit in Dollars, in form and substance acceptable to such L/C Issuer, with expiration dates no later than the earlier of 12 months from the date of issuance (or which are cancelable not later than 12 months from the date of issuance and each renewal) or 30 days prior to the Termination Date (unless the Borrowers have provided Cash Collateral in compliance with the requirements of Section 4.5 as security for such Letter of Credit in an amount equal to 103% of the full amount then available for drawing under such Letter of Credit) in an aggregate face amount as set forth above, upon the receipt of a duly executed application for the relevant Letter of Credit in the form then customarily prescribed by the L/C Issuer for the Letter of Credit requested (each an “Application”). Notwithstanding anything contained in any Application to the contrary: (i) the Borrowers shall pay fees in connection with each Letter of Credit as set forth in Section 2.12(b), and (ii) if the applicable L/C Issuer is not timely reimbursed for the amount of any drawing under a Letter of Credit on the date such drawing is paid, the Borrowers’ obligation to reimburse the L/C Issuer for the amount of such drawing shall bear interest (which the Borrowers hereby promise to pay) from and after the date such drawing is paid at a rate per annum equal to the sum of the Applicable Margin plus the Base Rate from time to time in effect (computed on the basis of a year of 365 or 366 days, as the case may be, and the actual number of days elapsed); provided, however, that, after the occurrence and during the continuance of an Event of Default, upon the election of the Administrative Agent, acting at the request or with the consent of the Required Lenders with written notice to the Borrowers, or upon acceleration, the interest on such drawing shall be equal to the foregoing rate per annum plus 2.0%. Without limiting the foregoing, each L/C Issuer’s obligation to issue, amend or extend the expiration date of a Letter of Credit is subject to the terms or conditions of this Agreement (including the conditions set forth in Section 3.1 and the other terms of this Section 2.2). Notwithstanding anything herein to the contrary, the L/C Issuer shall be under no obligation to issue, extend or amend any Letter of Credit if any Lender is at such time a Defaulting Lender hereunder unless the Borrowers or such Defaulting Lender has provided Cash Collateral in compliance with Section 4.5 sufficient to eliminate the L/C Issuer’s risk with respect to the Defaulting Lender.

(c) The Reimbursement Obligations. Subject to Section 2.2(b), the obligation of the Borrowers to reimburse the L/C Issuer for all drawings under a Letter of Credit (a “Reimbursement Obligation”) shall be governed by the Application related to such Letter of Credit and this Agreement, except that reimbursement shall be paid by no later than 12:00 Noon (Cincinnati time) on the date which each drawing is to be paid if the Borrowers have been informed of such drawing by such L/C Issuer on or before 11:30 a.m. (Cincinnati time) on the date when such drawing is to be paid or, if notice of such drawing is given to the Borrowers after 11:30 a.m. (Cincinnati time) on the date when such drawing is to be paid, by the end of such day, in all instances in immediately available funds at the Administrative Agent’s principal office in Cincinnati, Ohio or such other office as the Administrative Agent may designate in writing to the Borrowers, and the Administrative Agent shall thereafter cause to be distributed to the applicable L/C Issuer such amount(s) in like funds. If the Borrowers do not make any such reimbursement payment on the date due and the Participating Lenders fund their participations in the manner set forth in Section 2.2(d) below, then all payments thereafter received by the Administrative Agent in discharge of any of the relevant Reimbursement Obligations shall be distributed in accordance with Section 2.2(d) below. In addition, for the benefit of the Administrative Agent, the L/C Issuer and each Lender, the Borrowers agree that, notwithstanding any provision of any Application, their obligations under this Section 2.2(c) and each Application shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement and the Applications, under all circumstances whatsoever, and irrespective of any claim or defense that the Borrowers may otherwise have against the Administrative Agent, any L/C Issuer or any Lender, including without limitation (i) any lack of validity or enforceability of any Loan Document; (ii) any amendment or waiver of or any consent to departure from all or any of the provisions of any Loan Document; (iii) the existence of any claim, of set-off the Borrowers may have at any time against a beneficiary of a Letter of Credit (or any Person for whom a beneficiary may be acting), the Administrative Agent, any L/C Issuer, any Lender or any other Person, whether in connection with this Agreement, another Loan Document, the transaction related to the Loan Document or any unrelated transaction; (iv) any statement or any other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; (v) payment by the Administrative Agent or an L/C Issuer under a Letter of Credit against presentation to the Administrative Agent or an L/C Issuer of a draft or certificate that does not comply with the terms of the Letter of Credit, or (vi) any other act or omission to act or delay of any kind by the Administrative Agent or an L/C Issuer, any Lender or any other Person or any other event or circumstance whatsoever that might, but for the provisions of this Section 2.2(c), constitute a legal or equitable discharge of the Borrowers’ obligations hereunder or under an Application. None of the Administrative Agent, the Lenders, or the L/C Issuers shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the L/C Issuer; provided that the foregoing shall not be construed to excuse the L/C Issuers from liability to the Borrowers to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrowers to the extent permitted by applicable law) suffered by the Borrowers that are caused by the applicable L/C Issuer’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of any L/C Issuer or its employee or agent (as determined by a court of competent jurisdiction by final and nonappealable judgment), such L/C Issuer shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, an L/C Issuer may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(d) The Participating Interests. Each Lender (other than the Lender acting as L/C Issuer with respect to the applicable Letter of Credit) severally and not jointly agrees to purchase from the L/C Issuer, and such L/C Issuer hereby agrees to sell to each such Lender (a “Participating Lender”), an undivided participating interest (a “Participating Interest”) to the extent of its Percentage in each Letter of Credit issued by, and each Reimbursement Obligation owed to, such L/C Issuer. Upon Borrowers’ failure to pay any Reimbursement Obligation on the date and at the time required, or if an L/C Issuer is required at any time to return to the Borrowers or to a trustee, receiver, liquidator, custodian or other Person any portion of any payment of any Reimbursement Obligation, each Participating Lender shall, not later than the Business Day it receives a certificate in the form of Exhibit A hereto from such L/C Issuer (with a copy to the Administrative Agent) to such effect, if such certificate is received before 1:00 p.m. (Cincinnati time), or not later than 1:00 p.m. (Cincinnati time) the following Business Day, if such certificate is received after such time, pay to the Administrative Agent for the account of the applicable L/C Issuer an amount equal to such Participating Lender’s Percentage of such unpaid Reimbursement Obligation together with interest on such amount accrued from the date the applicable L/C Issuer made the related payment to the date of such payment by such Participating Lender at a rate per annum equal to: (i) from the date the applicable L/C Issuer made the related payment to the date two Business Days after payment by such Participating Lender is due hereunder, the Federal Funds Rate for each such day and (ii) from the date two Business Days after the date such payment is due from such Participating Lender to the date such payment is made by such Participating Lender, the Base Rate in effect for each such day. Each such Participating Lender shall, after making its appropriate payment, be entitled to receive its Percentage of each payment received in respect of the relevant Reimbursement Obligation and of interest paid thereon, with the applicable L/C Issuer retaining its Percentage thereof as a Lender hereunder.

The several obligations of the Participating Lenders to the L/C Issuers under this Section 2.2 shall be absolute, irrevocable and unconditional under any and all circumstances and shall not be subject to any set-off, counterclaim or defense to payment which any Participating Lender may have or has had against the Borrowers, the applicable L/C Issuer, the Administrative Agent, any Lender or any other Person. Without limiting the generality of the foregoing, such obligations shall not be affected by any Default or Event of Default or by any reduction or termination of the Commitment of any Lender, and each payment by a Participating Lender under this Section 2.2 shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Indemnification. The Participating Lenders shall, severally, to the extent of their respective Percentages, indemnify each L/C Issuer (to the extent not reimbursed by the Borrowers) against any cost, expense (including reasonable counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from an L/C Issuer’s gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment) that an L/C Issuer may suffer or incur in connection with any Letter of Credit issued by it. The obligations of the Participating Lenders under this Section 2.2(e) and all other parts of this Section 2.2 shall survive termination of this Agreement and of all Applications, Letters of Credit, and all drafts and other documents presented in connection with drawings thereunder.

(f) Manner of Requesting a Letter of Credit. The Borrowers’ Agent shall provide at least three Business Days’ advance written notice to the Administrative Agent (or such lesser notice as the Administrative Agent and the applicable L/C Issuer may agree in their sole discretion) of each request for the issuance of a Letter of Credit, each such notice to be accompanied by a properly completed and executed Application for the requested Letter of Credit and, in the case of an extension or amendment or an increase in the amount of a Letter of Credit, a written request therefor, in a form acceptable to the Administrative Agent and the applicable L/C Issuer, in each case, together with the fees called for by this Agreement. The Administrative Agent shall promptly notify the applicable L/C Issuer of the Administrative Agent’s receipt of each such notice and the applicable L/C Issuer shall promptly notify the Administrative Agent and the Lenders of the issuance of a Letter of Credit.

(g) Conflict with Application. In the event of any conflict or inconsistency between this Agreement and the terms of any Application, the terms of this Agreement shall control. Notwithstanding anything else to the contrary in this Agreement, any Application or any other document related to issuing a Letter of Credit, any grant of a security interest pursuant to any Application shall be null and void.

(h) Increases in the L/C Sublimit. The L/C Sublimit may be increased pursuant to Section 2.1(b)

(i) L/C Issuer Reports to Administrative Agent. Unless otherwise agreed by the Administrative Agent, each L/C Issuer shall, in addition to its notification obligations set forth elsewhere in this Section 2.2, report in writing to the Administrative Agent (i) periodic activity (for such period or recurrent periods as shall be requested by the Administrative Agent) in respect of Letters of Credit issued by such L/C Issuer, including all issuances, extensions, amendments and renewals, all expirations and cancellations and all disbursements and reimbursements, (ii) reasonably prior to the time that such L/C Issuer issues, amends, renews or extends any Letter of Credit, the date of such issuance, amendment, renewal or extension and the face amount of the Letters of Credit issued, amended, renewed or extended by such L/C Issuer outstanding after giving effect to such issuance, amendment, renewal or extension (and whether the amounts thereof shall have changed), (iii) on each Business Day on which such L/C Issuer honors any drawing under any Letter of Credit, the date and amount of the drawing so honored, (iv) on any Business Day on which any Borrower fails to reimburse any drawing under a Letter of Credit as required hereunder, the date of such failure and the amount of such unreimbursed drawing and (v) on any other Business Day, such other information as the Administrative Agent shall reasonably request as to the Letters of Credit issued by such L/C Issuer.

(j) Designation of Additional L/C Issuer; Termination of any L/C Issuer. (i) The Borrowers’ Agent may, at any time and from time to time, with the consent of the Administrative Agent (not to be unreasonably withheld or delayed) designate as additional L/C Issuers one or more Lenders that agree to serve in such capacity as provided in this Section. The acceptance by a Lender of an appointment as an L/C Issuer hereunder shall be evidenced by an agreement, which shall be in form and substance reasonably satisfactory to the Administrative Agent, executed by the Borrowers’ Agent, the Administrative Agent and such designated Lender and, from and after the effective date of such agreement, (A) such Lender shall have all the rights and obligations of an L/C Issuer under this Agreement and (B) references herein to the term L/C Issuer shall be deemed to include such Lender in its capacity as an issuer of Letters of Credit hereunder.

(ii) The Borrowers’ Agent may terminate the appointment of any L/C Issuer as an L/C Issuer hereunder by providing a written notice thereof to such L/C Issuer, with a copy to the Administrative Agent. Any such termination shall become effective upon the earlier of (A) such L/C Issuer acknowledging receipt of such notice and (B) the 10th Business Day following the date of the delivery thereof; provided that no such termination shall become effective until and unless the L/C Obligations attributable to Letters of Credit issued by such L/C Issuer shall have been reduced to zero. At the time any such termination shall become effective, the Borrowers shall pay all unpaid fees accrued for the account of the terminated L/C Issuer pursuant to Section 2.12(b). Notwithstanding the effectiveness of any such termination, the terminated L/C Issuer shall remain a party hereto and shall continue to have all the rights of an L/C Issuer under this Agreement with respect to Letters of Credit issued by it prior to such termination, but shall not issue any additional Letters of Credit.

(k) Responsibility of each L/C Issuer. In determining whether to honor any drawing under any Letter of Credit, the sole responsibility of L/C Issuer shall be to examine the documents delivered under such Letter of Credit with reasonable care so as to ascertain whether such documents appear on their face to be in accordance with the terms and conditions of such Letter of Credit. As between the Borrowers and any L/C Issuer, the Borrowers assume all risks of the acts and omissions of, or misuse of any Letters of Credit by, the beneficiary of any Letter of Credit. In furtherance and not in limitation of the foregoing, none of the L/C Issuers or any of their Related Parties shall have any responsibility for (and none of their rights or powers hereunder shall be affected or impaired by) (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any Person in connection with the application for and issuance of any Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged, (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, that may prove to be invalid or ineffective for any reason, (iii) failure of the beneficiary of any Letter of Credit to comply fully with any conditions required in order to draw upon such Letter of Credit, provided that the L/C Issuer’s determination that documents presented under the Letter of Credit complied with the terms thereof did not constitute gross negligence or willful misconduct of the L/C Issuer (as determined by a court of competent jurisdiction by a final and nonappealable judgment), (iv) errors, omissions, interruptions or delays in transmission or delivery of any message, by mail, facsimile or otherwise, whether or not they be in cipher, (v) errors in interpretation of technical terms, (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit, (vii) the misapplication by the beneficiary of any Letter of Credit of the proceeds of any drawing under such Letter of Credit, or (viii) any consequences arising from causes beyond the control of the applicable L/C Issuer, including any Legal Requirement. Without limiting the foregoing, any act taken or omitted to be taken by an L/C Issuer under or in connection with the Letters of Credit or any documents or certificates delivered thereunder, if taken or omitted in good faith, shall not give rise to any liability on the part of such L/C Issuer to the Borrowers. Notwithstanding anything to the contrary contained in this Section 2.2(k), the Borrowers shall retain any and all rights it may have against an L/C Issuer for any liability to the extent arising out of the gross negligence, bad faith or willful misconduct of such L/C Issuer, as determined by a final, non-appealable judgment of a court of competent jurisdiction.

Section 2.3. Applicable Interest Rates. (a) Base Rate Loans. Each Base Rate Loan made or maintained by a Lender shall bear interest (computed on the basis of a year of 365 or 366 days, as the case may be, and the actual days elapsed) on the unpaid principal amount thereof from the date such Loan is advanced or created by conversion from a Eurodollar Loan until, but excluding, the date of repayment thereof at a rate per annum equal to the sum of the Applicable Margin plus the Base Rate from time to time in effect, payable in arrears on the last Business Day of each month and at maturity (whether by acceleration or otherwise).

(b) Eurodollar Loans. Each Eurodollar Loan made or maintained by a Lender shall bear interest during each Interest Period it is outstanding (computed on the basis of a year of 360 days and actual days elapsed) on the unpaid principal amount thereof from the date such Loan is advanced, continued or created by conversion from a Base Rate Loan until, but excluding, the date of repayment thereof at a rate per annum equal to the sum of the Applicable Margin plus the Adjusted LIBOR applicable for such Interest Period, payable in arrears on the last day of the Interest Period and at maturity (whether by acceleration or otherwise).

(c) Default Rate. While any Event of Default exists or after acceleration, the Borrowers shall pay interest (after as well as before entry of judgment thereon to the extent permitted by law) on the principal amount of all Loans owing by it at a rate per annum equal to:

(i) for any Base Rate Loan and any Swing Loan bearing interest at the Base Rate, the sum of 2.0% per annum plus the Applicable Margin plus the Base Rate from time to time in effect; and

(ii) for any Eurodollar Loan and any Swing Loan bearing interest at the Administrative Agent’s Quoted Rate, the sum of 2.0% per annum plus the rate of interest in effect thereon at the time of such Event of Default until the end of the Interest Period applicable thereto and, thereafter, at a rate per annum equal to the sum of 2.0% plus the Applicable Margin for Base Rate Loans plus the Base Rate from time to time in effect;

provided, however, that in the absence of acceleration, any increase in interest rates pursuant to this Section and any conversion of Loans into Base Rate Loans shall be made at the election of the Administrative Agent, acting at the request or with the consent of the Required Lenders, with written notice to the Borrowers. While any Event of Default exists or after acceleration, accrued interest shall be paid on demand of the Administrative Agent at the request or with the consent of the Required Lenders.

(d) Rate Determinations. The Administrative Agent shall determine each interest rate applicable to the Loans and the Reimbursement Obligations hereunder, and its determination thereof shall be conclusive and binding except in the case of manifest error.

Section 2.4. Manner of Borrowing Loans and Designating Applicable Interest Rates. (a) Notice to the Administrative Agent. The Borrowers’ Agent shall give notice to the Administrative Agent by no later than noon (Cincinnati time): (i) at least 3 Business Days before the date on which the Borrowers’ Agent requests the Lenders to advance a Borrowing of Eurodollar Loans and (ii) on the date the Borrowers’ Agent requests the Lenders to advance a Borrowing of Base Rate Loans. The Loans included in each Borrowing shall bear interest initially at the type of rate specified in such notice. Thereafter, the Borrowers’ Agent may from time to time elect to change or continue the type of interest rate borne by each Borrowing or, subject to Section 2.5, a portion thereof, as follows: (i) if such Borrowing is of Eurodollar Loans, on the last day of the Interest Period applicable thereto, the Borrowers’ Agent may continue part or all of such Borrowing as Eurodollar Loans or convert part or all of such Borrowing into Base Rate Loans or (ii) if such Borrowing is of Base Rate Loans, on any Business Day, the Borrowers may convert all or part of such Borrowing into Eurodollar Loans for an Interest Period or Interest Periods specified by the Borrowers’ Agent. The Borrowers’ Agent shall give all such notices requesting the advance, continuation or conversion of a Borrowing to the Administrative Agent by email (with a pdf copy of the applicable fully-executed notice), telephone, or telecopy (which notice shall be irrevocable once given and, if by telephone, shall be promptly confirmed in writing in a manner acceptable to the Administrative Agent), substantially in the form attached hereto as Exhibit B (Notice of Borrowing) or Exhibit C (Notice of Continuation/Conversion), as applicable, or in such other form acceptable to the Administrative Agent. Notice of the continuation of a Borrowing of Eurodollar Loans for an additional Interest Period or of the conversion of part or all of a Borrowing of Base Rate Loans into Eurodollar Loans must be given by no later than noon (Cincinnati time) at least 3 Business Days before the date of the requested continuation or conversion. All notices concerning the advance, continuation or conversion of a Borrowing shall specify the date of the requested advance, continuation or conversion of a Borrowing (which shall be a Business Day), the amount of the requested Borrowing to be advanced, continued or converted, the type of Loans to comprise such new, continued or converted Borrowing and, if such Borrowing is to be comprised of Eurodollar Loans, the Interest Period applicable thereto. The Borrowers agree that the Administrative Agent may rely on any such email, telephonic or telecopy notice given by any person the Administrative Agent in good faith believes is an Authorized Representative without the necessity of independent investigation (the Borrowers hereby indemnify the Administrative Agent from any liability or loss ensuing from such reliance) and, in the event any such notice by telephone conflicts with any written confirmation, such telephonic notice shall govern if the Administrative Agent has acted in reliance thereon.

(b) Notice to the Lenders. The Administrative Agent shall give prompt telephonic or telecopy notice to each Lender of any notice from the Borrowers’ Agent received pursuant to Section 2.4(a) above and, if such notice requests the Lenders to make Eurodollar Loans, the Administrative Agent shall give notice to the Borrowers’ Agent and each Lender of the interest rate applicable thereto promptly after the Administrative Agent has made such determination.

(c) Borrower’s Failure to Notify; Automatic Continuations and Conversions; Automatic Extensions of Revolving Loans if Reimbursement Obligations Not Repaid. If the Borrowers’ Agent fails to give proper notice of the continuation or conversion of any outstanding

Borrowing of Eurodollar Loans before the last day of its then current Interest Period within the period required by Section 2.4(a) or, whether or not such notice has been given, one or more of the conditions set forth in Section 3.1 for the continuation or conversion of a Borrowing of Eurodollar Loans would not be satisfied, and such Borrowing is not prepaid in accordance with Section 2.7(a), such Borrowing shall automatically be converted into a Borrowing of Base Rate Loans. In the event the Borrowers’ Agent fails to give notice pursuant to Section 2.4(a) of a Borrowing equal to the amount of a Reimbursement Obligation and has not notified the Administrative Agent by 1:00 p.m. (Cincinnati time) on the day such Reimbursement Obligation becomes due that it intends to repay such Reimbursement Obligation through funds not borrowed under this Agreement, the Borrowers shall be deemed to have requested a Borrowing of Base Rate Loans under the Revolving Credit (or, at the option of the Administrative Agent, under the Swing Line) on such day in the amount of the Reimbursement Obligation then due, which Borrowing, if otherwise available hereunder, shall be applied to pay the Reimbursement Obligation then due.

(d) Disbursement of Loans. Not later than 2:00 p.m. (Cincinnati time) on the date of any requested advance of a new Borrowing, subject to Section 2, each Lender shall make available its Loan comprising part of such Borrowing in funds immediately available at the principal office of the Administrative Agent in Cincinnati, Ohio. The Administrative Agent shall make the proceeds of each new Borrowing available to the Borrowers at the Administrative Agent’s principal office in Cincinnati, Ohio.

(e) Administrative Agent Reliance on Lender Funding. Unless the Administrative Agent shall have received notice from a Lender prior to (or, in the case of a Borrowing of Base Rate Loans, by 1:00 p.m. (Cincinnati time) on) the date on which such Lender is scheduled to make available to the Administrative Agent of its share of a Borrowing (which notice shall be effective upon receipt) that such Lender does not intend to make such share available, the Administrative Agent may assume that such Lender has made such share available in accordance with Section 2.4(d) when due and the Administrative Agent, in reliance upon such assumption, may (but shall not be required to) make available to the Borrowers a corresponding amount (each such advance, a “Disproportionate Advance”) and, if any Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, such Lender shall, on demand, make available to the Administrative Agent the Disproportionate Advance attributable to such Lender together with interest thereon in respect of each day during the period commencing on the date such Disproportionate Advance was made available to the Borrowers and ending on (but excluding) the date such Lender makes available such Disproportionate Advance to the Administrative Agent at a rate per annum equal to: (i) from the date the Disproportionate Advance was made by the Administrative Agent to the date 2 Business Days after payment by such Lender is due hereunder, the greater of, for each such day, (x) the Federal Funds Rate and (y) an overnight rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any standard administrative or processing fees charged by the Administrative Agent in connection with such Lender’s non-payment and (ii) from the date 2 Business Days after the date such share of the applicable Borrowing is due from such Lender to the date such payment is made by such Lender, the Base Rate in effect for each such day. If such amount is not received from such Lender by the Administrative Agent immediately upon demand, the Borrowers will, promptly following written demand from the Administrative Agent, repay to the Administrative Agent the proceeds of the Loan attributable to such Disproportionate Advance with interest thereon at a rate per annum equal to the interest rate applicable to the relevant Loan, but without such payment being considered a payment or prepayment of a Loan under Section 8.1 so that the Borrowers will have no liability under such Section with respect to such payment. If the Borrowers and such Lender shall pay interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrowers the amount of such interest paid by the Borrowers for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrowers under this Section shall be without prejudice to any claim the Borrowers may have against a Lender that shall have failed to make such payment to the Administrative Agent.

Section 2.5. Minimum Borrowing Amounts; Maximum Eurodollar Loans. Each Borrowing of Base Rate Loans advanced under the Revolving Credit shall be in an amount not less than $300,000. Each Borrowing of Eurodollar Loans advanced, continued or converted under the Revolving Credit shall be in an amount equal to $1,000,000 or such greater amount that is an integral multiple of $100,000. Without the Administrative Agent’s consent, there shall not be more than five Borrowings of Eurodollar Loans outstanding at any one time.

Section 2.6. Maturity of Loans. Each Revolving Loan and each Swing Loan, both for principal and interest not sooner paid, shall mature and become due and payable by the Borrowers on the Termination Date.

Section 2.7. Prepayments. (a) Voluntary. The Borrowers may prepay without premium or penalty (except as set forth in Section 8.1 below) and in whole or in part any Borrowing of Eurodollar Loans at any time upon 3 Business Days prior notice by the Borrowers’ Agent to the Administrative Agent or, in the case of a Borrowing of Base Rate Loans or Swing Loans bearing interest, at the Administrative Agent’s Quoted Rate, notice delivered by the Borrowers’ Agent to the Administrative Agent no later than 10:00 a.m. (Cincinnati time) on the date of prepayment (or, in any case, such shorter time period then agreed to by the Administrative Agent), such prepayment to be made by the payment of the principal amount to be prepaid and, in the case of any Eurodollar Loans, accrued interest thereon to the date fixed for prepayment plus any amounts due the Lenders under Section 8.1; provided, however, the Borrowers may not partially repay a Borrowing (i) if such Borrowing is of Base Rate Loans (other than a Swing Loan), in a principal amount less than $500,000, (ii) if such Borrowing is of Eurodollar Loans, in a principal amount less than $1,000,000, and (iii) in each case, unless it is in an amount such that the minimum amount required for a Borrowing pursuant to Section 2.5 remains outstanding. The Administrative Agent shall promptly advise each Lender of any notice of prepayment by the Borrowers.

(b) Mandatory. (i) If any Borrower or any Subsidiary shall at any time or from time to time make or agree to make a Disposition or shall suffer an Event of Loss resulting in Net Cash Proceeds in excess of $1,000,000 individually or on a cumulative basis in any fiscal year of the Borrowers, then (x) the Borrowers shall promptly notify the Administrative Agent of such proposed Disposition or Event of Loss (including the amount of the estimated Net Cash Proceeds to be received by such Borrower or such Subsidiary in respect thereof) and (y) promptly upon receipt by such Borrower or such Subsidiary of the Net Cash Proceeds of such Disposition or such Event of Loss, the Borrowers shall prepay the Obligations in an aggregate amount equal to 100% of the amount of all such Net Cash Proceeds in excess of $1,000,000 individually or on a cumulative basis in any fiscal year of the Borrowers; provided that in the case of each Disposition and Event of Loss, if the Borrowers state in its notice of such event that the applicable Borrower or the applicable Subsidiary intends to invest or reinvest, as applicable, within 365 days of the applicable Disposition or receipt of Net Cash Proceeds from an Event of Loss, the Net Cash Proceeds thereof in similar like-kind assets, then so long as no Default or Event of Default then exists, the Borrowers shall not be required to make a mandatory prepayment under this Section in respect of such Net Cash Proceeds to the extent such Net Cash Proceeds are actually invested or reinvested as described in the Borrowers’ notice with such 365-day period. Promptly after the end of such 365-day period, the Borrowers shall notify the Administrative Agent whether such Borrower or such Subsidiary has invested or reinvested such Net Cash Proceeds as described in the Borrowers’ notice, and to the extent such Net Cash Proceeds have not been so invested or reinvested, the Borrowers shall promptly prepay the Obligations in the amount of such Net Cash Proceeds in excess of $1,000,000 individually or on a cumulative basis in any fiscal year of the Borrowers not so invested or reinvested. The amount of each such prepayment shall be applied then to the Revolving Loans until paid in full and then to the Swing Loans.

(ii) If after the Effective Date any Borrower or any Subsidiary shall issue any new equity securities (other than equity securities issued in connection with the exercise of employee stock options, equity securities issued to the seller of an Acquired Business in connection with an Acquisition permitted by the terms hereof, if any) or incur or assume any Indebtedness other than that permitted by Section 6.11, the Borrowers shall promptly notify the Administrative Agent of the estimated Net Cash Proceeds of such issuance, incurrence or assumption to be received by or for the account of such Borrower or such Subsidiary in respect thereof. Promptly upon receipt by such Borrower or such Subsidiary of Net Cash Proceeds of such issuance, incurrence or assumption the Borrowers shall prepay the Obligations in the amount of such Net Cash Proceeds. The amount of each such prepayment shall be applied first to the Revolving Loans until paid in full and then to the Swing Loans. The Borrowers acknowledges that their performance hereunder shall not limit the rights and remedies of the Lenders for any breach of Section 6.11 or any other terms of this Agreement.

(iii) The Borrowers shall, on each date the Commitments are reduced pursuant to Section 2.9, prepay the Revolving Loans and, if necessary, Swing Loans and, if necessary, in accordance with Section 4.5, Cash Collateralize 103% of the then-outstanding L/C Obligations by the amount, if any, necessary to reduce the sum of the aggregate principal amount of Revolving Loans, Swing Loans and L/C Obligations then outstanding to the amount to which the Commitments have been so reduced.

(iv) Unless the Borrowers otherwise direct, prepayments of Loans under this Section 2.7(b) shall be applied first to Borrowings of Base Rate Loans until payment in full thereof with any balance applied to Borrowings of Eurodollar Loans in the order in which their

Interest Periods expire. Each prepayment of Loans under this Section 2.7(b) shall be made by the payment of the principal amount to be prepaid and, in the case of any Swing Loans or Eurodollar Loans, accrued interest thereon to the date of prepayment together with any amounts due the Lenders under Section 8.1. Each prefunding of L/C Obligations shall be made in accordance with Section 4.5.

(c) The Administrative Agent will promptly advise each Lender of any notice of prepayment it receives from the Borrowers, and in the case of any partial prepayment, such prepayment shall be applied to the remaining amortization payments on the relevant Loans in the inverse order of maturity.

Section 2.8. Place and Application of Payments. (a) General Terms. All payments of principal of and interest on the Loans and the Reimbursement Obligations, and of all other Obligations payable by the Borrowers under this Agreement and the other Loan Documents, shall be made by the Borrowers to the Administrative Agent by no later than 1:00 p.m. (Cincinnati time) on the due date thereof at the office of the Administrative Agent in Cincinnati, Ohio (or such other location as the Administrative Agent may designate to the Borrowers in writing) for the benefit of the Lender or Lenders entitled thereto. Any payments received after such time shall be deemed to have been received by the Administrative Agent on the next Business Day. All such payments shall be made in Dollars, in immediately available funds at the place of payment, in each case without set-off or counterclaim. The Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest on Loans and on Reimbursement Obligations in which the Lenders have purchased Participating Interests ratably to the Lenders and like funds relating to the payment of any other amount payable to any Lender to such Lender, in each case to be applied in accordance with the terms of this Agreement.

(b) Payments by Borrowers; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrowers prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or an L/C Issuer hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or such L/C Issuer, as the case may be, the amount due. In such event, if the Borrowers have not in fact made such payment, then each of the Lenders or the applicable L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such L/C Issuer, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of, for each day (i) the Federal Funds Rate and (ii) an overnight rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(c) Application of Collateral Proceeds Before Default. Prior to the occurrence of an Event of Default, subject to Section 2.7(b), all payments and collections received in respect of the Obligations and all proceeds of Collateral shall (subject to the other terms of this Agreement) be applied by the Administrative Agent against the outstanding Obligations as follows:

(i) first, to any outstanding fees, charges, and expenses then due to the Administrative Agent and the Lenders;

(ii) second, to outstanding interest charges then due in respect of the Obligations;

(iii) third, to the outstanding principal balance of the Swing Loans;

(iv) fourth, to the outstanding principal balance of the Revolving Loans and Reimbursement Obligations in respect of amounts drawn under Letters of Credit; and

(v) finally, to be made available to the Borrowers or whoever else may be lawfully entitled thereto.

(d) Application of Collateral Proceeds after Default. Anything contained herein to the contrary notwithstanding, (x) pursuant to the exercise of remedies under Sections 7.2 and 7.3 or (y) after written instruction by the Required Lenders after the occurrence and during the continuation of an Event of Default, all payments and collections received in respect of the Obligations and all proceeds of the Collateral received, in each instance, by the Administrative Agent or any of the Lenders shall be remitted to the Administrative Agent and distributed as follows:

(i) first, to the payment of any outstanding costs and expenses incurred by the Administrative Agent, and any security trustee therefor, in monitoring, verifying, protecting, preserving or enforcing the Liens on the Collateral, in protecting, preserving or enforcing rights under the Loan Documents, which the Borrowers have agreed to pay the Administrative Agent under Section 10.12 (such funds to be retained by the Administrative Agent for its own account unless it has previously been reimbursed for such costs and expenses by the Lenders, in which event such amounts shall be remitted to the Lenders to reimburse them for payments theretofore made to the Administrative Agent);

(ii) second, to the payment of any outstanding interest and fees due under the Loan Documents to be allocated pro rata in accordance with the aggregate unpaid amounts owing to each holder thereof;

(iii) third, to the payment of principal on the Loans, unpaid Reimbursement Obligations, together with Cash Collateral for any outstanding L/C Obligations pursuant to Section 7.4 (until the Administrative Agent is holding Cash Collateral equal to 103% of the then outstanding amount of all such L/C Obligations), Bank Product Liability, and Hedging Liability, the aggregate amount paid to, or held as collateral security for, the Lenders and, in the case of Hedging Liability, their Affiliates to be allocated pro rata in accordance with the aggregate unpaid amounts owing to each holder thereof;

(iv) fourth, to the payment of all other unpaid Obligations and all other indebtedness, obligations, and liabilities of the Borrowers and their Subsidiaries secured by the Collateral Documents to be allocated pro rata in accordance with the aggregate unpaid amounts owing to each holder thereof; and

(v) fifth, to the Borrowers or whoever else may be lawfully entitled thereto.

Section 2.9. Voluntary Commitment Terminations. The Borrowers shall have the right at any time and from time to time, upon 3 Business Days prior written notice to the Administrative Agent, to terminate the Commitments in whole or in part, any partial termination to be (a) in an amount not less than $1,000,000 and (b) allocated ratably among the Lenders in proportion to their respective Percentages, provided that the Commitments may not be reduced to an amount less than the sum of the aggregate principal amount of Revolving Loans, Swing Loans and of L/C Obligations then outstanding. Any termination of the Commitments below the L/C Sublimit then in effect shall reduce the L/C Sublimit by a like amount. Any termination of the Commitments below the Swing Line Sublimit then in effect shall reduce the Swing Line Sublimit by a like amount. The Administrative Agent shall give prompt notice to each Lender of any such termination of the Commitments. Any termination of the Commitments pursuant to this Section 2.9 may not be reinstated.

Section 2.10. Swing Loans. (a) Generally. Subject to the terms and conditions hereof, as part of the Revolving Credit, the Administrative Agent agrees to make loans in Dollars to the Borrowers under the Swing Line (individually a “Swing Loan” and collectively the “Swing Loans”) which shall not in the aggregate at any time outstanding exceed the Swing Line Sublimit; provided, however, the sum of the Revolving Loans, Swing Loans and L/C Obligations at any time outstanding shall not exceed the sum of all Commitments in effect at such time. The Swing Loans may be availed of by the Borrowers from time to time and borrowings thereunder may be repaid and used again during the period ending on the Termination Date; provided that each Swing Loan matures and is due and payable on the last day of the Interest Period applicable thereto. Each Swing Loan shall be in a minimum amount of $250,000 or such greater amount which is an integral multiple of $100,000. Notwithstanding anything herein to the contrary, the Administrative Agent shall be under no obligation to make any Swing Loan if any Lender is at such time a Defaulting Lender hereunder unless the Borrowers or such Defaulting Lender has provided Cash Collateral in compliance with Section 4.5 sufficient to eliminate the Administrative Agent’s risk with respect to such Defaulting Lender.

(b) Interest on Swing Loans. Each Swing Loan shall bear interest until maturity (whether by acceleration or otherwise) at a rate per annum equal to, at the option of the Borrowers, (i) the sum of the Base Rate plus the Applicable Margin for Base Rate Loans under the Revolving Credit as from time to time in effect (computed on the basis of a year of 365 or 366 days, as the case may be, for the actual number of days elapsed) or (ii) the Administrative Agent’s Quoted Rate (computed on the basis of a year of 360 days for the actual number of days elapsed). Interest on each Swing Loan shall be due and payable prior to such maturity on the last day of each Interest Period applicable thereto.

(c) Requests for Swing Loans. The Borrowers’ Agent shall give the Administrative Agent prior notice (which may be written or oral), no later than 1:00 p.m. (Cincinnati time) on the date upon which the Borrowers’ Agent requests that any Swing Loan be made, of the amount and date of such Swing Loan, and the Interest Period requested therefor. Within 30 minutes after receiving such notice, the Administrative Agent shall in its discretion quote an interest rate to the Borrowers’ Agent at which the Administrative Agent would be willing to make such Swing Loan available to the Borrowers for the Interest Period so requested (the rate so quoted for a given Interest Period being herein referred to as “Administrative Agent’s Quoted Rate”). The Borrowers acknowledge and agree that the interest rate quote is given for immediate and irrevocable acceptance. If the Borrowers do not so immediately accept the Administrative Agent’s Quoted Rate for the full amount requested by the Borrowers’ Agent for such Swing Loan, the Administrative Agent’s Quoted Rate shall be deemed immediately withdrawn and such Swing Loan shall bear interest at the rate per annum determined by adding the Applicable Margin for Base Rate Loans to the Base Rate as from time to time in effect. Subject to the terms and conditions hereof, the proceeds of such Swing Loan shall be made available to the Borrowers on the date so requested at the offices of the Administrative Agent in Cincinnati, Ohio. Anything contained in the foregoing to the contrary notwithstanding (i) the obligation of the Administrative Agent to make Swing Loans shall be subject to all of the terms and conditions of this Agreement and (ii) the Administrative Agent shall not be obligated to make more than one Swing Loan during any one day.

(d) Refunding of Swing Loans. In its sole and absolute discretion, the Administrative Agent may at any time, on behalf of the Borrowers (which the Borrowers hereby irrevocably authorizes the Administrative Agent to act on its behalf for such purpose) and with notice to the Borrowers, request each Lender to make a Revolving Loan in the form of a Base Rate Loan in an amount equal to such Lender’s Percentage of the amount of the Swing Loans outstanding on the date such notice is given. Unless an Event of Default described in Section 7.1(j) or 7.1(k) exists with respect to any Borrower, regardless of the existence of any other Event of Default, each Lender shall make the proceeds of its requested Revolving Loan available to the Administrative Agent, in immediately available funds, at the Administrative Agent’s principal office in Cincinnati, Ohio, before 12:00 Noon (Cincinnati time) on the Business Day following the day such notice is given. The proceeds of such Borrowing of Revolving Loans shall be immediately applied to repay the outstanding Swing Loans.

(e) Participations. If any Lender refuses or otherwise fails to make a Revolving Loan when requested by the Administrative Agent pursuant to Section 2.10(d) above (because an Event of Default described in Section 7.1(j) or 7.1(k) exists with respect to the Borrowers or otherwise), such Lender will, by the time and in the manner such Revolving Loan was to have been funded to the Administrative Agent, purchase from the Administrative Agent an undivided participating interest in the outstanding Swing Loans in an amount equal to its Percentage of the aggregate principal amount of Swing Loans that were to have been repaid with such Revolving Loans; provided that the foregoing purchases shall be deemed made hereunder without any further action by such Lender or the Administrative Agent. Each Lender that so purchases a participation in a Swing Loan shall thereafter be entitled to receive its Percentage of each payment of principal received on the Swing Loan and of interest received thereon accruing from the date such Lender funded to the Administrative Agent its participation in such Loan. The several obligations of the Lenders under this Section shall be absolute, irrevocable and unconditional under any and all circumstances whatsoever and shall not be subject to any set-off, counterclaim or defense to payment which any Lender may have or have had against any Borrower, any other Lender or any other Person whatever. Without limiting the generality of the foregoing, such obligations shall not be affected by any Default or Event of Default or by any reduction or termination of the Commitment of any Lender, and each payment made by a Lender under this Section shall be made without any offset, abatement, withholding or reduction whatsoever.

(f) Increases in the Swing Line Sublimit. The Swing Line Sublimit may be increased pursuant to Section 2.1(b).

Section 2.11. Evidence of Indebtedness. (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(b) The Administrative Agent shall also maintain accounts in which it will record (i) the amount of each Loan made hereunder, the type thereof and, with respect to Eurodollar Loans and Swing Loans, the Interest Period with respect thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrowers and each Lender’s share thereof.

(c) The entries maintained in the accounts maintained pursuant to Sections 2.11(a) and (b) above shall be prima facie evidence of the existence and amounts of the Obligations therein recorded; provided, however, that the failure of the Administrative Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Obligations in accordance with their terms.

(d) Any Lender may request that its Loans be evidenced by a promissory note or notes in the forms of Exhibit D-1 (in the case of its Revolving Loans and referred to herein as a “Revolving Note”) or D-2 (in the case of its Swing Loans and referred to herein as a “Swing Note”), as applicable. In such event, the Borrowers shall prepare, execute and deliver to such Lender a Note payable to the order of such Lender in the amount of the Commitment or Swing Line Sublimit, as applicable. Thereafter, the Loans evidenced by such Note or Notes and interest thereon shall at all times (including after any assignment pursuant to Section 10.9) be represented by one or more Notes payable to the order of the payee named therein or any assignee pursuant to Section 10.9, except to the extent that any such Lender or assignee subsequently returns any such Note for cancellation and requests that such Loans once again be evidenced as described in subsections (a) and (b) above.

Section 2.12. Fees. (a) Commitment Fee. The Borrowers shall pay to the Administrative Agent for the ratable account of the Lenders according to their Percentages a commitment fee at the rate per annum equal to the Applicable Margin

(computed on the basis of a year of 360 days and the actual number of days elapsed) on the average daily Unused Commitments; provided however, that no commitment fee shall accrue to the Unused Commitment of a Defaulting Lender, or be payable for the benefit of such Lender, so long as such Lender shall be a Defaulting Lender. Such commitment fee shall be payable quarterly in arrears on the last Business Day of each March, June, September, and December in each year (commencing on the first such date occurring after the Effective Date) and on the Termination Date, unless the Commitments are terminated in whole on an earlier date, in which event the commitment fee for the period to the date of such termination in whole shall be paid on the date of such termination.

(b) Letter of Credit Fees. On the date of issuance or extension, or increase in the amount, of any Letter of Credit pursuant to Section 2.2, the Borrowers shall pay to the relevant L/C Issuer for its own account a fronting fee equal to (i) 0.125% of the face amount of (or of the increase in the face amount of) such Letter of Credit with respect to Letters of Credit issued by Fifth Third Bank as an L/C Issuer and (ii) such amount as any Borrower and any other L/C Issuer hereunder agree with respect to Letters of Credit issued by such other L/C Issuer. Quarterly in arrears, on the last Business Day of each March, June, September, and December, commencing on the first such date occurring after the Effective Date, the Borrowers shall pay to the Administrative Agent, for the ratable benefit of the Lenders according to their Percentages, a letter of credit fee at a rate per annum equal to the Applicable Margin (computed on the basis of a year of 360 days and the actual number of days elapsed) in effect during each day of such quarter applied to the daily average face amount of Letters of Credit outstanding during such quarter; provided that, while any Event of Default exists or after acceleration, such rate shall increase by 2% over the rate otherwise payable and such fee shall be paid on demand of the Administrative Agent at the request or with the consent of the Required Lenders; provided, however, that in the absence of acceleration, any rate increase pursuant to the foregoing proviso shall be made at the direction of the Administrative Agent, acting at the request or with the consent of the Required Lenders; provided further, that no letter of credit fee shall accrue to the Percentage of a Defaulting Lender, or be payable for the benefit of such Lender, so long as such Lender shall be a Defaulting Lender. In addition, the Borrowers shall pay to each L/C Issuer for its own account such L/C Issuer’s standard drawing, negotiation, amendment, transfer and other administrative fees for each Letter of Credit. Such standard fees referred to in the preceding sentence may be established by each L/C Issuer from time to time.

(c) Administrative Agent Fees. The Administrative Agent shall receive, for its own use and benefit, the fees agreed to between the Administrative Agent and the Borrowers’ Agent in that certain fee letter dated June 20, 2012, or as otherwise agreed to in writing between the Borrowers’ Agent and the Administrative Agent.

Section 2.13. Account Debit. The Borrowers hereby irrevocably authorize the Administrative Agent to charge any Borrower’s deposit accounts maintained with the Administrative Agent for the amounts from time to time necessary to pay any then due Obligations; provided that the Borrowers acknowledge and agree that the Administrative Agent shall not be under an obligation to do so and the Administrative Agent shall not incur any liability to the Borrowers or any other Person for the Administrative Agent’s failure to do so.

Section 2.14. Appointment of Borrowers’ Agent as Agent for the Borrowers. Each Borrower hereby irrevocably appoints the Borrowers’ Agent as its agent hereunder to make requests on such Borrower’s behalf under Section 2 hereof for Borrowings, to request on such Borrower’s behalf Letters of Credit and to execute all Applications therefor, and to take any other action contemplated by the Loan Documents with respect to the credit extended hereunder to such Borrower.

SECTION 3.	CONDITIONS PRECEDENT.

The obligation of each Lender to advance, continue or convert any Loan (other than the continuation of, or conversion into, a Base Rate Loan) or of any L/C Issuer to issue, extend the expiration date (including by not giving notice of non-renewal) of or increase the amount of any Letter of Credit under this Agreement, shall be subject to satisfaction (or waiver) of the following conditions precedent:

Section 3.1. All Credit Events. At the time of each Credit Event hereunder:

(a) each of the representations and warranties set forth herein and in the other Loan Documents shall be and remain true and correct (or, in the case of any representation or warranty not qualified as to materiality, true and correct in all material respects) as of said time, except to the extent the same expressly relate to an earlier date (and in such case shall be true and correct (or, in the case of any representation or warranty not qualified as to materiality, true and correct in all material respects) as of such date);

(b) no Default or Event of Default shall have occurred and be continuing or would occur as a result of such Credit Event;

(c) after giving effect to any requested extension of credit, the aggregate principal amount of all Revolving Loans, Swing Loans and L/C Obligations under this Agreement shall not exceed the aggregate Commitments;

(d) in the case of a Borrowing the Administrative Agent shall have received the notice required by Section 2.4, in the case of the issuance of any Letter of Credit the applicable L/C Issuer shall have received a duly completed Application together with any fees required to be paid at such time under Section 2.12, and, in the case of an extension or increase in the amount of a Letter of Credit, the applicable L/C Issuer shall have received a written request therefor in a form reasonably acceptable to such L/C Issuer together with fees required to be paid at such time under Section 2.12; and

(e) such Credit Event shall not violate any Legal Requirement applicable to the Administrative Agent or any Lender (including Regulation U of the Board of Governors of the Federal Reserve System) as then in effect; provided that, any such

Legal Requirement shall not entitle any Lender that is not affected thereby to not honor its obligation hereunder to advance, continue or convert any Loan or, in the case of an L/C Issuer, to issue or extend the expiration date of or increase the amount of any Letter of Credit hereunder.

Each request for a Borrowing hereunder and each request for the issuance of, increase in the amount of, or extension of the expiration date of, a Letter of Credit shall be deemed to be a representation and warranty by the Borrowers on the date of such Credit Event as to the facts specified in subsections (a) through (d), both inclusive, of this Section; provided, however, that the Lenders may continue to make advances under the Revolving Credit, in the sole discretion of the Lenders with Commitments, notwithstanding the failure of the Borrowers to satisfy one or more of the conditions set forth above and any such advances so made shall not be deemed a waiver of any Default or Event of Default or other condition set forth above that may then exist. For the avoidance of doubt, no Lender shall be required to make any Loans in the event that any of the conditions set forth in this Section 3.1 are not satisfied.

Section 3.2. Initial Credit Event. Before or concurrently with the initial Credit Event:

(a) the Administrative Agent shall have received the Deeds of Trust duly executed by the applicable Borrowers, and the Security Agreement duly executed by the Borrowers and the Guarantors, together with (i) UCC financing statements to be filed against the Borrowers and the Guarantors, as debtors, in favor of the Administrative Agent, as secured party, (ii) patent, trademark, and copyright collateral agreements, to the extent requested by the Administrative Agent, (iii) deposit account control agreements, to the extent requested by the Administrative Agent, (iv) certificates, if any, representing the Ownership Interests in the Guarantors accompanied by undated powers executed in blank, (v) instruments, if any, evidencing any Indebtedness constituting Collateral accompanied by proper allonges pledged by any Borrower or any Guarantor pursuant to the Security Agreement indorsed in blank, (vi) landlord and warehouseman’s waivers, to the extent requested by the Administrative Agent, and (vii) evidence of the completion of all other actions, recordings and filings of or with respect to the Liens created by the Security Agreement that the Administrative Agent may deem necessary or reasonably desirable in order to perfect such Liens;

(b) the Administrative Agent shall have received for each Lender requesting a Note, such Lender’s duly executed Note of the Borrowers, dated the Effective Date and otherwise in compliance with the provisions of Section 2.11(d);

(c) the Administrative Agent shall have received an intercreditor agreement (the “Wells Fargo Intercreditor Agreement”) acceptable in form and substance to the Administrative Agent, authorized, executed and delivered by Wells Fargo Capital Finance, LLC (the “Wells Fargo”);

(d) the Administrative Agent shall have received an intercreditor agreement the “Israeli Banks Intercreditor Agreement”) acceptable in form and substance to the

Administrative Agent, authorized, executed and delivered by Bank Leumi USA, as collateral agent (in such capacity, “Collateral Agent”) and as a second lien lender (in such capacity, “Bank Leumi Lender”), and Israel Discount Bank of New York (“IDBY”; together with Collateral Agent and Bank Leumi Lender, the “Israeli Lenders”), as a second lien lender (the “Israeli Banks Intercreditor Agreement”);

(e) the Administrative Agent shall have received an acknowledgment agreement acceptable in form and substance to the Administrative Agent, authorized, executed and delivered by J. Aron (the “J. Aron Acknowledgment Agreement”) ;

(f) the Administrative Agent shall have received a Consent and Agreement acceptable in form and substance to the Administrative Agent from each of the following Affiliates of the MLP: Lion Oil, Holdings, Delek Refining, the General Partner and Delek Logistics Services.

(g) the Administrative Agent shall have received the Limited Guaranty executed by the Limited Guarantor;

(h) the Administrative Agent shall have received evidence of insurance required to be maintained under the Loan Documents, naming the Administrative Agent as additional insured, mortgagee and/or lenders loss payee, as applicable;

(i) the Administrative Agent shall have received copies of each Borrower’s and each Guarantor’s, if any, Organization Documents, certified in each instance by its Secretary, Assistant Secretary, Chief Financial Officer or other officer acceptable to the Administrative Agent and, with respect to Organization Documents filed with a Governmental Authority, by the applicable Governmental Authority;

(j) the Administrative Agent shall have received copies of resolutions of each Borrower’s and each Guarantor’s Board of Directors (or similar governing body) authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby, together with specimen signatures of the persons authorized to execute such documents on each Borrower’s and each Guarantor’s behalf, all certified in each instance by its Secretary, Assistant Secretary, Chief Financial Officer or other officer acceptable to the Administrative Agent;

(k) the Administrative Agent shall have received copies of the certificates of good standing, or nearest equivalent in the relevant jurisdiction, for each Borrower and each Guarantor (dated no earlier than 30 days prior to the Effective Date) from the office of the secretary of state or other appropriate governmental department or agency of the state of its formation, incorporation or organization, as applicable;

(l) the Administrative Agent shall have received a list of the Borrowers Authorized Representatives;

(m) the Administrative Agent shall have received for itself and for the Lenders the upfront fees then due and the other initial fees required by Section 2.12;

(n) the Administrative Agent shall have received certification from the General Partner’s Chief Financial Officer on behalf of the Borrowers’ Agent or other officer of the Borrowers’ Agent acceptable to the Administrative Agent attesting to the Solvency of the Consolidated Group on a consolidated basis after giving effect to the Transaction and the initial Credit Event;

(o) the Administrative Agent shall have received mortgagee’s title insurance policies (or binding commitments therefore) on those fee owned parcels of real property of the Borrowers (other than the MLP) as set forth on Schedule 3.2(o) attached hereto in form, and substance, and in insured amounts, acceptable to the Administrative Agent insuring the Liens of the Deeds of Trust to be valid first priority Liens subject only to defects or objections that are acceptable to the Administrative Agent, together with such endorsements as the Administrative Agent may require (collectively, the “Title Policies”);

(p) the Administrative Agent shall have received a survey in form and substance acceptable to the Administrative Agent prepared by a licensed surveyor on each parcel of real property set forth on Schedule 3.2(o), which surveys shall also state whether or not any portion of such properties are in a federally designated flood hazard area;

(q) the Administrative Agent shall have received a report of an independent firm of environmental engineers acceptable to the Administrative Agent concerning the environmental hazards and matters with respect to each parcel of real property set forth on Schedule 3.2(q) attached hereto, together with a reliance letter thereon acceptable to the Administrative Agent;

(r) the Administrative Agent shall have received a flood determination report for each parcel of real property that is the location of an Initial Terminal and any other Property of any Borrower containing improvements thereon subject to the Lien of the Deeds of Trust prepared for the Administrative Agent by a flood determination company selected by the Administrative Agent stating whether or not any portion of such property is in a federally designated flood hazard area;

(s) the Administrative Agent shall have received an executed copy of the Contribution Agreement (together with all schedules, exhibits and amendments thereto) certified by an officer of the Borrowers’ Agent as being a true, correct and complete copy thereof, and the Contribution Agreement and all other Transfer Documents shall be acceptable to the Administrative Agent in form and substance; none of the material terms or conditions to closing of any party set forth in the Transfer Documents shall have been amended, modified or supplemented without the prior written consent of the Administrative Agent, and all conditions stated therein shall have been satisfied or, with the prior written consent of the Administrative Agent, waived;

(t) the contribution of the Contributed Assets pursuant to the Transfer Documents shall have been approved, to the extent necessary, by each Contributing Affiliate’s board of directors (or other applicable governing body) and owners of the equity of such Contributing Affiliate;

(u) except as set forth on Schedule 3.2(u), on the Effective Date, both before and after giving effect to the Transaction, no injunction, temporary restraining order or other legal action that would prohibit or seek to unwind the Transaction or any component thereof, or would prohibit the initial Credit Event, or other litigation which could reasonably be expected to have a Material Adverse Effect, shall be pending or, to the knowledge of the General Partner, and the Borrowers, threatened;

(v) the capital and organizational structure of the Borrowers shall be reasonably satisfactory to the Administrative Agent including, without limitation, evidence sufficient to the Administrative Agent of receipt by the MLP of net proceeds (after payment of underwriting fees and expenses) from the issuance of the Common Units as described in the Registration Statement of not less than $100,000,000;

(w) the Administrative Agent shall have received such evaluations and certifications as it may reasonably require in order to satisfy itself as to the value of the Collateral, the financial condition of the Consolidated Group, and the lack of material contingent liabilities of the Consolidated Group, including an executed compliance certificate in the form of Exhibit E evidencing compliance with Section 6.20(a), which calculation will be based on (x) EBITDA for the four most recent fiscal quarters of the Consolidated Group equal to $45,296,000, and (y) Total Funded Debt on the Effective Date, after giving effect to the Transaction and the initial Credit Event;

(x) after giving effect to the initial Credit Event and the Transaction the Borrowers shall have Unused Commitments of at least $50,000,000;

(y) the Administrative Agent shall have received financing statement and, as appropriate, tax and judgment lien search results against the Borrowers and each of Contributing Affiliates and their respective Properties, evidencing the absence of Liens against such Persons and their Properties, except for Permitted Liens;

(z) the Administrative Agent shall have received pay-off and lien release letters from secured creditors (other than holders of Permitted Liens) of the Contributing Affiliates in form and substance acceptable to the Administrative Agent setting forth, among other things, the total amount of indebtedness outstanding and owing to them (or outstanding letters of credit issued for the account of the Contributing Affiliates) and containing an undertaking to cause to be delivered to the Administrative Agent UCC termination statements, mortgage releases and any other lien release instruments necessary to release Liens on the assets of the Contributing Affiliates and the Borrowers, which pay-off and lien release letters shall be in form and substance acceptable to the Administrative Agent;

(aa) the Administrative Agent shall have received a certificate of a Responsible Officer of the General Partner on behalf of the Borrowers and the Guarantors, either (A) listing descriptions of all material consents, licenses and approvals required in connection with the consummation of the Transaction and the execution and delivery by any Borrower and any Guarantor (and the validity against the Borrowers and the Guarantors of) of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required or are material;

(bb) the Administrative Agent shall have received a certificate signed by a Responsible Officer of the General Partner certifying (i) that the conditions specified in Section 3.1 have been satisfied, (ii) that there has been no event or circumstance since the date of the Audited Financial Statements that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect, (iii) there is no injunction, temporary restraining order or other legal action that would prohibit or seek to unwind the Transaction or any component thereof or would prohibit the initial Credit Event and (iv) after giving effect to the Transactions and at all times on the Effective Date, Holdings shall directly or indirectly own legally and beneficially at least 51% of the limited partnership interests of the MLP;

(cc) the Administrative Agent shall have received a five-year business forecast of the Consolidated Group on a consolidated, annual basis for the fiscal years 2013 through 2017, prepared by management of the General Partner and as provided in the Private Supplement to the Lender’s Meeting held on September 27, 2012, as the same may be updated on or prior to the Effective Date, a copy of which has been furnished to the Bank;

(dd) the Administrative Agent shall have received true, correct, and complete copies of all Material Agreements (and the Administrative Agent and the Lenders agree that any Material Agreements filed with the SEC in connection with the Transaction shall be deemed delivered), and the Material Agreements shall be acceptable to the Administrative Agent; none of the material terms or conditions to closing of any party set forth in the Material Agreements shall have been amended, modified or supplemented without the prior written consent of the Administrative Agent, and all conditions stated therein shall have been satisfied or, with the prior written consent of the Administrative Agent, waived;

(ee) the Transaction shall have been completed in accordance with the terms of the Transfer Documents and applicable Legal Requirements;

(ff) since December 31, 2011, there has been no material adverse change in the business, condition (financial or otherwise) operations, performance, or Properties of the MLP’s Predecessor;

(gg) the Administrative Agent shall have received the favorable written opinion(s) of Bass Berry & Sims PLC, counsel to the Borrowers and the Guarantors, in form and substance reasonably satisfactory to the Administrative Agent, including a local Tennessee opinion;

(hh) the Administrative Agent shall have received favorable opinions of local counsel to the Borrowers and the Guarantors in each of Texas, Louisiana, and Arkansas in form and substance reasonably satisfactory to the Administrative Agent;

(ii) neither any Borrower nor any Subsidiary shall have obtained or attempted to obtain, place, arrange or renew any debt financing, except as permitted by Section 6.11, prior to the Effective Date and during the Administrative Agent’s syndication of the credit facilities made available to the Borrowers hereunder;

(jj) the Administrative Agent’s due diligence with respect to the Borrowers, their Subsidiaries, and the Contributing Affiliates shall be completed in a manner reasonably acceptable to the Administrative Agent;

(kk) each Lender shall have received, sufficiently in advance of the Effective Date, all documentation and other information requested by any such Lender required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act; and the Administrative Agent shall have received a fully executed Internal Revenue Service Form W-9 (or its equivalent) for each Borrower and each Guarantor; and

(ll) the Administrative Agent shall have received such other agreements, instruments, documents, certificates, and opinions as the Administrative Agent may reasonably request.

SECTION 4.	THE COLLATERAL AND GUARANTIES.

Section 4.1. Collateral. The Obligations, Hedging Liability, and Bank Product Liability shall be secured by (a) valid, perfected, and enforceable Liens of the Administrative Agent on all right, title, and interest of each Borrower and each Guarantor, in all Ownership Interests held by such Person in each of its Subsidiaries, whether now owned or hereafter formed or acquired, and all proceeds thereof, and (b) valid, perfected, and enforceable Liens of the Administrative Agent on all right, title, and interest of each Borrower and each Guarantor in all personal property, fixtures, and real estate, whether now owned or hereafter acquired or arising, and all proceeds thereof, other than Excluded Collateral and other than the real property set forth on Schedule 4.1 attached hereto (collectively, the “McMurrey Properties”); provided, however, that: (i) the Lien of the Administrative Agent on Property subject to a Capital Lease or conditional sale agreement or subject to a purchase money lien, in each instance to the extent permitted hereby, shall be subject to the rights of the lessor or lender thereunder, (ii) until a Default or Event of Default exists and thereafter until otherwise required by the Administrative Agent or the Required Lenders, Liens on local petty cash deposit accounts maintained by any Borrower and its Subsidiaries in proximity to their operations need not be perfected provided that the total amount on deposit at any one time not so perfected, exclusive of Excluded Collateral, shall not exceed $250,000 in the aggregate, and (iii) until a Default or Event of Default has occurred and is continuing and thereafter until otherwise required by the Administrative Agent or the Required Lenders, Liens on vehicles which are subject to a certificate of title law need not be perfected provided that the total value of such property at any one time not so perfected shall not exceed $1,000,000 in the aggregate.

Section 4.2. Liens on Real Property. In the event that any Borrower or any Subsidiary owns or hereafter acquires (a) a fee interest in any real property or (b) a leasehold interest in any real property deemed to be material by the Administrative Agent and, in either case, is required to grant a lien on such property pursuant to Section 4.1, such Borrower shall, or shall cause such Subsidiary to, (i) with respect to the property set forth at clause (a), execute and deliver to the Administrative Agent (or a security trustee therefor) and (ii) with respect to the property set forth at clause (b), use commercially reasonable best efforts to execute and deliver to the Administrative Agent (or a security trustee therefor), a mortgage or deed of trust acceptable in form and substance to the Administrative Agent for the purpose of granting to the Administrative Agent a Lien on such Borrower’s or such Subsidiary’s interest in such real property to secure the Obligations, Hedging Liability, and Bank Product Liability, shall pay all Taxes, costs, and expenses incurred by the Administrative Agent in recording such mortgage or deed of trust, and (other than with respect to any real property used solely in connection with the Pipeline and Transportation Systems) shall, if required by the Administrative Agent in its sole discretion, supply to the Administrative Agent at such Borrower’s cost and expense a survey, environmental report, hazard insurance policy, and a mortgagee’s policy of title insurance from a title insurer acceptable to the Administrative Agent insuring the validity of such mortgage or deed of trust and its status as a first Lien (subject to Permitted Liens) on the applicable Borrower’s or Subsidiary’s interest in the real property encumbered thereby and such other instrument, documents, certificates, and opinions reasonably required by the Administrative Agent in connection therewith.

Section 4.3. Guaranties. The payment and performance of the Obligations, Hedging Liability, and Bank Product Liability of each Borrower shall at all times be jointly and severally guaranteed by each other Borrower and each direct and indirect Subsidiary of the Borrowers (each Borrower and each such Subsidiary executing and delivering this Agreement as a Guarantor, if any, together with any Subsidiary hereafter executing and delivering an Additional Guarantor Supplement in the form called for by Section 11, each a “Guarantor” and collectively, the “Guarantors”; provided, however, notwithstanding anything to the contrary herein or in any other Loan Document, Limited Guarantor shall not be deemed to be a “Guarantor”) pursuant to one or more guaranty agreements in form and substance acceptable to the Administrative Agent (individually a “Guaranty” and collectively the “Guaranties”; provided, however, notwithstanding anything to the contrary herein or in any other Loan Document, the Limited Guaranty shall not be deemed to be a “Guaranty”).

Section 4.4. Further Assurances. The Borrowers agree that they shall, and shall cause each Subsidiary to, from time to time at the request of the Administrative Agent or the Required Lenders, execute and deliver such documents and do such acts and things as the Administrative Agent or the Required Lenders may reasonably request in order to provide for or perfect or protect such Liens on the Collateral as required by this Section 4. In the event any Borrower or any Subsidiary forms or acquires any other Subsidiary after the Effective Date, such Borrower shall promptly upon such formation or acquisition cause such newly formed or acquired Subsidiary to execute a Guaranty and such Collateral Documents as the Administrative Agent may then require to comply with this Section 4, and such Borrower shall also deliver to the Administrative Agent, or cause such Subsidiary to deliver to the Administrative Agent, at such Borrower’s cost and expense, such other instruments, documents, certificates, and opinions reasonably required by the Administrative Agent in connection therewith.

Section 4.5. Cash Collateral. Within one Business Day following the request of the Administrative Agent or any L/C Issuer, at any time required under this Agreement, including as required by Section 2.2(b), Section 2.7(b), Section 7.4 and Section 8.7, and at any time that there shall exist a Defaulting Lender, the Borrowers shall deliver Cash Collateral to the Administrative Agent in an amount sufficient to cover the amount required hereunder, and, in the event that a Defaulting Lender exists, in an amount sufficient to cover all Fronting Exposure (after giving effect to Section 8.7(a)(iv) and any Cash Collateral provided by the Defaulting Lender, if applicable) with respect to such Defaulting Lender.

(a) Grant of Security Interest. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be held by the Administrative Agent in one or more separate collateral accounts (each such account, and the credit balances, properties, and any investments from time to time held therein, and any substitutions for such account, any certificate of deposit or other instrument evidencing any of the foregoing and all proceeds of and earnings on any of the foregoing being collectively called the “Collateral Account”). The Collateral Account shall be held in the name of and subject to the exclusive dominion and control of the Administrative Agent for the benefit of the Administrative Agent, the Lenders, and the L/C Issuers. If and when requested by the Borrowers, the Administrative Agent shall invest funds held in the Collateral Account from time to time in direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America with a remaining maturity of one year or less, provided that the Administrative Agent is irrevocably authorized to sell investments held in the Collateral Account when and as required to make payments out of the Collateral Account for application to amounts due and owing from the Borrowers to any L/C Issuer, the Administrative Agent or the Lenders.

The Borrowers, and to the extent provided by any Lender, such Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the L/C Issuers and the Lenders, and agrees to maintain, a first priority security interest (subject to Permitted Liens) in the Collateral Account, all as security for the obligations to which such Cash Collateral may be applied pursuant to clause (b) below. If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent as herein provided (other than Permitted Liens), or that the total amount of such Cash Collateral is less than required hereunder, including any applicable Fronting Exposure, the Borrowers or the relevant Lender, if applicable, will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.

(b) Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 4.5 or Section 2.2(b), Section 2.7(b), Section 7.4 or Section 8.7, or any other Section hereof in respect of Letters of Credit or Swing Loans, shall be held and applied to the satisfaction of the specific Reimbursement Obligations, Swing Loans, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.

(c) Release. (i) Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure shall be released promptly following the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (ii), if such Cash Collateral (or the appropriate portion thereof) is not provided in connection with a Defaulting Lender, Cash Collateral (or the appropriate portion thereof) shall be released promptly after (A) the Borrowers shall have made payment of all such Obligations giving rise to the required Cash Collateral, (B) all relevant preference or other disgorgement periods relating to the receipt of such payments have passed, and (C) no Letters of Credit, Commitments, Loans or other Obligations remain outstanding hereunder, or (iii) Cash Collateral (or the appropriate portion thereof) shall be released promptly following the Administrative Agent’s good faith determination that there exists excess Cash Collateral; provided, however, that (x) Cash Collateral furnished by or on behalf of the Borrowers shall not be released during the continuance of a Default or Event of Default (and following application as provided in this Section 4.5 may be otherwise applied in accordance with Section 2.8), and (y) the Person providing Cash Collateral and the applicable L/C Issuer or Administrative Agent, as applicable, may agree that Cash Collateral shall not be released but instead held to support future anticipated Obligations hereunder, including Fronting Exposure.

SECTION 5.	REPRESENTATIONS AND WARRANTIES.

Each Borrower represents and warrants to each Lender, the Administrative Agent, and each L/C Issuer as follows:

Section 5.1. Organization and Qualification. Each Borrower and each Guarantor (i) is duly organized and validly existing under the laws of the jurisdiction of its organization, (ii) is in good standing under the laws of the jurisdiction of its organization, (iii) has the power and authority to own its property and to transact the business in which it is engaged and proposes to engage and (iv) is duly qualified and in good standing in each jurisdiction where the ownership, leasing or operation of property or the conduct of its business requires such qualification, except, in each case of clauses (i), (ii) (other than with respect to each Borrower where failure to maintain such good standing is not curable or results in the dissolution of such Borrower), (iii) and (iv), where the same could not be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect.

Section 5.2. Authority and Enforceability. Each Borrower has the power and authority to enter into this Agreement, the other Loan Documents executed by it and the Transfer Documents executed by it, to make the borrowings herein provided for, to issue its Notes (if any), to grant to the Administrative Agent the Liens described in the Collateral Documents executed by such Borrower, and to perform all of its obligations hereunder, under the other Loan Documents executed by it and under the Transfer Documents executed by it. Each Guarantor has the power and authority to enter into the Loan Documents executed by it and the Transfer Documents executed by it, to guarantee the Obligations, Hedging Liability, and Bank Product Liability, to grant to the Administrative Agent the Liens described in the Collateral Documents executed by such Person, and to perform all of its obligations under the Loan Documents executed by it and under the Transfer Documents executed by it. The Loan Documents delivered by each Borrower and by each Guarantor have been duly authorized by proper corporate and/or other organizational proceedings, executed, and delivered by such Person and constitute valid and binding obligations of such Person enforceable against it in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance or similar laws effecting creditors’ rights generally and general principles of equity (regardless of whether the application of such principles is considered in a proceeding in equity or at law); and this Agreement and the other Loan Documents do not, nor does the performance or observance by any Borrower or any Guarantor of any of the matters and things herein or therein provided for, (a) violate any provision of law or any judgment, injunction, order or decree binding upon any Borrower or any Guarantor or any provision of the Organization Documents of any Borrower or any Guarantor, (b) violate any covenant, indenture or agreement of or affecting any Borrower or any Guarantor or any of its Property, in each case where such violation, contravention or default, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or (c) result in the creation or imposition of any Lien on any Property of any Borrower or any Guarantor other than the Liens granted in favor of the Administrative Agent pursuant to the Collateral Documents (other than Permitted Liens).

Section 5.3. Financial Reports. (a) The Audited Financial Statements fairly and adequately present the consolidated financial condition of the MLP’s Predecessor as at said dates and the consolidated results of its operations and cash flows for the periods then ended in conformity with GAAP applied on a consistent basis throughout the period covered thereby. As of any date after the Effective Date, the audited consolidated financial statements of the MLP most recently furnished to the Administrative Agent pursuant to Section 6.1, fairly and adequately present the consolidated financial condition of the MLP as at said dates and the consolidated results of their operations and cash flows for the periods then ended in conformity with GAAP applied on a consistent basis. Neither any Borrower nor any Subsidiary has contingent liabilities or judgments, orders or injunctions against it that are material to it other than as indicated on such financial statements or, with respect to future periods, on the financial statements furnished pursuant to Section 6.1.

(b) (i) The unaudited pro forma combined balance sheet of the Consolidated Group (as presented on page F-3 of the Registration Statement which excludes certain assets of the Consolidated Group as noted thereon) for the second fiscal quarter period ending June 30, 2012 and (ii) the unaudited pro forma combined statements of income or operations of the Consolidated Group (as presented on page F-4 of the Registration Statement, which excludes certain assets of the Consolidated Group as noted thereon) for the second fiscal quarter period ending on that date (x) were prepared in accordance with GAAP applied on a consistent basis throughout the period covered thereby, and (y) fairly present the financial condition of the Consolidated Group (as noted above) on a pro forma basis as of the date thereof and their results of operations for the period covered thereby, subject to the absence of footnotes and to normal year-end audit adjustments.

Section 5.4. No Material Adverse Change. Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

Section 5.5. Litigation and Other Controversies. There is no litigation, arbitration or governmental proceeding (including before FERC or any equivalent state regulatory authority) pending or, to the knowledge of the General Partner, each Borrower and each Subsidiary, threatened against the General Partner, any Borrower or any Subsidiary that could reasonably be expected to have a Material Adverse Effect.

Section 5.6. True and Complete Disclosure. All information furnished by or on behalf of the General Partner, any Borrower, or any Subsidiary in writing to the Administrative Agent or any Lender for purposes of or in connection with this Agreement, or any transaction contemplated herein, is true and accurate in all material respects and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in light of the circumstances under which such information was provided; provided that, with respect to projected financial information furnished by or on behalf of the General Partner (in its capacity as general partner of the MLP), any Borrower or any Subsidiary, the Borrowers only represent and warrant that such information is prepared in good faith based upon assumptions believed to be reasonable at the time of preparation and at the time of delivery.

Section 5.7. Use of Proceeds; Margin Stock. All proceeds of the Loans shall be used by the Borrowers for (a) working capital purposes, (b) Permitted Acquisitions and expenses incurred in connection therewith, (c) general corporate purposes, including the making of Capital Expenditures, (d) to refinance Indebtedness under the Delek Marketing Credit Agreement and (e) the making of Restricted Payments in compliance with Section 6.15. No part of the proceeds of any Loan or other extension of credit hereunder will be used by any Borrower or any Subsidiary thereof to purchase or carry any margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System) or to extend credit to others for the purpose of purchasing or carrying any margin stock. Neither the making of any Loan or other extension of credit hereunder nor the use of the proceeds thereof will violate or be inconsistent with the provisions of Regulations D, T, U or X of the Board of Governors of the Federal Reserve System and any successor to all or any portion of such regulations. Margin Stock (as defined above) constitutes less than 25% of the value of those assets of the MLP and its Subsidiaries that are subject to any limitation on sale, pledge or other restriction hereunder.

Section 5.8. Taxes. The General Partner, each Borrower and each of its Subsidiaries has timely filed or caused to be timely filed all tax returns required to be filed by such Borrower and/or any of its Subsidiaries, except where failure to so file could not be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect. Each Borrower and each of its Subsidiaries has paid all Taxes payable by it other than (a) Taxes which are not delinquent, (b) Taxes that are being contested in good faith and by proper legal proceedings and as to which appropriate reserves have been provided for in accordance with GAAP and no Lien resulting therefrom attaches to any of its Property (other than any Permitted Liens), or (c) to the extent that failure to pay such Taxes could not reasonably be expected to cause a Lien to attach to any material portion of the Property of the MLP and its Subsidiaries, taken as a whole.

Section 5.9. ERISA. Except as would not have a Material Adverse Effect, with respect to any Pension Plan each Borrower and each other member of its Controlled Group has fulfilled its obligations under the minimum funding standards of, and is in compliance with, ERISA and the Code to the extent applicable to it and, other than a liability for premiums under Section 4007 of ERISA, has not incurred any liability to the PBGC or a Pension Plan or Multiemployer Plan under Title IV of ERISA. Except as would not have a Material Adverse Effect, each Borrower and its Subsidiaries have no contingent liabilities with respect to any post-retirement benefits under a Welfare Plan, other than liability for continuation coverage described in Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code (“Post-Retirement Benefit Plan”).

Section 5.10. Subsidiaries. Schedule 5.10 (as supplemented from time to time pursuant to Section 6.18) hereto identifies the following information for each Subsidiary: jurisdiction of its organization; the percentage of issued and outstanding interests of each class of its Ownership Interests owned by the MLP and other Subsidiaries; and, if such percentage is not 100% (excluding directors’ qualifying shares as required by law), a description of each class of its authorized Ownership Interests and the number of interests of each class issued and outstanding. All of the outstanding Ownership Interests of each Subsidiary are validly issued and outstanding and fully paid and nonassessable and all such Ownership Interests indicated on Schedule 5.10 (as supplemented from time to time pursuant to Section 6.18) as owned by the MLP or another Subsidiary are owned, beneficially and of record, by the MLP or such Subsidiary free and clear of all Liens other than the Liens granted in favor of the Administrative Agent pursuant to the Collateral Documents and Permitted Liens. There are no outstanding commitments or other obligations of the MLP or any Subsidiary to issue, and no options, warrants or other rights of any Person to acquire, any shares of any class of Ownership Interests of the Borrowers or any Subsidiary. No Subsidiary of any Borrower is a Foreign Subsidiary, other than any Subsidiary formed under the laws of Canada.

Section 5.11. Compliance with Laws. The General Partner, each Borrower and each of its Subsidiaries is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities in respect of the conduct of their businesses and the ownership of their property, except such noncompliances as could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

Section 5.12. Environmental Matters. (a) Each Borrower and each of its Subsidiaries conducts in the ordinary course of business a review of the effect of existing and proposed Environmental Laws and known or suspected Environmental Claims on their respective businesses, operations and Properties, and as a result thereof, the Borrowers have reasonably concluded that, except as specifically disclosed in Schedule 5.12, any such Environmental Claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Prior to contributing the applicable Contributed Assets, the Contributing Affiliates conducted in the ordinary course of business a review of the effect of existing and proposed Environmental Laws and known or suspected Environmental Claims on their respective businesses, operations and Properties, and as a result thereof, the Borrowers have concluded that, except as specifically disclosed in Schedule 5.12, such Environmental Laws and Environmental Claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) The General Partner, each Borrower and each of its Subsidiaries is in compliance with all applicable Environmental Laws, except to the extent that the noncompliances individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 5.12 or as could not reasonably be expected to have a Material Adverse Effect, there are no pending or, to the knowledge of the General Partner, each Borrower and each Subsidiary, after due inquiry, threatened Environmental Claims, including any such claims (regardless of materiality) for liabilities under CERCLA relating to the disposal of Hazardous Materials, against the General Partner, any Borrower, any Subsidiary or any real property, including leaseholds and easements, owned or operated by the General Partner, any Borrower or any Subsidiary. Except as set forth on Schedule 5.12 or as could not reasonably be expected to have a Material Adverse Effect, there are no facts, circumstances, conditions or occurrences on any real property, including leaseholds and easements, owned or operated by the General Partner, any Borrower or any Subsidiary that, to the knowledge of the General Partner, each Borrower and each Subsidiary, after due inquiry, could reasonably be expected (i) to form the basis of an Environmental Claim against the General Partner, any Borrower, any Subsidiary or any such real property, or (ii) to cause any such real property to be subject to any restrictions on the ownership, occupancy, use or transferability of such real property by the General Partner, any Borrower or any Subsidiary under any applicable Environmental Law. Except as set forth on Schedule 5.12 or as could not reasonably be expected to have a Material Adverse Effect, to the knowledge of the General Partner, each Borrower and each Subsidiary, Hazardous Materials have not been Released on or from any real property, including leaseholds and easements, owned or operated by the General Partner, any Borrower or any Subsidiary.

(c) Except for matters that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, none of the Properties currently owned or operated by the General Partner, any Borrower or any Subsidiary is listed or proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list.

(d) Prior to contributing the applicable Contributed Assets, and with respect to the Contributed Assets only, the Contributing Affiliates were in compliance with all applicable Environmental Laws and were not subject to any pending or threatened Environmental Claim relating to Environmental Laws or Hazardous Materials, except as set forth on Schedule 5.12 or to the extent that the noncompliances, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Prior to contributing the applicable Contributed Assets, and with respect to the Contributed Assets only, neither any Contributing Affiliate nor any of its Subsidiaries had undertaken, and had not completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual, threatened, or suspected Release of Hazardous Materials at any real property, including leaseholds and easements, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law, except as set forth on Schedule 5.12 or as could not reasonably be expected to have a Material Adverse Effect either individually or in the aggregate; and all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any Property owned or operated at or prior to the time of the contribution of the applicable Contributed Assets by any Contributing Affiliate or any of its Subsidiaries were disposed of in a manner not reasonably expected to result in any Environmental Claim against any Contributing Affiliate or any of its Subsidiaries, except as could not reasonably be expected to have a Material Adverse Effect, either individually or in the aggregate.

(e) Except for matters that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, (i) each Borrower and each Subsidiary (A) has obtained all Environmental Permits necessary for the ownership and operation of its real properties and the conduct of its Business, which are in full force and effect; (B) has been and are in compliance with all terms and conditions of such Environmental Permits; and (C) has not received written notice of any violation or alleged violation of any Environmental Permit, and (ii) prior to contributing the applicable Contributed Assets, each of the Contributing Affiliates (A) had obtained all Environmental Permits necessary for the ownership and operation of the Contributed Assets, which were in full force and effect at such time; (B) were in compliance with all terms and conditions of such Environmental Permits; and (C) had not received written notice of any violation or alleged violation of any Environmental Permit.

Section 5.13. Investment Company. None of the General Partner, nor any Borrower nor any Guarantor is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940.

Section 5.14. Intellectual Property. The General Partner, the Borrowers and each of their Subsidiaries owns or has obtained licenses or other rights of whatever nature to all the patents, trademarks, service marks, trade names, copyrights, trade secrets, know-how or other intellectual property rights necessary for the present conduct of its businesses, in each case without any known conflict with the rights of others except for any failure to own or obtain such licenses and other rights, as the case may be, could reasonably be expected to result in a Material Adverse Effect.

Section 5.15. Good Title. (a) Each Borrower and its Subsidiaries has good and marketable title (or, with respect to Texas Property, good and indefeasible title), or valid leasehold or easement or right-of-way interests, to and in their assets except, in each case, for sales of assets in the ordinary course of business or where failure to so have such title or interests could not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, and is subject to no Liens, other than Permitted Liens.

(b) The Pipeline and Transportation Systems are covered by recorded fee deeds, rights-of-way, easements, leases, servitudes, permits, licenses, or other instruments (collectively, “Pipeline Rights”) in favor of the MLP or its Subsidiaries, except where the failure of the Pipeline and Transportation Systems to be so covered could not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect. The Pipeline Rights establish contiguous and continuous rights-of-way for each of the Pipeline and Transportation Systems and grant the MLP or its Subsidiaries, the right to construct, operate, and maintain each of the Pipeline and Transportation Systems in, over, under, or across the land covered thereby in the same way that a prudent owner and operator would inspect, operate, repair, and maintain similar assets and in the same way as MLP or its Subsidiaries have inspected, operated, repaired, and maintained each of the Pipeline and Transportation Systems as reflected in the Audited Financial Statements; provided, however, (A) some of the Pipeline Rights granted to MLP or its Subsidiaries by private parties and Governmental Authorities are revocable at the right of the applicable grantor or its successors-in-interest, (B) some of the rights-of-way may cross properties that are subject to Liens, covenants, conditions, and restrictions in favor of third parties that have not been subordinated to the Pipeline Rights; and (C) some Pipeline and Transportation Systems are subject to certain defects, omissions, limitations and restrictions; provided, further, that none of the limitations, defects, and restrictions described in clauses (A), (B) and (C) above could reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

(c) The Leased Terminals are subject to real property leases or other similar instruments (collectively, the “Leased Terminal Leases”), pursuant to which certain Borrowers or Subsidiaries operate, maintain, lease, use, and access the Leased Terminals, except where failure to obtain any such lease would have a Material Adverse Effect. True, correct and complete copies of all Leased Terminal Leases in effect on the Effective Date have been provided to the Administrative Agent prior to the Effective Date.

(d) There has been no and there is not presently any occurrence of any (i) breach or event of default on the part of any Borrower or any Subsidiary with respect to any Pipeline Right or Leased Terminal Lease, (ii) to the knowledge of the General Partner, each Borrower and each Subsidiary, breach or event of default on the part of any other party to any Pipeline Right or Leased Terminal Lease, and (iii) event that, with the giving of notice or lapse of time or both, would constitute such breach or event of default on the part of any Borrower or any Subsidiary with respect to any Pipeline Right or Leased Terminal Lease or, to the knowledge of the General Partner, each Borrower and each Subsidiary, on the part of any other party thereto, in each case, to the extent any such breach or default could reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect. The Pipeline Rights and Leased Terminal Leases (to the extent applicable) are in full force and effect in all material respects and are valid and enforceable against the parties thereto in accordance with their terms (subject to the effect of any applicable bankruptcy, insolvency, fraudulent conveyance and similar laws effecting creditors’ rights generally and general principles of equity) and all rental and other payments due thereunder by the Borrowers, their Subsidiaries and their predecessors in interest have been duly paid in accordance with the terms of the Pipeline Rights and Leased Terminal Leases, except to the extent that a failure to do so could not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

(e) The Pipeline and Transportation Systems are located within the confines of the land covered by the Pipeline Rights and do not encroach upon any adjoining property, except where the failure of any portion of any of the Pipeline and Transportation Systems to be so located could not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect. The Leased Terminals are located within the boundaries of the property affected by the Leased Terminal Leases and do not encroach upon any adjoining property, except where the failure of the Leased Terminal Leases to be so located could not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect. The buildings and improvements owned or leased by any Borrower or any Subsidiary but not covered by a Title Insurance Policy as set forth in Section 3.2(o), and the operation and maintenance of such properties do not, to the knowledge of the each Borrower and each Subsidiary (i) contravene any applicable zoning or building law or ordinance or other administrative regulation or (ii) violate any applicable restrictive covenant or any applicable Legal Requirement, the contravention or violation of which, in either, case could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect.

(f) Except for eminent domain proceedings or takings that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, neither the General Partner nor any Borrower nor any Subsidiary has received any written notice that any eminent domain proceeding or taking has been commenced with respect to all or any portion of the Pipeline and Transportation Systems or the Terminals, and, to the knowledge of the General Partner, each Borrower and each Subsidiary, no such proceeding or taking is contemplated.

(g) No portion of the Pipeline and Transportation Systems or the Terminals has suffered any material damage by fire or other casualty loss that has not heretofore been repaired and restored, except for such damage or other casualty loss that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(h) The aggregate fair market value of the McMurrey Properties is less than $50,000 as of the Effective Date.

Section 5.16. Labor Relations. Neither the General Partner nor Borrower nor any Subsidiary is engaged in any unfair labor practice that could reasonably be expected to have a Material Adverse Effect. There is (i) no strike, labor dispute, slowdown or stoppage pending against the General Partner or any Borrower or any

Subsidiary or, to the knowledge of the General Partner, each Borrower and each Subsidiary, threatened against the General Partner, any Borrower or any Subsidiary and (ii) to the knowledge of the General Partner, each Borrower and each Subsidiary, no union representation proceeding is pending with respect to the employees of the General Partner, any Borrower or any Subsidiary and no union organizing activities are taking place, except (with respect to any matter specified in clause (i) or (ii) above, either individually or in the aggregate) such as could not reasonably be expected to have a Material Adverse Effect.

Section 5.17. Governmental Authority and Licensing. The General Partner, each Borrower and its Subsidiaries have received all licenses, permits, and approvals of each Governmental Authority necessary to conduct their businesses, in each case where the failure to obtain or maintain the same could reasonably be expected to have a Material Adverse Effect. No investigation or proceeding that, if adversely determined, could reasonably be expected to result in revocation or denial of any license, permit or approval is pending or, to the knowledge of the General Partner, each Borrower and each Subsidiary threatened, except where such revocation or denial could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

Section 5.18. Approvals. No authorization, consent, license or exemption from, or filing or registration with, any Governmental Authority, nor any approval or consent of any other Person, is or will be necessary to the valid execution, delivery or performance by any Borrower or any Guarantor of any Loan Document, except for (a) such approvals, authorizations, consents, licenses or exemptions from, or filings or registrations which have been obtained prior to the date of this Agreement and remain in full force and effect, (b) filings which are necessary to release Liens granted pursuant to the document related to the Indebtedness to be refinanced on the Effective Date, and (c) filings, authorizations, consents, licenses, exemptions or registrations which are necessary to perfect the security interests created under the Collateral Documents.

Section 5.19. Solvency. The Borrowers and the Guarantors, taken as a whole, are Solvent.

Section 5.20. No Broker Fees. No broker’s or finder’s fee or commission will be payable with respect hereto or any of the transactions contemplated thereby; and each Borrower hereby agrees to indemnify the Administrative Agent and the Lenders against, and agree that they will hold the Administrative Agent and the Lenders harmless from, any claim, demand, or liability for any such broker’s or finder’s fees alleged to have been incurred in connection herewith or therewith and any expenses (including reasonable attorneys’ fees) arising in connection with any such claim, demand, or liability.

Section 5.21. No Default. No Default or Event of Default has occurred and is continuing.

Section 5.22. OFAC. Each Borrower and each Guarantor is in compliance with the requirements of all OFAC Sanctions Programs applicable to it. Each Subsidiary of each Borrower and each Guarantor is in compliance with the requirements of all OFAC Sanctions Programs applicable to such Subsidiary. To the best of the General Partner’s, each Borrower’s and each Guarantor’s knowledge, neither such Borrower, such Guarantor nor any of the Affiliates or Subsidiaries of any of them is named on the current OFAC SDN List. No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977.

Section 5.23. Security Interests. Except for those Borrowers listed on Schedule 5.23, each Borrower and each Subsidiary listed on Schedule 5.10 is a “transmitting utility” within the meaning of Section 9.501(b) of the Delaware Uniform Commercial Code. Except as set forth on Schedule 5.23(a), on the Effective Date, all governmental actions and all other filings, recordings, registrations, third party consents and other actions which are necessary to create and perfect the Liens provided for in the Collateral Documents will have been made, obtained and taken in all relevant jurisdictions, or satisfactory arrangements will have been made for all governmental actions and all other filings, recordings, registrations, third party consents, and other actions which are necessary to create and perfect the Liens provided for in the Collateral Documents to be made, obtained, or taken in all relevant jurisdictions. Upon the filing of the Collateral Documents, each of the Collateral Documents creates, as security for the Obligations, Hedging Liability and Bank Product Liability purported to be secured thereby, a valid, perfected and enforceable Lien existing in favor of the Administrative Agent that is superior to all other Liens other than Permitted Liens.

Section 5.24. Other Agreements and Documents. All Material Agreements existing on the Effective Date are listed on Schedule 5.24, and as of the Effective Date, except as set forth on such Schedule, all such Material Agreements are in full force and effect and no defaults by any Borrower or any Subsidiary, to the knowledge of the General Partner, each Borrower and each Subsidiary by any third party to the Material Agreements currently exist under such agreements which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect. There does not exist any violation of any Organization Documents which could reasonably be expected to have a Material Adverse Effect.

Section 5.25. State and Federal Regulations. (a) In order to comply with the Interstate Commerce Act, the Energy Policy Act, and regulations promulgated by the FERC to implement those statutes, each Borrower or such Borrower’s Affiliates, as applicable, has on file with the FERC tariffs that govern the interstate transportation of Crude Oil on the Pipeline and Transportation Systems, except any FERC Jurisdictional Requirement that has been ordered or imposed but for which the time period for compliance therewith has not expired, or any FERC Jurisdictional Requirement that has not yet been ordered or imposed. With respect to the services provided by the Pipeline and Transportation Systems that are subject to FERC jurisdiction under the Interstate Commerce Act and are not subject to a valid waiver of applicable regulatory requirements granted by FERC, (i) to the knowledge of the General Partner and each Borrower, the rates on file with the FERC are just and reasonable and (ii) to the knowledge of the General Partner and each Borrower, no provision of the tariff containing such rates is unduly discriminatory or preferential. None of the Borrowers, the Borrowers’ Subsidiaries, or any other Person that now owns an interest in any of the Pipeline and Transportation Systems has been within the past three (3) years or is the subject of a complaint, investigation or other proceeding at the FERC regarding their respective rates or practices with respect to the Pipeline and Transportation Systems. No complaint or investigation is currently pending before the FERC, nor to the knowledge of the General Partner, each Borrower and each Subsidiary is any such complaint or investigation currently contemplated, that could result in, if adversely determined to the position or interest of the Borrowers or their applicable Subsidiaries, or could reasonably be expected to result in, a Material Adverse Effect.

(b) With respect to those certain intrastate common carrier pipeline operations that are provided by the Pipeline and Transportation Systems, that are situated or conducted in the State of Texas (the “Texas Intrastate Pipelines”), such pipeline operations are subject to regulation by the Railroad Commission of Texas. Neither the MLP nor any of its Subsidiaries nor any other Person that now owns an interest in any of the Pipeline and Transportation Systems has been within the past three (3) years or is the subject of a complaint, investigation or other proceeding at the Railroad Commission of Texas regarding their respective rates or practices with respect to the Pipeline and Transportation Systems. No complaint or investigation is currently pending before the Railroad Commission of Texas, nor to the knowledge of the General Partner, each Borrower and each Subsidiary is any such complaint or investigation currently contemplated, that could result in, if adversely determined to the position or interest of the any Borrower or its applicable Subsidiaries, or could reasonably be expected to result in, a Material Adverse Effect.

(c) With respect to those certain common carrier pipeline services and operations that are provided by the Pipeline and Transportation Systems in the State of Louisiana, each Borrower and each Subsidiary that owns pipelines and conducts pipeline operations in the State of Louisiana has determined that no tariff filing with any regulatory agency of the State of Louisiana is necessary because all pipeline services within the State of Louisiana are interstate common carrier services that are governed exclusively by the FERC. Except to the extent that any of the following could not reasonably be expected to result in a Material Adverse Effect, no Borrower or Subsidiary which owns pipelines and conducts pipeline services and operations in the State of Louisiana has been subject to any written challenge, protest or complaint by any party, including any agency of the State of Louisiana, with respect to (i) the jurisdiction of the State of Louisiana or any agency thereof over such pipelines and pipeline services and operations in the State of Louisiana, or (ii) the lack of a tariff filing with any regulatory agency of the State of Louisiana regarding such pipeline services and operations.

(d) With respect to those certain common carrier pipeline services and operations that are provided by the Pipeline and Transportation Systems in the State of Arkansas, no Borrower or Subsidiary or any other Person that now owns an interest in any of those Pipeline and Transportation Systems has been within the past three (3) years or is the subject of a complaint, investigation or other proceeding at the Arkansas Public Service Commission regarding their respective rates or practices with respect to the Pipeline and Transportation Systems. No complaint or investigation is currently pending before the Arkansas Public Service Commission, nor to the knowledge of the General Partner, each Borrower and each Subsidiary is any such complaint or investigation currently contemplated, that could result in, if adversely determined to the position or interest of the Borrowers or their applicable Subsidiaries, or could reasonably be expected to result in, a Material Adverse Effect.

(e) With respect to those pipeline services and operations that are situated or conducted in any State other than the States of Texas, Louisiana and Arkansas, except to the extent that any of the following could not reasonably be expected to result in a Material Adverse Effect, (i) (A) each Borrower and each Subsidiary which owns such pipelines and conducts such pipeline operations has determined that the rates and terms and conditions of shipment thereon are not subject to regulation by any State Pipeline Regulatory Agency, any other administrative agency of the such State, and (B) no Borrower or any such Subsidiary has been subject to any written challenge, protest or complaint by any party, including any agency of such State or FERC, with respect to (1) the jurisdiction of such State or any agency thereof over such pipelines and pipeline services and operations, (2) the jurisdiction of FERC over such pipelines and pipeline services and operations, or (3) with respect to the lack of a tariff filing with any regulatory agency of the such State or the FERC regarding such pipeline services and operations, or (ii) the Borrowers and Subsidiaries which own such pipelines and conducts such pipeline operations have filed with the applicable State Pipeline Regulatory Agency or the FERC tariffs applicable to such services that comply with applicable Legal Requirement and any regulations issued thereunder by the State Pipeline Regulatory Agency or the FERC.

(f) Each Borrower and each Subsidiary is in compliance with all rules, regulations and orders of the FERC and all State Pipeline Regulatory Agencies applicable to the Pipeline and Transportation Systems, except for any FERC Jurisdictional Requirement that has been ordered or imposed but for which that time period for compliance therein has not expired and except to the extent that any noncompliance, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(g) Each Borrower and each of its Subsidiaries, to the extent applicable, is in compliance with all Legal Requirements, including Department of Transportation, Pipeline and Hazardous Materials Safety Administration (“PHMSA”) regulations, applicable to the Pipeline and Transportation Systems, including but not limited to all such regulations pertaining to pipeline safety and integrity, control room management, personnel management and qualification, and annual and specific incident reports, except to the extent that any noncompliance, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. As of the Effective Date, none of the Contributing Affiliates has been subject to any material enforcement or remedial action by or involving PHMSA within the past three (3) years. No Borrower nor any of its Subsidiaries, to the extent applicable, has been subject to any material enforcement or remedial action by or involving PHMSA within the past three (3) years, except to the extent that any such enforcement or remedial action, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(h) As of the Effective Date, no Borrower or Subsidiary is liable for any material refunds or interest thereon as a result of an order from the FERC or any other Governmental Authority with jurisdiction over the Pipeline and Transportation Systems.

(i) Without limiting the generality of Section 5.18 of this Agreement, and except as to tariffs on file at the FERC and at applicable State Pipeline Regulatory Agencies, no material certificate, license, permit, consent, authorization or order (to the extent not otherwise obtained) is required by any Borrower or Subsidiary from any Governmental Authority to construct, own, operate and maintain the Pipeline and Transportation Systems, or to transport and/or distribute Crude Oil or Refined Products under existing contracts, agreements and tariffs as the Pipeline and Transportation Systems are presently owned, operated and maintained.

(j) The Borrowers are in compliance with the Consent Decree in all material respects and are not required to pay any penalties or other amounts thereunder which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(k) Each Borrower and each Subsidiary, to the extent applicable, is in compliance with (i) the Oil Pollution Act of 1990, 33 U.S.C. §§2701 et seq., (ii) the Water Pollution Act of 1972, 33 U.S.C. §§1251 et seq, and (iii) regulations issued by the EPA under the New Performance Standards and Natural Emission Standards for Hazardous Air Pollutants programs applicable to the Pipeline and Transportation Systems and the Terminals, except to the extent any noncompliance with the Legal Requirements described in clauses (i), (ii) and (iii) above, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

Section 5.26. Title to Crude Oil and Refined Products. The Borrowers and Subsidiaries require that either (i) each shipper whose Crude Oil, Refined Projects or other petroleum products are transported through the Pipeline and Transportation Systems warrant that such shipper has title to, or the right to ship, all such Crude Oil, Refined Products or other petroleum products tendered to the Pipeline and Transportation Systems for transportation; or (ii) any Liens with respect to such Crude Oil, Refined Products or other petroleum products are subordinated to the applicable Borrowers’ or such Subsidiary’s right to payment for storage, throughput or other such charges.

SECTION 6.	COVENANTS.

Each Borrower covenants and agrees that, so long as any Loans or Letters of Credit are available to or in use by any Borrower hereunder and until all Obligations are paid in full:

Section 6.1. Information Covenants. The Borrowers will furnish to the Administrative Agent, with sufficient copies for each Lender:

(a) Quarterly Reports. Commencing with the fiscal quarter of the Consolidated Group ending December 31, 2012, not later than (i) 55 days after the end of each of the first three fiscal quarters of each fiscal year of the Consolidated Group and (ii) 95 days after the end of the last fiscal quarter of each fiscal year of the Consolidated Group, the MLP’s consolidated balance sheet as at the end of such fiscal quarter and the related consolidated statements of income or operating partners’ capital, retained earnings, and cash flows for such fiscal quarter and for the elapsed portion of the fiscal year to date period then ended, each in reasonable detail, prepared by the Borrowers’ Agent in accordance with GAAP, and for each period ending on or after December 31, 2013, setting forth comparative figures for the corresponding prior fiscal quarter in the prior fiscal year, all of which shall be certified by the General Partner’s chief financial officer on behalf of the Borrowers’ Agent or by a financial or accounting officer of the General Partner acceptable to the Administrative Agent that they fairly present in all material respects in accordance with GAAP the consolidated financial condition of the MLP as of the dates indicated and the results of its operations and changes in its cash flows for the periods indicated, subject to normal year end audit adjustments and the absence of footnotes.

(b) Annual Statements. Not later than 95 days after the close of each fiscal year of the Consolidated Group, a copy of the MLP’s consolidated balance sheet as of the last day of the fiscal year then ended and the MLP’s consolidated statements of income or operations, partners’ capital, retained earnings, and cash flows for the fiscal year then ended, and accompanying notes thereto, each in reasonable detail, and for each fiscal year ending on or after December 31, 2013, showing in comparative form the figures for the previous fiscal year, accompanied by an unqualified opinion of a firm of independent public accountants of recognized national standing, selected by the Borrowers’ Agent and acceptable to the Administrative Agent, to the effect that the consolidated financial statements have been prepared in accordance with GAAP and present fairly in accordance with GAAP the consolidated financial condition of the MLP as of the close of such fiscal year and the results of its operations and cash flows for the fiscal year then ended and that an examination of such accounts in connection with such financial statements has been made in accordance with generally accepted auditing standards.

(c) Officer’s Certificates. Within 55 days after the end of each fiscal quarter of the Consolidated Group (except with respect to each fiscal quarter-end that is also a fiscal year-end in which case not later than 95 days), commencing with the fiscal quarter of the Consolidated Group ending December 31, 2012, a certificate of the chief financial officer of the General Partner on behalf of the Borrowers’ Agent or other financial or accounting officer of the Borrowers’ Agent acceptable to Administrative Agent in the form of Exhibit E (i) stating no Default or Event of Default has occurred during the period covered by such statements of, if a Default or Event of Default exists, a detailed description of the Default or Event of Default and all actions the Borrowers are taking with respect to such Default or Event of Default, (ii) confirming that the representations and warranties stated in Section 5 remain true and correct in all material respects (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct of such date), and (iii) showing the Borrowers’ compliance with the covenants set forth in 6.20.

(d) Budgets. As soon as available, but in any event no later than 80 days after the first day of each fiscal year of the MLP, a budget in form satisfactory to the Administrative Agent (including, without limitation, budgeted consolidated statements of income, and sources and uses of cash and balance sheets for the MLP) of the MLP in reasonable detail satisfactory to the Administrative Agent for each fiscal quarter of such fiscal year and with the principal assumptions upon which such budget is based.

(e) Notice of Default or Litigation, Labor Matters, Collateral Losses and Contracts. Promptly, and in any event within seven Business Days after any officer of any Borrower or the General Partner obtains knowledge thereof, (i) notice of the occurrence of any event which constitutes a Default or an Event of Default or any other event which could reasonably be expected to have a Material Adverse Effect, which notice shall specify the nature thereof, the period of existence thereof and what action the Borrowers propose to take with respect thereto, (ii) notice of the commencement of, or threat of, or any significant adverse development in, any litigation, labor controversy, arbitration or governmental proceeding pending against the Borrowers or any of their Subsidiaries which, if adversely determined, could reasonably be expected to have a Material Adverse Effect, (iii) any material notice, summons, citation, proceeding or order received from the FERC or any other Governmental Authority concerning the regulation of any material portion of the Pipeline and Transportation Systems (other than any notice or order that is applicable to all Persons engaged in the same business as the Borrowers or their Subsidiaries), (iv) notice of any labor dispute to which any Borrower or any of their Subsidiaries may become a party and which may have a Material Adverse Effect, (v) notice of any strikes, walkouts, or lockouts relating to any Borrower’s or any of their Subsidiaries’ plants or other facilities that could reasonably be expected to have a Material Adverse Effect, (vi) any Events of Loss where the aggregate damage to the Collateral and/or lost revenues of the MLP and its Subsidiaries (after taking into account any insurance proceeds available for such lost revenues) could reasonably be expected to exceed $1,000,000 and (vii) any Material Agreements entered into after the Effective Date to the extent reasonably requested by the Administrative Agent.

(f) Management Letters. Promptly after any Borrower’s receipt thereof, a copy of each report or any “management letter” submitted to such Borrower or any of its Subsidiaries by its certified public accountants and the management’s responses thereto.

(g) Other Reports and Filings. Promptly, and without duplication to the extent such information is already provided hereunder, copies of all financial information, proxy materials and other material information, certificates, reports, statements and completed forms, if any, which any Borrower or any of its Subsidiaries (i) files with the SEC, (ii) furnishes to the holders of the any Borrower’s public securities, or (iii) has delivered to holders of, or to any agent or trustee with respect to, Indebtedness of any Borrower or any of its Subsidiaries in their capacity as such a holder, agent or trustee to the extent that the aggregate principal amount of such Indebtedness exceeds (or upon the utilization of any unused commitments may exceed) $1,000,000.

(h) Environmental Matters. Promptly upon, and in any event within seven Business Days after any officer of any Borrower or the General Partner obtains knowledge thereof, written notice of one or more of the following environmental matters which individually, or in the aggregate, may reasonably be expected to have a Material Adverse Effect or cause any material portion of property described in the Deed of Trust to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law that would materially and adversely interfere with or impact the use of the affected property in the Business: (i) an Environmental Claim against any Borrower or any of its Subsidiaries or any real property owned or operated by any Borrower or any of its Subsidiaries; (ii) any condition or occurrence on or arising from any real property owned or operated by any Borrower or any of its Subsidiaries that (A) results in noncompliance by such Borrower or any of its Subsidiaries with any applicable Environmental Law or (B) could reasonably be expected to form the basis of an Environmental Claim against such Borrower or any of its Subsidiaries or any such real property; and (iii) any removal or remedial actions to be taken in response to the actual or alleged presence of any Hazardous Material on any real property owned or operated by any Borrower or any of its Subsidiaries as required by any Environmental Law or any Governmental Authority. All such notices shall describe in reasonable detail the nature of the claim, investigation, condition, occurrence or removal or remedial action and the General Partner’s, such Borrower’s or such Subsidiary’s response thereto.

(i) Other Information. From time to time, such other information or documents (financial or otherwise) as the Administrative Agent may reasonably request.

Documents required to be delivered pursuant to Section 6.01(a) or (b) or 6.01(g) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrowers post such documents, or provides a link thereto, on the website of the Borrowers’ Agent on the Internet at the website address set forth in Section 10.8(b); or (ii) on which such documents are posted on such Borrower’s behalf on the Platform. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrowers, as applicable, with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Section 6.2. Inspections; Field Examinations. Each Borrower will, and will cause each Subsidiary to, permit (a) officers, representatives and agents of the Administrative Agent to visit and inspect any Property of such Borrower or such Subsidiary, and to examine the books of account of such Borrower or such Subsidiary and (b) officers, representatives and agents of the Administrative Agent or any Lender to discuss the affairs, finances and accounts of such Borrower or such Subsidiary with its and their officers and independent accountants, all at such reasonable times as the Administrative Agent or any Lender (with respect to Section 6.2(b) only) may request; provided that, prior written notice of any such visit, inspection, examination or request for discussion shall be provided to such Borrower and such visit, inspection, examination or request for discussion shall be performed at reasonable times to be agreed to by such Borrower, which agreement will not be unreasonably withheld. Each Borrower shall pay to the Administrative Agent for its own use and benefit reasonable charges for examinations of the Collateral performed by the Administrative Agent or its agents or representatives in such amounts as the Administrative Agent may from time to time request (the Administrative Agent acknowledging and agreeing that such charges shall be computed in the same manner as it at the time customarily uses for the assessment of charges for similar collateral examinations); provided, however, that in the absence of any Default and Event of Default, the Administrative Agent may not conduct more than two such examinations per calendar year and the Borrowers shall not be required to pay the Administrative Agent for more than two such examinations per calendar year.

Section 6.3. Maintenance of Property, Insurance, Environmental Matters, etc. (a) Each Borrower will, and will cause each of its Subsidiaries to, (i) keep (or cause to be kept) its material property, plant and equipment in good repair, working order and condition, normal wear and tear, casualty and condemnation excepted, and shall from time to time make (or cause to be made) all necessary repairs, renewals, replacements, extensions, additions, betterments and improvements thereto so that at all times such material property, plant and equipment are reasonably preserved and maintained (or in process thereof) and (ii) maintain (or cause to be maintained) in full force and effect with financially sound and reputable insurance companies insurance which provides substantially the same (or greater) coverage and against at least such risks as is in accordance with industry practice, and shall furnish to the Administrative Agent upon request full information as to the insurance so carried. In any event, each Borrower shall, and shall cause each of its Subsidiaries to, maintain (or cause to be maintained) insurance on the Collateral to the extent required by the Collateral Documents. Without limiting the foregoing, each Borrower will maintain (or cause to be maintained) during the term of this Credit Agreement, at no cost to the Administrative Agent or the Lenders, environmental insurance coverage, property/business interruption insurance coverage and other insurance coverage that is reasonable and customary for pipeline logistics operators but in no event shall such property/business interruption insurance coverage be less than $150,000,000 per occurrence; provided, however, that, notwithstanding the foregoing, the insurance maintained (or caused to be maintained) by the Borrowers shall at all times be in coverage amounts reasonably satisfactory to the Administrative Agent. The Borrowers shall require the insurer to add and maintain the Administrative Agent as an additional insured or lender or loss payee, as applicable, on any such policies.

(b) Without limiting Section 6.03(a), each Borrower and its Subsidiaries shall (i) maintain or cause the maintenance of the interests and rights which are necessary to maintain the Pipeline and Transportation Systems and the Terminals, which individually or in the aggregate, could, if not maintained, reasonably be expected to have a Material Adverse Effect; (ii) subject to Permitted Liens, maintain the Pipeline and Transportation Systems within the confines of the Pipeline Rights without encroachment upon any adjoining property and maintain the Terminals within the legal boundaries of the same and without encroachment upon any adjoining property, except where the failure of the Pipeline and Transportation Systems and Terminals to be so maintained, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect; (iii) maintain such rights of ingress and egress necessary to permit each Borrower and its Subsidiaries to inspect, operate, repair, and maintain the Pipeline and Transportation Systems and the Terminals to the extent that failure to maintain such rights, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect and provided that any Borrower or any of its Subsidiaries may hire third parties to perform these functions; and (iv) maintain all material agreements, licenses, permits, and other rights required for any of the foregoing described in clauses (i), (ii), and (iii) of this Section 6.03(b) in full force and effect in accordance with their terms, timely make any payments due thereunder, and prevent any default thereunder which could result in a termination or loss thereof, except any such failure to maintain or pay or any such default that could not reasonably, individually or in the aggregate, be expected to cause a Material Adverse Effect.

(c) Without limiting Section 6.3(a), each Borrower and its Subsidiaries: (i) shall comply with, and maintain (or cause to be maintained) all real property owned each such Borrower or its Subsidiaries in compliance with, any applicable Environmental Laws and Environmental Permits, except to the extent that noncompliance, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect; (ii) shall pursue or apply for, and once obtained, maintain in full force and effect all governmental approvals required for its operations at or on its properties by any applicable Environmental Laws or Environmental Permits, except where failure to so pursue, apply for or maintain could not reasonably, individually or in the aggregate, be expected to cause a Material Adverse Effect; (iii) shall cure as soon as reasonably practicable any violation of applicable Environmental Laws or Environmental Permits with respect to any of its properties which violations, if not so cured, individually or in the aggregate, may reasonably be expected to have a Material Adverse Effect; and (iv) shall not, and shall not permit any other Person to, own or operate on any of its properties any landfill or dump or hazardous waste treatment, storage or disposal facility as defined pursuant to the RCRA, or any comparable state law, unless such ownership or operation is ancillary to the Business and in material compliance with all Environmental Laws. With respect to any Release of Hazardous Materials, the Borrowers and their Subsidiaries shall, in all material respects, conduct any necessary or required investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other response action necessary to remove, cleanup or abate any material quantity of Hazardous Materials released at or on any of its properties as required by any applicable Environmental Law or Environmental Permits.

(d) In the event that the FERC orders or imposes any FERC Jurisdictional Requirement against any Borrower or any Subsidiary, such Borrower or such Subsidiary shall promptly comply in all respect with all terms of such FERC Jurisdictional Requirement within the time period required thereby.

Section 6.4. Preservation of Existence. Each Borrower will, and will cause each of its Subsidiaries to, do or cause to be done, all things necessary to preserve and keep in full force and effect its existence and, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, its franchises, authority to do business, licenses, patents, trademarks, copyrights and other proprietary rights; provided, however, that nothing in this Section 6.4 shall prevent, to the extent permitted by Section 6.13, sales of assets by any Borrower or any of its Subsidiaries, the dissolution or liquidation of any Subsidiary of any Borrower, or the merger or consolidation between or among the Subsidiaries of any Borrower. No Subsidiary of any Borrower shall be a Foreign Subsidiary, other than any Subsidiary formed under the laws of Canada.

Section 6.5. Compliance with Laws. Each Borrower shall, and shall cause each Subsidiary to, comply in all respects with the requirements of all laws, rules, regulations, ordinances and orders applicable to its property or business operations of any Governmental Authority, where any such non-compliance, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 6.6. ERISA. Each Borrower shall, and shall cause each other member of its Controlled Group to, promptly pay and discharge all its obligations and liabilities arising under ERISA with respect to a Pension Plan or a Post-Retirement Benefit Plan of a character which if unpaid or unperformed would have a Material Adverse Effect or result in the imposition of a Lien that primes the Liens that secure the Obligations upon any of its Property. Each Borrower shall, and shall cause each other member of its Controlled Group to, if a material liability to a Borrower or a Guarantor would result, promptly notify the Administrative Agent and each Lender of: (a) the occurrence of any “reportable event” (as defined in Section 4043(c) of ERISA and the regulations thereunder) with respect to a Pension Plan (other than an event with respect to which notice is waived pursuant to the applicable regulations), (b) receipt of any notice from the PBGC of its intention to seek termination of any Pension Plan or appointment of a trustee therefor, or (c) its intention to terminate any Pension Plan in a non-standard termination or to withdraw from any Multiemployer Plan.

Section 6.7. Payment of Taxes. Each Borrower will, and will cause each of its Subsidiaries to, pay and discharge, (a) all Taxes imposed upon it before becoming delinquent and before any penalties accrue thereon, unless and to the extent that the same are being contested in good faith by proper proceedings and for which adequate reserves have been established in accordance with GAAP; and (b) all Taxes imposed upon any material portion of its Property, before becoming delinquent and before any penalties accrue thereon, unless and to the extent that the same are being contested in good faith and by proper proceedings and as to which adequate reserves have been established in accordance with GAAP.

Section 6.8. Contracts with Affiliates. No Borrower shall, nor shall it permit any Subsidiary to, enter into any contract, agreement or business arrangement with any of its Affiliates (other than direct or indirect Wholly-owned Subsidiaries) on terms and conditions which, when taken as a whole, are materially less favorable to such Borrower or such Subsidiary than would be usual and customary in similar contracts, agreements or business arrangements between Persons not affiliated with each other; provided that the foregoing restriction shall not (a) apply to transactions between or among the any Borrower and its Subsidiaries, between or among the Borrowers, or between or among the Subsidiaries, (b) apply to transactions pursuant to the Material Agreements as in effect on the Effective Date or, if applicable, to the extent modified as permitted under this Agreement, (c) apply to contracts, agreements, and business arrangements that (i) are approved by the conflicts committee of the board of directors (or similar governing body) of the General Partner, (ii) are approved by the majority of directors on such committee that are not Related Parties of Holdings (except in their capacities as such directors for the General Partner), (iii) are entered into pursuant to the reasonable business judgment of such Borrower or such Subsidiary party thereto, and (iv) are not entered into during the continuance of a Default or an Event of Default and no Default or Event of Default would be caused thereby, and (d) prohibit each Borrower and each Subsidiary from declaring or paying any lawful dividend or distribution otherwise permitted hereunder.

Section 6.9. Restrictions or Changes; Material Agreements; Organization Documents. No Borrower shall, nor shall it permit any Subsidiary to, change its fiscal year or fiscal quarters from its present basis, reduce the term of any Material Agreement, or otherwise amend or modify (or with respect to Material Agreements with Affiliates of the MLP, allow to be amended or modified) any Material Agreement in a manner that could reasonably be expected to have a Material Adverse Effect. (For purposes of clarity, the parties hereto agree that any change that occurs pursuant to the express, self-operative terms of any Material Agreement does not constitute a modification under the foregoing sentence). Each Borrower and each Subsidiary shall perform and observe all the terms and provisions of each Material Agreement to be performed or observed by it, maintain each such Material Agreement in full force and effect, enforce each such Material Agreement in accordance with its terms, upon the request of the Administrative Agent, make to each other party to each such Material Agreement such demands and requested for information and reports or for action as any Borrower or any Subsidiary, as applicable, is entitled to make under such Material Agreement, except, in any case, where failure to do so, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. No Borrower shall amend, change or otherwise modify its Organization Documents in a manner adverse to the interests of the Lenders; provided that, notwithstanding the foregoing, no Borrower shall amend, change or otherwise modify its Organization Documents in any manner without the prior written consent of the Administrative Agent.

Section 6.10. Change in the Nature of Business. No Borrower shall, nor shall it permit any Subsidiary to, engage in any business or activity other than the Business.

Section 6.11. Indebtedness. No Borrower shall, nor will it permit any of its Subsidiaries to, contract, create, incur, assume or suffer to exist any Indebtedness, except;

(a) the Obligations, Hedging Liability, and Bank Product Liability of the Borrowers and their Subsidiaries owing to the Administrative Agent and the Lenders (and their Affiliates);

(b) Indebtedness owed pursuant to Hedge Agreements entered into in the ordinary course of business and not for speculative purposes with Persons other than Lenders (or their Affiliates);

(c) intercompany Indebtedness among the Borrowers, or between or among any Borrower or Borrowers and any Subsidiary or Subsidiaries to the extent permitted by Section 6.14;

(d) Purchase Money Indebtedness and Capitalized Lease Obligations of the Borrowers and their Subsidiaries in an amount not to exceed $20,000,000 in the aggregate at any time outstanding; provided, however, not more than $5,000,000 of such amount at any one time outstanding shall be permitted for expenditures that are not Capital Expenditures;

(e) endorsement of instruments or other payment items for deposit in the ordinary course of business;

(f) Indebtedness consisting of (i) unsecured guarantees incurred in the ordinary course of business with respect to surety and appeal bonds, performance bonds, bid bonds, appeal bonds, completion guarantee and similar obligations; and (ii) unsecured guarantees arising with respect to customary indemnification obligations to purchasers in connection with permitted dispositions;

(g) unsecured Indebtedness of any Borrower or any Subsidiary in an aggregate principal amount not to exceed $25,000,000 at any time outstanding that is incurred on the date of the consummation of a Permitted Acquisition solely for the purpose of consummating such Permitted Acquisition; provided that (i) no Event of Default has occurred and is continuing or would result therefrom, (ii) such unsecured Indebtedness is not incurred for working capital purposes, (iii) such unsecured Indebtedness does not mature prior to that date that is twelve (12) months after the Termination Date, (iv) such Indebtedness is subordinated in right of payment to the Obligations, Hedging Liability and Bank Product Liability on terms and conditions reasonably satisfactory to the Administrative Agent and is otherwise on terms and conditions (including all economic terms and the absence of covenants) reasonably acceptable to the Administrative Agent, and (v) the only interest that accrues with respect to such Indebtedness is payable in kind;

(h) Acquired Indebtedness in an amount not to exceed $10,000,000 in the aggregate at any time outstanding;

(i) Indebtedness owed to any Person providing property, casualty, liability, or other insurance or the broker therefore or any company providing financing with respect to the premiums for such insurance to or for the benefit of any Borrower or any Subsidiary, so long as the amount of such Indebtedness is not in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, unpaid insurance premiums for the one year in which such Indebtedness is incurred and such Indebtedness is outstanding only during such year;

(j) unsecured Indebtedness incurred in respect of overdraft protection, and other like services, in each case, incurred in the ordinary course of business;

(k) Contingent Obligations of a Borrower or a Subsidiary in respect of Indebtedness otherwise permitted hereunder;

(l) to the extent constituting Indebtedness, investments permitted under Section 6.14;

(m) secured Indebtedness of any Borrower or any Subsidiary not otherwise permitted by this Section in an aggregate principal amount not to exceed $1,000,000 at any one time outstanding; and

(n) unsecured Indebtedness of any Borrower and any Subsidiary not otherwise permitted by this Section in an aggregate principal amount not to exceed $5,000,000 in the aggregate at any time outstanding.

Section 6.12. Liens. No Borrower shall, nor shall it permit any of its Subsidiaries to, create, incur or suffer to exist any Lien on any of its Property; provided that the foregoing shall not prevent the following (the Liens described below, the “Permitted Liens”):

(a) inchoate Liens for the payment of Taxes which are not yet due and payable or the payment of which is not required by Section 6.7;

(b) Liens arising by statute in connection with worker’s compensation, unemployment insurance, old age benefits, social security obligations, Taxes, assessments, statutory obligations or other similar charges (other than Liens arising under ERISA), good faith cash deposits in connection with tenders, contracts or leases to which any Borrower or any Subsidiary is a party or other cash deposits required to be made in the ordinary course of business, provided, in each case, that the obligation is not for borrowed money and that the obligation secured is not overdue or, if overdue, is being contested in good faith by appropriate proceedings which prevent enforcement of the matter under contest and for which adequate reserves have been established in accordance with GAAP;

(c) mechanics’, workmen’s, materialmen’s, landlords’, carriers’ (including common carriers’) bailee’s or other similar Liens arising in the ordinary course of business with respect to obligations which are not past due for more than forty-five (45) days or which are being contested in good faith by appropriate proceedings which prevent enforcement of the matter under contest and for which adequate reserves have been established in accordance with GAAP;

(d) Liens created by or pursuant to this Agreement and the Collateral Documents;

(e) Liens on Property of any Borrower or any Subsidiary created solely for the purpose of securing indebtedness permitted by Sections 6.11(d), representing or incurred to finance the purchase price of Property; provided that, no such Lien shall extend to or cover other Property of such Borrower or such Subsidiary other than the respective Property so acquired, and the principal amount of indebtedness secured by any such Lien shall at no time exceed the purchase price of such Property, as reduced by repayments of principal thereon;

(f) normal and customary rights of setoff upon deposits of cash in favor of banks or other depository institutions and Liens of a collection bank arising under Section 4-210 of the UCC on items in the course of collection;

(g) Liens comprised of minor defects, irregularities, and deficiencies in title to, and easements, rights-of-way, zoning restrictions and other similar restrictions, charges or encumbrances, defects and irregularities in the physical placement and location of pipelines within the areas covered by the easements, leases, licenses and other rights in real property in favor of any Borrower or any Subsidiary which, individually and in the aggregate, do not materially adversely interfere with the ordinary conduct of business by such Subsidiary or such Borrower, as applicable;

(h) Liens securing judgments for the payment of money not constituting an Event of Default under Section 7.1(g);

(i) Liens to secure the performance of bids, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(j) Liens set forth on Schedule 6.12 hereof;

(k) Liens appearing as exceptions listed on Schedule B to the Title Policies;

(l) Liens securing any sale-leaseback permitted under this Agreement in an amount not to exceed $1,000,000 in the aggregate at any time outstanding;

(m) Liens securing the interests of the broker with respect to any margin account pursuant to a Hedge Agreement maintained by any Borrower or any Subsidiary in the ordinary course of business in an amount not to exceed $10,000,000 in the aggregate at any time outstanding;

(n) Liens on specified assets which Liens are not otherwise permitted by this Section 6.12 so long as the aggregate fair market value (determined, in the case of each such Lien, as of the date such Lien is incurred) of such specified assets subject thereto does not exceed (as to the Borrowers and all their Subsidiaries) $7,500,000 at any one time; and

(o) Liens on Property of any Borrower or any Subsidiary securing indebtedness permitted by Section 6.11(m).

Section 6.13. Consolidation, Merger, Sale of Assets, etc. No Borrower shall, nor will it permit any of its Subsidiaries to, wind up, liquidate or dissolve its affairs or agree to any merger or consolidation with or into any other Person, or convey, sell, lease or otherwise dispose of all or any part of its Property, including any disposition as part of any sale-leaseback transactions except that this Section shall not prevent:

(a) the sale and lease of inventory in the ordinary course of business;

(b) the sale, transfer or other disposition of any tangible personal property that, in the reasonable judgment of any Borrower or its Subsidiaries, has become uneconomic, obsolete or worn out;

(c) the sale, transfer, lease, or other disposition of Property of any Borrower and its Subsidiaries to one another;

(d) the merger (or dissolution) of any Subsidiary with and into any Borrower or any other Subsidiary, provided that, in the case of any merger (or dissolution) involving any Borrower, such Borrower is the legal entity surviving the merger (or dissolution); provided further that, in the case of any merger (or dissolution) involving the MLP, the MLP is the legal entity surviving the merger (or dissolution);

(e) the disposition or sale of Cash Equivalents on consideration for cash in the ordinary course of business;

(f) the sale, transfer, lease, or other disposition of Property of any Borrower or any Subsidiary (including any disposition of Property as part of a sale and leaseback transaction) aggregating for the Borrowers and their Subsidiaries not more than $5,000,000 during any fiscal year of the Borrowers;

(g) the making of Restricted Payments permitted by Section 6.15;

(h) ordinary course dispositions of (i) overdue accounts receivable in connection with the compromise or collection thereof (and not in connection with any financing transaction), and (ii) leases, subleases, rights of way, easements, licenses, and sublicenses that, individually and in the aggregate, do not materially interfere with the ordinary conduct of the business then conducted by any Borrower or any Subsidiary, as applicable, and do not materially detract from the value or use of the Property which they affect;

(i) dispositions by the Borrowers and their Subsidiaries not otherwise permitted under this Section 6.13, subject to the following conditions:

(A) that no Event of Default exists at the time of such Disposition or would result from such Disposition;

(B) that the aggregate book value of all property disposed of in reliance of this clause (i) in any fiscal year of the Borrowers shall not exceed $10,000,000; and

(C) that at least 75% of the purchase price for such asset shall be paid to such Borrower or such Subsidiary in cash;

(j) so long as no Event of Default has occurred and is continuing, the grant of any option or other right to purchase any asset in a transaction that would be permitted under the provisions of Section 6.13(i);

(k) the licensing, on a non-exclusive basis, of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business;

(l) the lapse of registered patents, trademarks and other intellectual property of the Borrowers or any of their Subsidiaries to the extent that the continued registration thereof is not economically desirable in the conduct of its business and so long as such lapse is not materially adverse to the interests of the Lenders;

(m) the sale or issuance of Ownership Interests of any Borrower that does not result in a Change of Control hereunder;

(n) Permitted Liens;

(o) any investment permitted under Section 6.14, to the extent any such investment is deemed to be a disposition; and

(p) any involuntary Event of Loss.

Section 6.14. Advances, Investments and Loans. No Borrower shall, nor will it permit any of its Subsidiaries to, directly or indirectly, make loans or advances to, guarantee any obligations of, or make, retain or have outstanding any investments (whether through purchase of equity interests or obligations or otherwise) in, any Person or enter into any partnerships or joint ventures, or purchase or own a futures contract or otherwise become liable for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract, except that this Section shall not prevent:

(a) receivables created in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;

(b) investments in Cash Equivalents;

(c) investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business, including the receipt of security for such obligations;

(d) investments or advances made by any Borrower or any of its Subsidiaries in any direct or indirect Wholly-owned Subsidiaries or any other Borrower, and investments made from time to time after the Effective Date by any Borrower or any of its Subsidiaries in any direct or indirect Wholly-owned Subsidiaries or any other Borrower to the extent permitted by Section 6.17;

(e) intercompany advances made from time to time from any Borrower to any one or more direct or indirect Wholly-owned Subsidiaries in the ordinary course of business;

(f) Permitted Acquisitions;

(g) Hedge Agreements entered into in the ordinary course of business and not for speculative purposes;

(h) the making of any payments Permitted by Section 6.15 hereof;

(i) investments consisting of negotiable instruments held for collection in the ordinary course of business;

(j) advances to officers, directors and employees of any Borrower and its Subsidiaries in an aggregate amount of all Borrowers not to exceed $1,000,000 at any time outstanding, for travel, entertainment, relocation and analogous ordinary business purposes;

(k) deposits of cash or Cash Equivalents in an aggregate amount not to exceed $250,000 at any time, made in the ordinary course of business to secure performance of operating leases;

(l) Investments set forth on Schedule 6.14;

(m) the Guaranties;

(n) the making of guarantees permitted by Section 6.11 hereof;

(o) investments consisting of debt securities as partial consideration for the disposition of assets to the extent permitted by Section 6.13(i); and

(p) other investments, loans and advances in addition to those otherwise permitted by this Section in an amount not to exceed $5,000,000 in the aggregate at any time outstanding.

Section 6.15. Restricted Payments. No Borrower shall, nor shall it permit any of its Subsidiaries to, (i) declare or pay any dividends on or make any other distributions in respect of any class or series of its equity interests, or (ii) directly or indirectly purchase, redeem, or otherwise acquire or retire any of its equity interests or any warrants, options, or similar instruments to acquire the same (each a “Restricted Payment”); provided, however, that the foregoing shall not operate to prevent:

(a) the making of dividends or distributions by any direct or indirect Wholly-owned Subsidiary of any Borrower to its parent entity;

(b) each Borrower and each Subsidiary may declare and make dividend payments or other distributions payable solely in common or subordinated Ownership Interests of such Person and any Borrower may issue common Ownership Interests upon the conversion of subordinated Ownership Interests;

(c) each Borrower and each Subsidiary may purchase, redeem or otherwise acquire its Ownership Interests with the proceeds received from the substantially concurrent issue of new common or subordinated Ownership Interests;

(d) the MLP may make the Closing Date Distribution;

(e) the MLP may make the Over-Allotment Distribution on the Effective Date and/or from time to time within thirty (30) days thereafter;

(f) so long as no Default or Event of Default has occurred and is continuing or would result therefrom and no violation of any Legal Requirement (including Section 17-607 of the Delaware Revised Uniform Limited Partnership Act) would result therefrom, the MLP may make Restricted Payments with respect to any fiscal quarter in an aggregate amount not to exceed Available Cash with respect to such fiscal quarter, so long as the Borrowers shall be in compliance (after giving pro forma effect to the making of such Restricted Payment) with the covenants contained Section 6.20(a), and the Borrowers shall have delivered an executed compliance certificate in the form of Exhibit E evidencing such compliance with Section 6.20(a); and

(g) Restricted Payments to officers, directors and employees pursuant to employment or benefit plans or agreements in an aggregate amount not to exceed $500,000 in any fiscal year.

Section 6.16. Limitation on Restrictions. No Borrower shall, nor will it not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any restriction on the ability of any such Subsidiary to (a) pay dividends or make any other distributions on its capital stock or other equity interests owned by any Borrower or any other Subsidiary, (b) pay or repay any Indebtedness owed to any Borrower or any other Subsidiary, (c) make loans or advances to any Borrower or any other Subsidiary, (d) transfer any of its Property to any Borrower or any other Subsidiary except with respect to rights of first offer set forth in Article 6 of the Omnibus Agreement and rights of first refusal as set forth in Article 7 of the Omnibus Agreement, provided, however, that such rights of first offer and rights of first refusal may not be exercised during the continuance of an Event of Default hereunder, (e) encumber or pledge any of its assets to or for the benefit of the Administrative Agent or (f) guaranty the Obligations, Hedging Liability and Bank Product Liability; provided, however, that, notwithstanding the foregoing, the Borrowers and their Subsidiaries shall be restricted from performing the Restricted Activities as defined in Section 2.1 of the Omnibus Agreement.

Section 6.17. Limitation on Issuances of New Equity by Subsidiaries. No Borrower will permit any of its Subsidiaries to issue any new Ownership Interests (including by way of sales of treasury stock); provided that, notwithstanding the foregoing, (a) Subsidiaries shall be permitted to issue new Ownership Interests in connection with their creation, so long as such creation is in compliance with Section 6.14 and Section 4, (b) so long as no Change of Control is caused thereby, any Borrower and its Subsidiaries shall be permitted to issue new Ownership Interests or other equity interests to effect a Permitted Acquisition, and (c) each Subsidiary shall be permitted issue new Ownership Interests to any Borrower and/or to any Guarantor.

Section 6.18. Intentionally Omitted.

Section 6.19. Operating Accounts. Each of the operating accounts of each Borrower and its Subsidiaries shall be at all times maintained with the Administrative Agent, except for (i) payroll, employee benefits, withholding tax or escrow accounts, (ii) petty cash accounts, if any, to serve any Borrower and any Subsidiary locations that can not be reasonably served by the existing offices and branches of the Administrative Agent and (iii) broker accounts associated with Hedge Agreements permitted pursuant to Section 6.14(g).

Section 6.20. Financial Covenants. (a) Leverage Ratio. The Borrowers shall not, as of the last day of each fiscal quarter of the Consolidated Group, permit the Leverage Ratio to be greater than 3.50 to 1.00.

(b) Interest Coverage Ratio. As of the last day of each fiscal quarter of the Consolidated Group, the Borrowers shall maintain a ratio of (i) EBITDA for the four fiscal quarters of the Consolidated Group then ended to (ii) actual cash Interest Expenses for the same four fiscal quarters then ended of greater than 2.00 to 1.00.

Section 6.21. Compliance with OFAC Sanctions Programs. (a) Each Borrower and each Guarantor shall at all times comply with the requirements of all OFAC Sanctions Programs applicable to such Borrower or such Guarantor and shall cause each of its Subsidiaries to comply with the requirements of all OFAC Sanctions Programs applicable to such Subsidiary.

(b) Each Borrower and each Guarantor shall provide the Administrative Agent, the L/C Issuers, and the Lenders any information regarding such Borrower, such Guarantor, its Affiliates, and its Subsidiaries necessary for the Administrative Agent, the L/C Issuers, and the Lenders to comply with all applicable OFAC Sanctions Programs; subject however, in the case of Affiliates, to such Borrower’s or such Guarantor’s ability to provide information applicable to them.

(c) If the General Partner, any Borrower or any Guarantor obtains actual knowledge or receives any written notice that such Borrower, any Affiliate, such Guarantor or any Subsidiary is named on the then current OFAC SDN List (such occurrence, an “OFAC Event”), such Borrower or such Guarantor shall promptly (i) give written notice to the Administrative Agent, the L/C Issuers, and the Lenders of such OFAC Event, and (ii) comply with all applicable laws with respect to such OFAC Event (regardless of whether the party included on the OFAC SDN List is located within the jurisdiction of the United States of America), including the OFAC Sanctions Programs, and each Borrower and each Guarantor hereby authorizes and consents to the Administrative Agent, the L/C Issuers, and the Lenders taking any and all steps the Administrative Agent, the L/C Issuers, or the Lenders deem necessary, in their sole but reasonable discretion, to avoid violation of all applicable laws with respect to any such OFAC Event, including the requirements of the OFAC Sanctions Programs (including the freezing and/or blocking of assets and reporting such action to OFAC).

Section 6.22. Interest Rate Protection. Within 120 days of the Effective Date, the Borrowers shall hedge their interest rate risk on 50% of the principal amount of the Revolver Loans (the “Notional Amount”) funded on such date through the use of one or more interest rate Hedge Agreements with counter-parties reasonably acceptable to the Administrative Agent to effectively limit the amount of interest that the Borrowers must pay on the Notional Amount to not more than a rate reasonably acceptable to the Administrative Agent and such Hedge Agreements shall be outstanding for a period of not less than 3 years.

Section 6.23. FERC. Each Borrower and the Borrowers’ Affiliates shall comply with all applicable FERC requirements, including any FERC Jurisdictional Requirement, and any Applicable FERC Requirement that is ordered or imposed, except to the extent that any of the foregoing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. For purposes of the preceding sentence, the term “Applicable FERC Requirement” shall include any requirement, applicable to any Borrower or any Borrower’s Affiliates, to file reports and/or tariffs with the FERC, or contained in any FERC order, the Interstate Commerce Act, the Energy Policy Act, or FERC regulations promulgated under the Interstate Commerce Act or the Energy Policy Act.

Section 6.24. Post-Closing Matters. The Borrowers shall execute and deliver the documents and complete the tasks expressed on Schedule 6.24 in each instance within the time limits specified on such Schedule.

SECTION 7.	EVENTS OF DEFAULT AND REMEDIES.

Section 7.1. Events of Default. Any one or more of the following shall constitute an “Event of Default” hereunder:

(a) (i) default in the payment when due (whether at the stated maturity thereof or at any other time provided for in this Agreement) of all or any part of the principal of any Loan or (ii) default in the payment when due of interest or any Loan or any other Obligation payable hereunder or under any other Loan Document and such default shall continue for 3 Business Days;

(b) default in the observance or performance of any covenant set forth in Sections 6.1, 6.4, 6.8, 6.9, 6.10, 6.11, 6.12, 6.13, 6.14, 6.15, 6.20, 6.21, 6.22, or 6.24 or of any provision in any Loan Document dealing with the use, disposition or remittance of the proceeds of Collateral or requiring the maintenance of insurance thereon;

(c) default in the observance or performance of any other provision hereof or of any other Loan Document which is not remedied within 30 days after the earlier of (i) the date on which such default shall first become known to any officer of any Borrower or (ii) written notice of such default is given to the Borrowers by the Administrative Agent;

(d) any representation or warranty made herein or in any other Loan Document or in any certificate delivered to the Administrative Agent or the Lenders pursuant hereto or thereto or in connection with any transaction contemplated hereby or thereby proves untrue in any material respect as of the date of the issuance or making or deemed making thereof;

(e) (i) any event occurs or condition exists (other than those described in subsections (a) through (d) above) which is specified as an “Event of Default” under any of the other Loan Documents, or (ii) any of the Loan Documents shall for any reason not be or shall cease to be in full force and effect or is declared to be null and void (other than as a result of the gross negligence or willful misconduct of the Administrative Agent as determined by a court of competent jurisdiction by final and nonappealable judgment), or (iii) any of the Collateral Documents shall for any reason fail to create a valid and perfected first priority Lien in favor of the Administrative Agent in any Collateral purported to be covered thereby except as expressly permitted by the terms thereof or the terms of this Agreement, or (iv) any Borrower or any Guarantor takes any action for the purpose of terminating, repudiating or rescinding any Loan Document executed by it or any of its obligations thereunder;

(f) default shall occur under any (i) Indebtedness of any Borrower or any Guarantor aggregating in excess of $2,500,000, or under any indenture, agreement or other instrument under which the same may be issued, and such default shall continue for a period of time sufficient to permit the acceleration of the maturity of any such Indebtedness (whether or not such maturity is in fact accelerated), or any such Indebtedness shall not be paid when due following any applicable grace period (whether by demand, lapse of time, acceleration or otherwise) after giving effect to applicable grace or cure periods, if any, or (ii) any Hedge Agreement of any Borrower or any Guarantor with any Lender or any Affiliate of a Lender following any applicable grace period in such Hedge Agreement;

(g) (i) any final judgment or judgments, writ or writs or warrant or warrants of attachment, or any similar process or processes, shall be entered or filed against any Borrower or any Guarantor, or against any of its Property, in an aggregate amount in excess of $5,000,000 (except to the extent fully and unconditionally covered by insurance pursuant to which the insurer has accepted liability therefor in writing and except to the extent fully and unconditionally covered by an appeal bond, for which such Borrower or such Subsidiary has established in accordance with GAAP a cash or Cash Equivalent reserve in the amount of such judgment, writ or warrant), and which remains undischarged, unvacated, unbonded or unstayed for a period of 30 days, or any action shall be legally taken by a judgment creditor to attach or levy upon any Property of any Borrower or any Guarantor to enforce any such judgment, or (ii) any Borrower or any Guarantor shall fail within 30 days to discharge one or more non-monetary judgments or orders which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, which judgments or orders, in any such case, are not stayed on appeal or otherwise being appropriately contested in good faith by proper proceedings diligently pursued;

(h) (i) any Borrower or any Guarantor, or any member of its Controlled Group, shall fail to pay when due an amount or amounts aggregating in excess of $1,000,000 which it shall have become liable to pay to the PBGC or to a Pension Plan under Title IV of ERISA; or (ii) notice of intent to terminate a Pension Plan or Pension Plans shall be filed under Title IV of ERISA by any Borrower or any Guarantor, or any other member of its Controlled Group, any plan administrator or any combination of the foregoing; or (iii) the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any Pension Plan or a proceeding shall be instituted by a fiduciary of any Pension Plan against any Borrower or any Guarantor, or any member of its Controlled Group, to enforce Section 515 or 4219(c)(5) of ERISA and such proceeding shall not have been dismissed within 30 days thereafter; or (iv) a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Pension Plan must be terminated; or (v) any Borrower or any Guarantor, or any member of its Controlled Group, shall incur liability with respect to the withdrawal or partial withdrawal from any Pension Plan or Multiemployer Plan; or (vi) any Borrower or any Guarantor, or any member of its Controlled Group, shall receive any notice, or any Multiemployer Plan shall receive from any Borrower or any Guarantor, or any member of its Controlled Group, any notice, concerning the imposition of withdrawal liability or a determination that a Multiemployer Plan is in endangered or critical status, within in the meaning of Section 305 of ERISA

(i) any Change of Control shall occur;

(j) any Borrower or any Guarantor shall (i) have entered involuntarily against it an order for relief under the United States Bankruptcy Code, as amended, (ii) not pay, or admit in writing its inability to pay, its debts generally as they become due, (iii) make an assignment for the benefit of creditors, (iv) apply for, seek, consent to or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any substantial part of its Property, (v) institute any proceeding seeking to have entered against it an order for relief under the United States Bankruptcy Code to adjudicate it insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any Debtor Relief Law or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (vi) take any action in furtherance of any matter described in parts (i) through (v) above, or (vii) fail to contest in good faith any appointment or proceeding described in Section 7.1(k);

(k) a custodian, receiver, trustee, examiner, liquidator or similar official shall be appointed for any Borrower or any Guarantor, or any substantial part of any of its Property, or a proceeding described in Section 7.1(j)(v) shall be instituted against any Borrower or any Guarantor, and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 60 days;

(l) (i) Any default or event of default shall have occurred under any of the Material Agreements which has not been cured within any applicable grace period and which default or event of default could, individually or in the aggregate with any other defaults or events of default under the Material Agreements, reasonably be expected to have a Material Adverse Effect, or (ii) any of the Material Agreements shall have terminated, which termination, individually or in the aggregate with any other terminations of Material Agreements, could reasonably be expected to have a Material Adverse Effect;

(m) At any time after November 7, 2015, Holdings’ Subsidiary permanently suspends refining operations at its Tyler, Texas refinery, and/or Holdings’ Subsidiary permanently suspends refining operations at its El Dorado, Arkansas refinery, unless the MLP or any of its Subsidiaries have as of the time of such the suspension, or shall have promptly after such suspension, established such replacement Business as is acceptable to the Administrative Agent; or

(n) Any Designated Agreement shall cease to be in full force and effect or declared null and void, or any Borrower or any Affiliate of any Borrower or any Subsidiary takes any action for the purpose of terminating, repudiating or rescinding any Designated Agreement or any of their respective obligations thereunder.

Section 7.2. Non-Bankruptcy Defaults. When any Event of Default exists other than those described in subsection (j) or (k) of Section 7.1, the Administrative Agent shall, by written notice to the Borrowers: (a) if so directed by the Required Lenders, terminate the remaining Commitments and all other obligations of the Lenders hereunder on the date stated in such notice (which may be the date thereof); (b) if so directed by the Required Lenders, declare the principal of and the accrued interest on all outstanding Loans to be forthwith due and payable and thereupon all outstanding Loans, including both principal and interest thereon, shall be and become immediately due and payable together with all other amounts payable under the Loan Documents without further demand, presentment, protest or notice of any kind; and (c) if so directed by the Required Lenders, demand that the Borrowers immediately Cash Collateralize 103% of the full amount then available for drawing under each or any Letter of Credit, and the Borrowers agree to immediately provide such Cash Collateral and acknowledges and agrees that the Lenders would not have an adequate remedy at law for failure by the Borrowers to honor any such demand and that the Administrative Agent, for the benefit of the Lenders, shall have the right to require the Borrowers to specifically perform such undertaking whether or not any drawings or other demands for payment have been made under any Letter of Credit. The Administrative Agent, after giving notice to the Borrowers pursuant to Section 7.1(c) or this Section 7.2, shall also promptly send a copy of such notice to the other Lenders, but the failure to do so shall not impair or annul the effect of such notice.

Section 7.3. Bankruptcy Defaults. When any Event of Default described in subsections (j) or (k) of Section 7.1 exists, then all outstanding Obligations shall immediately and automatically become due and payable together with all other amounts payable under the Loan Documents without presentment, demand, protest or notice of any kind (each of which is hereby waived by each Borrower), the Commitments and all other obligations of the Lenders to extend further credit pursuant to any of the terms hereof shall immediately and automatically terminate and the Borrowers shall immediately Cash Collateralize 103% of the outstanding amount of all L/C Obligations, the Borrowers acknowledging and agreeing that the Lenders would not have an adequate remedy at law for failure by the Borrowers to honor any such demand and that the Lenders, and the Administrative Agent on their behalf, shall have the right to require the Borrowers to specifically perform such undertaking whether or not any draws or other demands for payment have been made under any of the Letters of Credit.

Section 7.4. Collateral for Undrawn Letters of Credit. If Cash Collateral for drawings under any or all outstanding Letters of Credit is required under Section 2.7(b) or under Section 7.2 or under Section 7.3, the Borrowers shall forthwith Cash Collateralize the amount required as provided in Section 4.5.

Section 7.5. Notice of Default. The Administrative Agent shall give notice to the Borrowers under Section 7.1(c) promptly upon being requested to do so by any Lender and shall thereupon notify all the Lenders thereof.

SECTION 8.	CHANGE IN CIRCUMSTANCES AND CONTINGENCIES.

Section 8.1. Funding Indemnity. If any Lender shall incur any loss, cost or expense (including any loss of profit, and any loss, cost or expense incurred by reason of the liquidation or re-employment of deposits or other funds acquired by such Lender to fund or maintain any Eurodollar Loan or Swing Loan or the relending or reinvesting of such deposits or amounts paid or prepaid to such Lender or by reason of breakage of interest rate swap agreements or the liquidation of other Hedge Agreements or incurred by reason of an assignment required by Section 10.2(b)) as a result of:

(a) any payment, prepayment or conversion of a Eurodollar Loan or Swing Loan on a date other than the last day of its Interest Period,

(b) any failure (because of a failure to meet the conditions of Section 3 or otherwise) by the Borrowers to borrow or continue a Eurodollar Loan or Swing Loan, or to convert a Base Rate Loan into a Eurodollar Loan or Swing Loan, on the date specified in a notice given pursuant to Section 2.4(a), other than as a result of the application of Sections 8.2 or 8.3,

(c) any failure by the Borrowers to make any payment of principal on any Eurodollar Loan or Swing Loan when due (whether by acceleration or otherwise), or

(d) any acceleration of the maturity of a Eurodollar Loan or Swing Loan as a result of the occurrence of any Event of Default hereunder,

then, upon the written demand of such Lender, the Borrowers shall pay to such Lender such amount as will reimburse such Lender for such loss, cost or expense. If any Lender makes such a claim for compensation, it shall provide to the Borrowers, with a copy to the Administrative Agent, a certificate setting forth the amount of such loss, cost or expense in reasonable detail (including an explanation of the basis for and the computation of such loss, cost or expense) and the amounts shown on such certificate shall be conclusive absent manifest error.

Section 8.2. Illegality. Notwithstanding any other provisions of this Agreement or any other Loan Document, if at any time any Change in Law makes it unlawful for any Lender to make or continue to maintain any Eurodollar Loans or to perform its obligations as contemplated hereby, such Lender shall promptly give notice thereof to the Borrowers and the Administrative Agent and such Lender’s obligations to make or maintain Eurodollar Loans under this Agreement shall be suspended until it is no longer unlawful for such Lender to make or maintain Eurodollar Loans. The Borrowers shall prepay on demand the outstanding principal amount of any such affected Eurodollar Loans, together with all interest accrued thereon and all other amounts then due and payable to such Lender under this Agreement; provided, however, subject to all of the terms and conditions of this Agreement, the Borrowers may then elect to borrow the principal amount of the affected Eurodollar Loans from such Lender by means of Base Rate Loans from such Lender, which Base Rate Loans shall not be made ratably by the Lenders but only from such affected Lender.

Section 8.3. Unavailability of Deposits or Inability to Ascertain, or Inadequacy of, LIBOR. If on or prior to the first day of any Interest Period for any Borrowing of Eurodollar Loans:

(a) the Administrative Agent determines that deposits in Dollars (in the applicable amounts) are not being offered to it in the interbank eurodollar market for such Interest Period, or that by reason of circumstances affecting the interbank eurodollar market adequate and reasonable means do not exist for ascertaining the applicable LIBOR, or

(b) the Required Lenders advise the Administrative Agent that (i) LIBOR as determined by the Administrative Agent will not adequately and fairly reflect the cost to such Lenders of funding their Eurodollar Loans for such Interest Period or (ii) that the making or funding of Eurodollar Loans become impracticable, then the Administrative Agent shall forthwith give written notice thereof to the Borrowers and the Lenders, whereupon until the Administrative Agent notifies the Borrowers that the circumstances giving rise to such suspension no longer exist, the obligations of the Lenders to make Eurodollar Loans shall be suspended.

Section 8.4. Increased Costs. (a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except with respect to the applicable Reserve Percentage with respect to any Eurodollar Loans) or any L/C Issuer;

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or any L/C Issuer or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender, such L/C Issuer or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, such L/C Issuer or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, such L/C Issuer or other Recipient, the Borrowers will pay to such Lender, such L/C Issuer or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, such L/C Issuer or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender or any L/C Issuer determines that any Change in Law affecting such Lender or such L/C Issuer or any lending office of such Lender or such Lender’s or such L/C Issuer’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s or such L/C Issuer’s capital or on the capital of such Lender’s or such L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swing Loans held by, such Lender, or the Letters of Credit issued by such L/C Issuer, to a level below that which such Lender or such L/C Issuer or such Lender’s or such L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such L/C Issuer’s policies and the policies of such Lender’s or such L/C Issuer’s holding company with respect to capital adequacy), then from time to time the Borrowers will pay to such Lender or such L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such L/C Issuer or such Lender’s or such L/C Issuer’s holding company for any such reduction suffered

(c) Certificates for Reimbursement. A certificate of a Lender or an L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or such L/C Issuer or its holding company, as the case may be, as specified in Section 8.4(a) or (b) above and delivered to the Borrowers, shall be conclusive absent manifest error. The Borrowers shall pay such Lender or such L/C Issuer, as the case may be, the amount shown as due on any such certificate within 10 Business Days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender or any L/C Issuer to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such L/C Issuer’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender or an L/C Issuer pursuant to this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or such L/C Issuer, as the case may be, notifies the Borrowers of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s or such L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

Section 8.5. Intentionally Omitted.

Section 8.6. Discretion of Lender as to Manner of Funding. Notwithstanding any other provision of this Agreement, each Lender shall be entitled to fund and maintain its funding of all or any part of its Loans in any manner it sees fit, it being understood, however, that for the purposes of this Agreement all determinations hereunder with respect to Eurodollar Loans shall be made as if each Lender had actually funded and maintained each Eurodollar Loan through the purchase of deposits in the interbank eurodollar market having a maturity corresponding to such Loan’s Interest Period, and bearing an interest rate equal to LIBOR for such Interest Period.

Section 8.7. Defaulting Lenders. (a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 7 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.13 shall be applied by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the L/C Issuers or the Administrative Agent in its capacity as the maker of Swing Loans hereunder; third, to Cash Collateralize contingent funding obligations of such Defaulting Lender in respect of any participation in any Swing Loan or Letter of Credit; fourth, as the Borrowers may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrowers, to be held in a non-interest bearing deposit account and to be released in order to satisfy obligations of such Defaulting Lender to fund Loans under this Agreement and Cash Collateralize contingent funding obligations of such Defaulting Lender in respect of participation in any future Swing Loan or future Letter of Credit; sixth, to the payment of any amounts owing to the Lenders, the L/C Issuers or the Administrative Agent as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the L/C Issuers or the Administrative Agent against that Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Obligations in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 3.1 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Obligations owed to, all Non-Defaulting Lenders on a pro rata basis in accordance with their Percentages under the applicable Credit prior to being applied to the payment of any Loans of, or L/C Obligations owed to such Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 8.7 shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees. (A) No Defaulting Lender shall be entitled to receive any commitment fee under Section 2.12(a) or any amendment fees, waiver fees, or similar fees for any period during which that Lender is a Defaulting Lender (and the Borrowers shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B) Each Defaulting Lender shall be entitled to receive any letter of credit fee under Section 2.12(b) and amounts owed to it in respect of participating interest in Swing Loans under Section 2.10(e) for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Percentage of the stated amount of Letters of Credit and participating interests in Swing Loans for which it has provided Cash Collateral pursuant to Section 4.5.

(C) With respect to any fees not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrowers shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letters of Credit or Swing Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to the Administrative Agent as the maker of Swing Loans and to each L/C Issuer the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to, as appropriate, the Administrative Agent’s or such L/C Issuer’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv) Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s interests in Letters of Credit and Swing Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that (A) the conditions set forth in Section 3.1 are satisfied at such time (and, unless the Borrowers shall have otherwise notified the Administrative Agent at the time, the Borrowers shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (B) such reallocation does not cause the aggregate principal amount of Revolving Loans and interests in Letters of Credit and Swing Loans of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v) Cash Collateral. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrowers shall, without prejudice to any right or remedy available to it hereunder or under law, within 3 Business Days following notice by the Administrative Agent, Cash Collateralize such Defaulting Lender’s interests in Letters of Credit and Swing Loans (after giving effect to any partial reallocation pursuant to clause (iv) above) in accordance with the procedures set forth in Section 4.5 for so long as such interests in Letters of Credit and Swing Loans are outstanding.

(b) Defaulting Lender Cure. If the Borrowers, the Administrative Agent, and the L/C Issuers agree in writing in their reasonable discretion that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swing Loans to be held on a pro rata basis by the Lenders in accordance with their applicable Percentages (without giving effect to Section 8.7(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c) New Swing Line Loans/Letters of Credit. So long as any Lender is a Defaulting Lender, (i) the Administrative Agent in its capacity as the maker of Swing Loans shall not be required to fund any Swing Loans unless it is satisfied that it will have no Fronting Exposure after effect to such Swing Loan and (ii) no L/C Issuer shall be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

SECTION 9.	THE ADMINISTRATIVE AGENT.

Section 9.1. Appointment and Authorization of Administrative Agent. Each Lender and each L/C Issuer hereby appoints Fifth Third Bank, an Ohio banking corporation, to act on its behalf as the Administrative Agent under the Loan Documents and authorizes the Administrative Agent to take such action as Administrative Agent on its behalf and to exercise such powers under the Loan Documents as are delegated to the Administrative Agent by the terms thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Section 9 are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuers, and neither any Borrower nor any Guarantor shall have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” in this Agreement or in any other Loan Document (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

Section 9.2. Administrative Agent and Its Affiliates. The Administrative Agent shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise or refrain from exercising such rights and powers as though it were not the Administrative Agent, and the Administrative Agent and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of banking, trust, financial advisory or other business with any Borrower or any Affiliate of any Borrower as if it were not the Administrative Agent under the Loan Documents and without any duty to account therefor to the Lenders. The terms “Lender” and “Lenders”, unless otherwise expressly indicated or unless the context otherwise clearly requires, includes the Administrative Agent in its individual capacity as a Lender. References in Section 2 to the Administrative Agent’s Loans, or to the amount owing to the Administrative Agent for which an interest rate is being determined, refer to the Administrative Agent in its individual capacity as a Lender.

Section 9.3. Exculpatory Provisions. (a) The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

(i) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;

(ii) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or any Legal Requirement, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law, and the Administrative Agent shall in all cases be fully justified in failing or refusing to act hereunder or under any other Loan Document unless it first receives any further assurances of its indemnification from the Lenders that it may require, including prepayment of any related expenses and any other protection it requires against any and all costs, expense, and liability which may be incurred by it by reason of taking or continuing to take any such action; and

(iii) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

(b) Any instructions of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 10.10) shall be binding upon all the Lenders. The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 10.10), or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. In all cases in which the Loan Documents do not require the Administrative Agent to take specific action, the Administrative Agent shall be fully justified in using its discretion in failing to take or in taking any action thereunder. The Administrative Agent shall be entitled to assume that no Default or Event of Default exists, and shall be deemed not to have knowledge of any Default or Event of Default, unless and until notice describing such Default is given to the Administrative Agent in writing by the Borrowers or a Lender. If the Administrative Agent receives from the Borrowers a written notice of an Event of Default pursuant to Section 6.1, the Administrative Agent shall promptly give each of the Lenders written notice thereof.

(c) The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, or any Credit Event, (ii) the contents of any certificate, report or other document delivered under the Agreement or any other Loan Documents or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness, genuineness, value, worth or collectability of this Agreement, any other Loan Document or any other agreement, instrument, document or writing furnished in connection with any Loan Document or any Collateral, or (v) the satisfaction of any condition set forth in Section 3 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent; and the Administrative Agent makes no representation of any kind or character with respect to any such matter mentioned in this sentence.

Section 9.4. Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or such L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or such L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. The Administrative Agent may treat the payee of any Note or any Loan as the holder thereof until written notice of transfer shall have been filed with the Administrative Agent signed by such payee in form satisfactory to the Administrative Agent.

Section 9.5. Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Section 9 shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Facilities as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment in the selection of such sub-agents.

Section 9.6. Non-Reliance on Administrative Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Section 9.7. Intentionally Omitted.

Section 9.8. Resignation of Administrative Agent and Successor Administrative Agent. (a) The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuers, and the Borrowers. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrowers, to appoint a successor, which may be any Lender hereunder or any commercial bank organized under the laws of the United States of American or of any State thereof and having a combined capital and surplus of at least $200,000,000 and, so long as no Event of Default shall have occurred and be continuing, such appointment shall be within the Borrowers’ consent (which shall not be unreasonably withheld). If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders and the L/C Issuers, appoint a successor Administrative Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b) If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrowers and such Person remove such Person as Administrative Agent and, in consultation with the Borrowers, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c) With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the L/C Issuers under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) except for any indemnity payments owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and each L/C Issuer directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments owed to the retiring or removed Administrative Agent), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Section 9 and Section 10.12 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

Section 9.9. L/C Issuers and Swing Line Lender. (a) Each L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith. Each L/C Issuer shall have all of the benefits and immunities (i) provided to the Administrative Agent in this Section 9 with respect to any acts taken or omissions suffered by such L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and the Applications pertaining to such Letters of Credit as fully as if the term “Administrative Agent”, as used in this Section 9, included such L/C Issuer with respect to such acts or omissions and (ii) as additionally provided in this Agreement with respect to such L/C Issuer.

(b) The Administrative Agent in its capacity as the maker of Swing Loans hereunder shall act on behalf of the Lenders with respect to the Swing Loans made hereunder. The Administrative Agent in its capacity as the maker of Swing Loans hereunder shall each have all of the benefits and immunities (i) provided to the Administrative Agent in this Section 9 with respect to any acts taken or omissions suffered by the Administrative Agent in its capacity as the maker of Swing Loans hereunder in connection with Swing Loans made or to be made hereunder as fully as if the term “Administrative Agent”, as used in this Section 9, included the Administrative Agent, in its capacity as the maker of Swing Loans hereunder, with respect to such acts or omissions and (ii) as additionally provided in this Agreement with respect to such Administrative Agent, in its capacity as the maker of Swing Loans hereunder, as applicable.

Section 9.10. Hedging Liability and Bank Product Liability Arrangements. By virtue of a Lender’s execution of this Agreement or an assignment agreement pursuant to Section 10.9, as the case may be, any Affiliate of such Lender with whom any Borrower or any Guarantor has entered into an agreement creating Hedging Liability or Bank Product Liability shall be deemed a Lender party hereto for purposes of any reference in a Loan Document to the parties for whom the Administrative Agent is acting, it being understood and agreed that the rights and benefits of such Affiliate under the Loan Documents consist exclusively of such Affiliate’s right to share in payments and collections out of the Collateral and the Guaranties as more fully set forth in Section 2.8 and Section 4. In connection with any such distribution of payments and collections, the Administrative Agent shall be entitled to assume no amounts are due to any Lender or its Affiliate with respect to Hedging Liability or Bank Product Liability unless such Lender has notified the Administrative Agent in writing of the amount of any such liability owed to it or its Affiliate prior to such distribution.

Section 9.11. No Other Duties; Designation of Additional Agents. Anything herein to the contrary notwithstanding, none of the Bookrunners or Arrangers listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or an L/C Issuer hereunder. The Administrative Agent shall have the continuing right, for purposes hereof, at any time and from time to time to designate one or more of the Lenders (and/or its or their Affiliates) as “syndication agents,” “documentation agents,” “arrangers” or other designations for purposes hereto, but such designation shall have no substantive effect, and such Lenders and their Affiliates shall have no additional powers, duties or responsibilities as a result thereof.

Section 9.12. Authorization to Enter into, and Enforcement of, the Collateral Documents and Guaranty. The Lenders, such Affiliates of the Lenders who may enter into an agreement creating Hedging Liabilities or Bank Product Liabilities pursuant to Section 9.10 and the L/C Issuers irrevocably authorize the Administrative Agent to execute and deliver the Collateral Documents and each Guaranty on their behalf and on behalf of each of their Affiliates and to take such action and exercise such powers under the Collateral Documents or any Guaranty as the Administrative Agent considers appropriate, provided the Administrative Agent shall not amend the Collateral Documents or any Guaranty unless such amendment is agreed to in writing by the Required Lenders. Each Lender acknowledges and agrees that it will be bound by the terms and conditions of the Collateral Documents and each Guaranty upon the execution and delivery thereof by the Administrative Agent. Except as otherwise specifically provided for herein, no Lender (or its Affiliates) other than the Administrative Agent shall have the right to institute any suit, action or proceeding in equity or at law for the foreclosure or other realization upon any Collateral or any or for the execution of any trust or power in respect of the Collateral or any Guaranty or for the appointment of a receiver or for the enforcement of any other remedy under the Collateral Documents or any Guaranty; it being understood and intended that no one or more of the Lenders (or their Affiliates) shall have any right in any manner whatsoever to affect, disturb or prejudice the Lien of the Administrative Agent (or any security trustee therefor) under the Collateral Documents by its or their action or to enforce any right thereunder, and that all proceedings at law or in equity shall be instituted, had, and maintained by the Administrative Agent (or its security trustee) in the manner provided for in the relevant Collateral Documents for the benefit of the Lenders and their Affiliates.

Section 9.13. Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligations shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrowers) shall be entitled and empowered (but not obligated), by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuers and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuers and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuers and the Administrative Agent under Sections 2.12 and 10.12(a)) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and each L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.12 and 10.12(a).

Section 9.14. Collateral and Guaranty Matters. (a) The Lenders and the L/C Issuers irrevocably authorize the Administrative Agent, at its option and in its discretion,

(i) to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (A) upon termination of the Commitments and payment in full of all Obligations (other than contingent indemnification obligations and Letters of Credit Cash Collateralized) and the expiration or termination of all Letters of Credit (other than Letters of Credit which have been Cash Collateralized on terms reasonably satisfactory to the L/C Issuers), (B) that is sold or to be sold as part of or in connection with any sale permitted under the Loan Documents, or (C) subject to Section 10.10, if approved, authorized or ratified in writing by the Required Lenders;

(ii) to subordinate any Lien on any Property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 6.12(f); and

(iii) to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.14.

(b) The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Borrower or any Guarantor in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

Section 9.15. Authorization to Enter into Intercreditor Agreements. The Administrative Agent is authorized to execute and deliver on behalf of each of the Lenders and their Affiliates each Intercreditor Agreement and to take such action and exercise such powers under each such Intercreditor Agreement as the Administrative Agent considers appropriate, provided the Administrative Agent shall not amend any Intercreditor Agreement unless such amendment is agreed to in writing by the Required Lenders. Each Lender acknowledges and agrees that such Lender will be bound by the terms and conditions of each Intercreditor Agreement upon the execution and delivery thereof by the Administrative Agent.

SECTION 10.	MISCELLANEOUS.

Section 10.1. Taxes. (a) L/C Issuer. For purposes of this Section 10.1, the term “Lender” includes the L/C Issuers.

(b) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Borrower and any Guarantor under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by any Borrower or any Guarantor shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c) Payment of Other Taxes by the Borrowers and the Guarantors. Each Borrower and each Guarantor shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d) Indemnification by the Borrowers and the Guarantors. The Borrowers and the Guarantors shall jointly and severally indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrowers by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrowers and the Guarantors have not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrowers and the Guarantors to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.9(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 10.1(e).

(f) Evidence of Payments. As soon as practicable after any payment of Taxes by any Borrower or any Guarantor to a Governmental Authority pursuant to this Section 10.1, such Borrower or such Guarantor shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g) Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrowers and the Administrative Agent, at the time or times reasonably requested by the Borrowers or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrowers or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrowers or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrowers or the Administrative Agent as will enable the Borrowers or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 10.1(g)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing,

(A) any Lender that is a U.S. Person shall deliver to the Borrowers and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrowers and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or the Administrative Agent), whichever of the following is applicable:

(i) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii) executed originals of IRS Form W-8ECI;

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate in form reasonably acceptable to the Administrative Agent representing that such

Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of any Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

(iv) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate in form reasonably acceptable to the Administrative Agent, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate in form reasonably acceptable to the Administrative Agent on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrowers and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrowers or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrowers and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrowers or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrowers or the Administrative Agent as may be necessary for the Borrowers and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrowers and the Administrative Agent in writing of its legal inability to do so.

(h) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 10.1 (including by the payment of additional amounts pursuant to this Section 10.1), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 10.1(h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 10.1(h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 10.1(h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This Section 10.1(h) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i) Survival. Each party’s obligations under this Section 10.1 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 10.2. Mitigation Obligations; Replacement of Lenders. (a) Designation of a Different Lending Office. If any Lender requests compensation under Section 8.4, or requires any Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 10.1, then such Lender shall (at the request of the Borrowers) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 8.4 or Section 10.1, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 8.4, or if any Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 10.1 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 10.2(a), or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then such Borrowers may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.9(b)), all of its interests, rights (other than its existing rights to payments pursuant to Section 8.4 or Section 10.1) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i) the Borrowers shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 10.9(b)(iv);

(ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in L/C Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 8.1) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts);

(iii) in the case of any such assignment resulting from a claim for compensation under Section 8.4 or payments required to be made pursuant to Section 10.1 such assignment will result in a reduction in such compensation or payments thereafter;

(iv) such assignment does not conflict with applicable law; and

(v) in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

Section 10.3. No Waiver, Cumulative Remedies. No delay or failure on the part of the Administrative Agent or any Lender or on the part of the holder or holders of any of the Obligations in the exercise of any power or right under any Loan Document shall operate as a waiver thereof or as an acquiescence in any default, nor shall any single or partial exercise of any power or right preclude any other or further exercise thereof or the exercise of any other power or right. The rights and remedies hereunder of the Administrative Agent, the Lenders and of the holder or holders of any of the Obligations are cumulative to, and not exclusive of, any rights or remedies which any of them would otherwise have.

Section 10.4. Non-Business Days. If the payment of any obligation or the performance of any covenant, duty or obligation hereunder becomes due and payable on a day which is not a Business Day, the due date of such payment shall be extended to the next succeeding Business Day on which date such payment shall be due and payable. In the case of any payment of principal falling due on a day which is not a Business Day, interest on such principal amount shall continue to accrue during such extension at the rate per annum then in effect, which accrued amount shall be due and payable on the next scheduled date for the payment of interest.

Section 10.5. Survival of Representations and Covenants. All representations and warranties and covenants made herein or in any other Loan Document or in certificates given pursuant hereto or thereto shall survive the execution and delivery of this Agreement and the other Loan Documents, and shall continue in full force and effect with respect to the date as of which they were made as long as any Lender or any L/C Issuer has any Commitment hereunder or any Obligations (other than contingent obligations not due and owing or Letters of Credit Cash Collateralized) remain unpaid hereunder.

Section 10.6. Survival of Indemnities. All indemnities and other provisions relative to reimbursement to the Lenders of amounts sufficient to protect the yield of the Lenders with respect to the Loans and Letters of Credit, including, but not limited to, Sections 8.1, 8.4, 10.4 and 10.12, shall survive the termination of this Agreement and the other Loan Documents and the payment of the Obligations (other than contingent obligations not due and owing or Letters of Credit Cash Collateralized).

Section 10.7. Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other Obligations hereunder resulting in such Lender receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such Obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that:

(i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this clause (ii) shall not be construed to apply to (x) any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in Reimbursement Obligations to any assignee or participant, other than to any Borrower or any Guarantor (as to which the provisions of this clause (ii) shall apply).

Each Borrower and each Guarantor consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Borrower and each Guarantor rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Borrower and each Guarantor in the amount of such participation.

Section 10.8. Notices; Effectiveness; Electronic Communication. (a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 10.8(b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or electronic mail as follows:

(i) if to any Borrower or any Guarantor:

Delek Logistics Partners, LP

7102 Commerce Way

Brentwood, TN 37027

Attention: Andrew Schwarcz

Telephone:    (615) 435-1401

Facsimile:      (615) 435-1290

Email: andy.schwarcz@mapcoexpress.com

With a copy to:

Bass, Berry & Sims PLC

150 Third Avenue South, Suite 2800

Nashville, Tennessee 37212

Attention: Susan W. Foxman

Telephone:     (615) 742-6200

Facsimile:      (615) 742-2785

Email: sfoxman@bassberry.com

(ii) if to the Administrative Agent or to Fifth Third Bank in its capacity as an L/C Issuer:

Fifth Third Bank

Fifth Third Center

38 Fountain Square Plaza

Cincinnati, OH 45263

Attention: Loan Syndications/Judy Huls

Telephone:    (513) 579-4224

Facsimile:      (513) 534-0875

Email: judy.huls@53.com

(iii) if to a Lender, to it at its address (or facsimile number) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications, to the extent provided in Section 10.8(b) below, shall be effective as provided in said Section 10.8(b).

(b) Electronic Communications. Notices and other communications to the Lenders and the L/C Issuers hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or any L/C Issuer pursuant to Section 2.2(f), Section 2.4 or Section 2.10 if such Lender or such L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such respective Section by electronic communication. The Administrative Agent or the Borrowers may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. The Internet website address of the Borrowers’ Agent is: www.                    .com.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefore, provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c) Change of Address, Etc. Any party hereto may change its address or telecopier number for notices and other communications hereunder by written notice to the other parties hereto. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(d) Platform.

(i) Each Borrower and each Guarantor agrees that the Administrative Agent may make the Communications (as defined below) available to the L/C Issuers and the Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system (the “Platform”).

(ii) The Platform is provided “as is” and “as available.” The Administrative Agent and its Related Parties do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by the Administrative Agent or any of its Related Parties in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Related Parties have any liability to the Borrowers, any Guarantor or any of their Subsidiaries, any Lender or any other Person or entity for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Borrower’s, any Guarantor’s or the Administrative Agent’s transmission of Communications through the Platform. “Communications” means, collectively, any notice, demand, communication, information, document or other material that any Borrower or any Guarantor provides to the Administrative Agent pursuant to any Loan Document or the transactions contemplated therein which is distributed to the Administrative Agent, and the Lenders or the L/C Issuers by means of electronic communications pursuant to this Section, including through the Platform.

(iii) Each Borrower hereby acknowledges that certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrowers or their Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. Each Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Communications that may be distributed to the Public Lenders and that (w) all such Communications shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Communications “PUBLIC”, the Borrowers shall be deemed to have authorized the Administrative Agent, the L/C Issuers and the Lenders to treat such Communications as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrowers or their securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Communications constitute Information, they shall be treated as set forth in Section 10.21); (y) all Communications marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information”; and (z) the Administrative Agent shall be entitled to treat any Communications that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information”. Each Borrower acknowledges that no Communications will be marked “PUBLIC” other than publicly available information filed by the Borrowers and their Subsidiaries with the SEC. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Legal Requirements, including United States Federal and state securities laws, to make reference to Communications that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrowers or their securities for purposes of United States Federal or state securities laws.

Section 10.9. Successors and Assigns; Assignments and Participations. (a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Borrower may assign or otherwise transfer any of its rights or obligations under any Loan Document without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of Section 10.9(b) below, (ii) by way of participation in accordance with the provisions of Section 10.9(d) below or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.9(f) below (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 10.9(d) below and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) In the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Loans at the time owing to it or contemporaneous assignments to related Approved Funds that equal at least the amount specified in Section 10.9(b)(i)(B) below in the aggregate or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) In any case of an assignment not described in Section 10.9(b)(i)(A) above, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrowers otherwise consent (each such consent not to be unreasonably withheld or delayed).

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned.

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by Section 10.9(b)(i)(B) above and, in addition:

(A) the consent of the Borrowers (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment, or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrowers shall be deemed to have consented to any such assignment unless they shall object thereto by written notice to the Administrative Agent within 5 Business Days after having received notice thereof;

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld, delayed, or conditioned) shall be required for an assignment if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and

(C) the consent of the L/C Issuers and the Administrative Agent in its capacity as the maker of Swing Loans shall be required for any assignment.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The Eligible Assignee, if it shall not be a Lender, an Affiliate of a Lender, or an Approved Fund with respect to a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Certain Persons. No Lender shall assign any of its rights or obligations hereunder to (i) any Borrower or any of the Borrowers’ Affiliates or Subsidiaries or (ii) any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (v).

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person.

(vii) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrowers and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Loans in accordance with its Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this clause (vii), then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 10.9(c) above, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 8.4 and 10.12 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.9(d) below.

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrowers or the Administrative Agent, sell participations to any Person (other than a natural person or any Borrower or any of the Borrowers’ Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent, the Lenders and the L/C Issuers shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 10.12(c) with respect to any payments made by such Lender to its Participant(s).

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 10.10(i) and (ii) that affects such Participant. The Borrowers agree that each Participant shall be entitled to the benefits of Sections 8.1, 8.4, and 10.1 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.9(b) above; provided that such Participant (A) agrees to be subject to the provisions of Section 10.2 as if it were an assignee under Section 10.2(b) above; and (B) shall not be entitled to receive any greater payment under Section 8.4 or Section 10.1, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrowers’ request and expense, to use reasonable efforts to cooperate with the Borrowers to effectuate the provisions of Section 10.2(b) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.13 as though it were a Lender; provided that such Participant agrees to be subject to Section 10.7 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other Obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other Obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(g) Notwithstanding anything to the contrary herein, if at any time the Administrative Agent assigns all of its Commitment and Loans pursuant to subsection (b) above, the Administrative Agent may terminate the Swing Line. In the event of such termination of the Swing Line, the Borrowers shall be entitled to appoint another Lender to act as the successor Lender of Swing Loans hereunder (with such Lender’s consent); provided, however, that the failure of the Borrowers to appoint a successor shall not affect the resignation of the Administrative Agent in its capacity as the maker of Swing Loans. If the Administrative Agent terminates the Swing Line, it shall retain all of the rights of the maker of Swing Loans provided hereunder with respect to Swing Loans made by it and outstanding as of the effective date of such termination, including the right to require Lenders to make Revolving Loans or fund participations in outstanding Swing Loans pursuant to Section 2.10 hereof.

Section 10.10. Amendments. Any provision of this Agreement or the other Loan Documents may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by (a) the Borrowers, (b) the Required Lenders (or the Administrative Agent with the consent of the Required Lenders), (c) if the rights or duties of the Administrative Agent are affected thereby, the Administrative Agent, and (d) if the rights or duties of an L/C Issuer are affected thereby, such L/C Issuer; provided that:

(i) no amendment or waiver pursuant to this Section 10.10 shall (A) increase or extend the Commitment of any Lender without the consent of such Lender, (B) reduce or waive the amount of or postpone the date for any scheduled payment (but not including any mandatory prepayment) of any principal of or interest on any Loan or of any Reimbursement Obligation (except in connection with the waiver of acceptability of any post-default increase in interest rates (which waiver shall be effective with the consent of the Required Lenders)) or of any fee payable hereunder without the consent of the Lender to which such payment is owing or which has committed to make such Loan or Letter of Credit (or participate therein) hereunder or (C) change the application of payments set forth in Section 2.8 without the consent of any Lender adversely affected thereby; and

(ii) no amendment or waiver pursuant to this Section 10.10 shall, unless signed by each Lender, increase the aggregate Commitments of the Lenders (except as provided by Section 2.1(b)), change the definitions of Termination Date or Required Lenders, change the provisions of this Section 10.10, release any material Guarantor or all or substantially all of the Collateral (except as otherwise provided for in the Loan Documents), extend the stated expiration date of any Letter of Credit beyond the Termination Date, affect the number of Lenders required to take any action hereunder or under any other Loan Document, or change or waive any provision of any Loan Document that provides for the pro rata nature of disbursements or payments to Lenders.

Notwithstanding anything to the contrary herein, (i) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender, (ii) any provision of this Agreement may be amended by an agreement in writing entered into by the Borrowers, the Required Lenders and the Administrative Agent if (A) by the terms of such agreement the Commitment of each Lender not consenting to the amendment provided for therein shall terminate upon the effectiveness of such amendment and (B) at the time such amendment becomes effective, each Lender not consenting thereto receives payment (including pursuant to an assignment to a replacement Lender in accordance with the terms herein) in full of the principal of and interest accrued on each Loan made by it and all other Obligations owing to it or accrued for its account under this Agreement, (iii) the Collateral Documents and related documents executed by the Borrowers and the Guarantors in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be amended, modified, supplemented and waived with the consent of the Administrative Agent and the Borrowers without the need to obtain the consent of any other Person if such amendment, modification, supplement or waiver is delivered in order (A) to comply with local Legal Requirements (including foreign law or regulatory requirements) or advice of local counsel, (B) to cure ambiguities, inconsistency, omissions, mistakes or defects or (C) to cause such Collateral Document or other document to be consistent with this Agreement and the other Loan Documents and (iv) if following the Effective Date, the Administrative Agent and the Borrowers shall have jointly identified an ambiguity, inconsistency, obvious error, or mistake or any error, mistake or omission of a technical or immaterial nature, in each case, in any provision of the Loan Documents (other than the Collateral Documents), then the Administrative Agent and the Borrowers shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Loan Documents if the same is not objected to in writing by the Required Lenders within five (5) Business Days following receipt of notice thereof.

Section 10.11. Heading. Section headings used in this Agreement are for reference only and shall not affect the construction of this Agreement.

Section 10.12. Expenses; Indemnity; Damage Waiver. (a) Costs and Expenses. The Borrowers shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the Revolving Credit, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents, or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by an L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, and (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Lender or any L/C Issuer (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or any L/C Issuer), in connection with any Default or Event of Default hereunder or with the enforcement or protection of its rights (including all such expenses incurred in connection with any proceeding under the United States Bankruptcy Code involving any Borrower or any of its Subsidiaries as a debtor thereunder) (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) Indemnification by the Borrowers. Each Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), the Syndication Agent, the Documentation Agent, each Lender and each L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all Damages (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including any Borrower or any Guarantor other than such Indemnitee and its Related Parties) arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by an L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by any Borrower or any of its Subsidiaries, or any Environmental Claim related in any way to any Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Borrower or any Guarantor, and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee as determined by a court of competent jurisdiction by final and nonappealable judgment, or (y) result from a claim brought by any Borrower or any Guarantor against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if such Borrower or such Guarantor has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. This Section 10.12(b) shall not apply with respect to Taxes other than any Taxes that represent losses or damages arising from any claim not related to any such Taxes.

(c) Reimbursement by Lenders. To the extent that the Borrowers for any reason fails to indefeasibly pay any amount required under Sections 10.12(a) or (b) to be paid by it to the Administrative Agent (or any sub-agent thereof), including in its capacity as the maker of Swing Loans hereunder, any L/C Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the L/C Issuers, or such Related Party, as the case may be, such Lender’s Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender), provided that with respect to such unpaid amounts owed to the L/C Issuers or the Administrative Agent in its capacity as the maker of the Swing Loans solely in its capacity as such, the Lenders shall be required to pay such unpaid amounts severally among them based on their Percentages (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), provided, further, that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or an L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or an L/C Issuer in connection with such capacity. The obligations of the Lenders under this Section 10.12(c) are several and not joint. The Administrative Agent shall be entitled to offset amounts received for the account of a Lender under this Agreement against unpaid amounts due from such Lender to the Administrative Agent hereunder (whether as fundings of participations, indemnities or otherwise), but shall not be entitled to offset against amounts owed to the Administrative Agent by any Lender arising outside of this Agreement and the other Loan Documents.

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, neither any Indemnitee, on the one hand, nor any Borrower or any Subsidiary, on the other hand, shall assert, and each such Person hereby waives, any claim against any Indemnitee (in the case of any Borrower or any Subsidiary) or against any Borrower or any Subsidiary (in the case of an Indemnitee), on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit, or the use of the proceeds thereof; provided that nothing in this sentence shall limit or otherwise modify the Borrower’s indemnity obligations under Section 10.12(b). No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

(e) Payments. All amounts due under this Section shall be payable after demand therefor.

(f) Survival. The obligations of the Borrowers under this Section shall survive the termination of this Agreement and the payment of Obligations hereunder.

Section 10.13. Set-off. If an Event of Default shall have occurred and be continuing, each Lender, each L/C Issuer, and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held, and other obligations (in whatever currency) at any time owing, by such Lender, such L/C Issuer or any such Affiliate, to or for the credit or the account of any Borrower or any Guarantor against any and all of the obligations of such Borrower or such Guarantor now or hereafter existing under this Agreement or any other Loan Document to such Lender or such L/C Issuer or their respective Affiliates, irrespective of whether or not such Lender, such L/C Issuer or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of such Borrower or such Guarantor may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender or such L/C Issuer different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (a) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 8.7 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the L/C Issuers, and the Lenders, and (b) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, each L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, such L/C Issuer or their respective Affiliates may have. Each Lender and each L/C Issuer agree to notify the Borrowers and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 10.14. Governing Law; Jurisdiction; Etc. (a) Governing Law. This Agreement and the other Loan Documents and any claims, controversy, dispute, or cause of action (whether in contract or tort or otherwise) based on, arising out of, or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) shall be governed by, and construed in accordance with, the law of the State of New York, without regard to conflict of law provisions (other than Sections 5-1401 and 5-1402 of the New York General Obligations law).

(b) Jurisdiction. Each Borrower and each Guarantor irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent, any Lender, any L/C Issuer, or any Related Party of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in each case in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the non-exclusive jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent, any Lender or any L/C Issuer may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Borrower or any Guarantor or its properties in the courts of any jurisdiction.

(c) Waiver of Venue. Each Borrower and each Guarantor irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in Section 10.14(b) above. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 10.8. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable law.

Section 10.15. Severability of Provisions. Any provision of any Loan Document which is unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction. All rights, remedies and powers provided in this Agreement and the other Loan Documents may be exercised only to the extent that the exercise thereof does not violate any applicable mandatory provisions of law, and all the provisions of this Agreement and other Loan Documents are intended to be subject to all applicable mandatory provisions of law which may be controlling and to be limited to the extent necessary so that they will not render this Agreement or the other Loan Documents invalid or unenforceable.

Section 10.16. Excess Interest. Notwithstanding any provision to the contrary contained herein or in any other Loan Document, no such provision shall require the payment or permit the collection of any amount of interest in excess of the maximum amount of interest permitted by applicable law to be charged for the use or detention, or the forbearance in the collection, of all or any portion of the Loans or other obligations outstanding under this Agreement or any other Loan Document (“Excess Interest”). If any Excess Interest is provided for, or is adjudicated to be provided for, herein or in any other Loan Document, then in such event (a) the provisions of this Section shall govern and control, (b) neither any Borrower nor any guarantor or endorser shall be obligated to pay any Excess Interest, (c) any Excess Interest that the Administrative Agent or any Lender may have received hereunder shall, at the option of the Administrative Agent, be (i) applied as a credit against the then outstanding principal amount of Obligations hereunder and accrued and unpaid interest thereon (not to exceed the maximum amount permitted by applicable law), (ii) refunded to the Borrowers, or (iii) any combination of the foregoing, (d) the interest rate payable hereunder or under any other Loan Document shall be automatically subject to reduction to the maximum lawful contract rate allowed under applicable usury laws (the “Maximum Rate”), and this Agreement and the other Loan Documents shall be deemed to have been, and shall be, reformed and modified to reflect such reduction in the relevant interest rate, and (e) neither any Borrower nor any guarantor or endorser shall have any action against the Administrative Agent or any Lender for any Damages whatsoever arising out of the payment or collection of any Excess Interest. Notwithstanding the foregoing, if for any period of time interest on any of Borrowers’ Obligations is calculated at the Maximum Rate rather than the applicable rate under this Agreement, and thereafter such applicable rate becomes less than the Maximum Rate, the rate of interest payable on the Borrowers’ Obligations shall remain at the Maximum Rate until the Lenders have received the amount of interest which such Lenders would have received during such period on the Borrowers’ Obligations had the rate of interest not been limited to the Maximum Rate during such period.

Section 10.17. Construction. The parties acknowledge and agree that the Loan Documents shall not be construed more favorably in favor of any party hereto based upon which party drafted the same, it being acknowledged that all parties hereto contributed substantially to the negotiation of the Loan Documents. The provisions of this Agreement relating to Subsidiaries and to Guarantors, respectively, shall apply only during such times as the Borrowers have one or more Subsidiaries and as there are one or more Guarantors, respectively. Nothing contained herein shall be deemed or construed to permit any act or omission which is prohibited by the terms of any Collateral Document, the covenants and agreements contained herein being in addition to and not in substitution for the covenants and agreements contained in the Collateral Documents.

Section 10.18. Lender’s and L/C Issuer’s Obligations Several. The obligations of the Lenders and the L/C Issuers hereunder are several and not joint. Nothing contained in this Agreement and no action taken by the Lenders or the L/C Issuers pursuant hereto shall be deemed to constitute the Lenders and the L/C Issuers a partnership, association, joint venture or other entity.

Section 10.19. USA Patriot Act. Each Lender hereby notifies the Borrowers that pursuant to the requirements of the Patriot Act it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of the Borrowers and other information that will allow such Lender and such L/C Issuer to identify the Borrowers in accordance with the Patriot Act.

Section 10.20. Waiver of Jury Trial. Each of the Borrowers, the Guarantors, the Administrative Agent, the L/C Issuers and the Lenders hereby irrevocably waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any legal proceeding directly or indirectly arising out of or relating to this agreement or any other loan document or the Transaction contemplated hereby or thereby (whether based on contract, tort or any other theory). Each party hereto (a) certifies that no representative, agent or attorney of any other person has represented, expressly or otherwise, that such other person would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this agreement and the other loan documents by, among other things, the mutual waivers and certifications in this section.

Section 10.21. Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, the Lenders and the L/C Issuers agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its

Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement or (ii) any actual or prospective party (or its Related Parties) to any Hedge Agreement under which payments are to be made by reference to the Borrowers and their obligations, this Agreement or payments hereunder, (g) on a confidential basis to (i) any rating agency in connection with rating the Borrowers or the Guarantors or the Revolving Credit or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Revolving Credit, (h) with the consent of the Borrowers, or (i) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section or (B) becomes available to the Administrative Agent, any Lender, any L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than any Borrower.

For purposes of this Section, “Information” means all information received from the General Partner, any Borrower or any Guarantor relating to any Borrower or any Guarantor or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or any L/C Issuer on a nonconfidential basis prior to disclosure by any Borrower or any of its Subsidiaries, provided that, in the case of information received from the General Partner, any Borrower or any of the Borrower’s Subsidiaries after the Effective Date, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 10.22. Counterparts; Integration, Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 3.2, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (i.e. “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 10.23. Joint and Several Obligations. Each Borrower hereby unconditionally and irrevocably agrees it is jointly and severally liable to the Lenders and their Affiliates for the Obligations, Hedging Liability, and Bank Product Liability arising under this Agreement and the Loan Documents, including, without limitation, those amounts due under Sections 8.1, 8.4 and 10.12 hereof. Each Borrower acknowledges and agrees that its joint and several liability under this Agreement and the Loan Documents is absolute and unconditional and shall not in any manner be affected or impaired by any acts or omissions whatsoever by the Administrative Agent or the Lenders. Each Borrower hereby agrees not to exercise or enforce any right of exoneration, contribution, reimbursement, recourse or subrogation available to such Borrower against any party liable for payment under this Agreement and the other Loan Documents unless and until the Lenders have been paid in full and all of the Obligations are satisfied and discharged.

Section 10.24. No General Partner’s Liability for Obligations. It is hereby understood and agreed that the General Partner shall have no personal liability, as general partner or otherwise, for the payment of any amount owing or to be owing hereunder or under any other Loan Document with respect to the Obligations. In furtherance of the foregoing, the Administrative Agent and the Lenders agree for themselves and their respective successors and assigns that no claim arising against any Borrower or any Guarantor under any Loan Document with respect to the Obligations shall be asserted against the General Partner (in its individual capacity), any claim arising against any Borrower or any Guarantor under any Loan Document with respect to the Obligations shall be made only against and shall be limited to the assets of the Borrowers and the Guarantors, and no judgment, order or execution entered in any suit, action or proceeding, whether legal or equitable, on this Agreement or any of the other Loan Documents with respect to the Obligations shall be obtained or enforced against the General Partner (in its individual capacity) or its assets for the purpose of obtaining satisfaction and payment of the Obligations with respect to the Obligations or any claims arising under this Agreement or any other Loan Document with respect to the Obligations, any right to proceed against the General Partner individually or its respective assets being hereby expressly waived by the Lenders for themselves and their respective successors and assigns. Notwithstanding the foregoing, the Administrative Agent and the Lenders shall retain any and all rights they may have against the General Partner for any liability to the extent arising out of the gross negligence, bad faith, willful misconduct, intentional misrepresentation or misappropriation of funds of or by the General Partner.’

SECTION 11.	THE GUARANTEES.

Section 11.1. The Guarantees. To induce the Lenders and the L/C Issuers to provide the credits described herein and in consideration of benefits expected to accrue to the Borrowers by reason of the Commitments and the Loans and for other good and valuable consideration, receipt of which is hereby acknowledged, each Borrower and each Subsidiary of the Borrowers party hereto (including any Subsidiary executing an Additional Guarantor Supplement substantially in the form attached hereto as Exhibit G or such other form reasonably acceptable to the Administrative Agent and the Borrowers), hereby unconditionally and irrevocably guarantees jointly and severally to the Administrative Agent, the Lenders, and the L/C Issuers and their Affiliates that are parties to any document evidencing the Hedging Liability or Bank Product Liability, the due and punctual payment of all present and future Obligations, Hedging Liability, and Bank Product Liability, including, but not limited to, the due and punctual payment of principal of and interest on the Loans, the Reimbursement Obligations, and the due and punctual payment of all other Obligations now or hereafter owed by the Borrowers under the Loan Documents and the due and punctual payment of all Hedging Liability and Bank Product Liability, in each case as and when the same shall become due and payable, whether at stated maturity, by acceleration, or otherwise, according to the terms hereof and thereof (including all interest, costs, fees, and charges reimbursable hereunder after the entry of an order for relief against any Borrower or such other obligor in a case under the United States Bankruptcy Code or any similar proceeding, whether or not such interest, costs, fees and charges would be an allowed claim against any Borrower or any such obligor in any such proceeding). In case of failure by any Borrower or other obligor punctually to pay any Obligations, Hedging Liability, or Bank Product Liability guaranteed hereby, each Guarantor hereby unconditionally, jointly and severally agrees to make such payment or to cause such payment to be made punctually as and when the same shall become due and payable, whether at stated maturity, by acceleration, or otherwise, and as if such payment were made by such Borrower or such obligor.

Section 11.2. Guarantee Unconditional. The obligations of each Guarantor under this Section 11 shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged, or otherwise affected by:

(a) any extension, renewal, settlement, compromise, waiver, or release in respect of any obligation of any Borrower or other obligor or of any other guarantor under this Agreement or any other Loan Document or by operation of law or otherwise;

(b) any modification or amendment of or supplement to this Agreement or any other Loan Document or any agreement relating to Hedging Liability or Bank Product Liability;

(c) any change in the corporate existence, structure, or ownership of, or any proceeding under any Debtor Relief Law affecting, any Borrower or other obligor, any other guarantor, or any of their respective assets, or any resulting release or discharge of any obligation of any Borrower or other obligor or of any other guarantor contained in any Loan Document;

(d) the existence of any claim, set-off, or other rights which any Borrower or other obligor or any other guarantor may have at any time against the Administrative Agent, any Lender, any L/C Issuer or any other Person, whether or not arising in connection herewith;

(e) any failure to assert, or any assertion of, any claim or demand or any exercise of, or failure to exercise, any rights or remedies against any Borrower or other obligor, any other guarantor, or any other Person or Property;

(f) any application of any sums by rights of set-off, counterclaim or similar rights to any obligation of any Borrower or other obligor, regardless of what obligations of any Borrower or other obligor remain unpaid, including the Obligations, any Hedging Liability and any Bank Product Liability;

(g) any invalidity or unenforceability relating to or against any Borrower or other obligor or any other guarantor for any reason of this Agreement or of any other Loan Document or any agreement relating to Hedging Liability or Bank Product Liability or any provision of applicable law or regulation purporting to prohibit the payment by any Borrower or other obligor or any other guarantor of the principal of or interest on any Loan or any Reimbursement Obligation or any other amount payable under the Loan Documents or any agreement relating to Hedging Liability or Bank Product Liability; or

(h) any other act or omission to act or delay of any kind by the Administrative Agent, any Lender, any L/C Issuer, or any other Person or any other circumstance whatsoever that might, but for the provisions of this clause (h), constitute a legal or equitable discharge of the obligations of any Guarantor under this Section 11.

Section 11.3. Discharge Only upon Payment in Full; Reinstatement in Certain Circumstances. Each Guarantor’s obligations under this Section 11 shall remain in full force and effect until the Commitments are terminated, all Letters of Credit that are not Cash Collateralized pursuant to Section 4.5 have expired, and the principal of and interest on the Loans and all other Obligations payable by the Borrowers and the Guarantors under this Agreement and all other Loan Documents (other than any contingent or indemnification obligations not then due) and, if then outstanding and unpaid, all Hedging Liability and Bank Product Liability shall have been paid in full or collateralized in a manner reasonably acceptable to the Lender or Affiliate of a Lender to whom such obligations are owed. If at any time any payment of the principal of or interest on any Loan or any Reimbursement Obligation or any other amount payable by any Borrower or other obligor or any Guarantor under the Loan Documents or any agreement relating to Hedging Liability or Bank Product Liability is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy, or reorganization of any Borrower or other obligor or of any guarantor, or otherwise, each Guarantor’s obligations under this Section 11 with respect to such payment shall be reinstated at such time as though such payment had become due but had not been made at such time.

Section 11.4. Subrogation. Each Guarantor agrees it will not exercise any rights which it may acquire by way of subrogation by any payment made hereunder, or otherwise, until all the Obligations (other than any contingent or indemnification obligations not then due) and, Hedging Liability, and Bank Product Liability shall have been paid in full or collateralized in a manner reasonably acceptable to the Lender or Affiliate of a Lender to whom such obligations are owed subsequent to the termination of all the

Commitments and expiration of all Letters of Credit that are not Cash Collateralized pursuant to Section 4.5. If any amount shall be paid to a Guarantor on account of such subrogation rights at any time prior to the later of (a) the payment in full of the Obligations, Hedging Liability, and Bank Product Liability and all other amounts payable by the Borrowers hereunder and the other Loan Documents (other than any contingent or indemnification obligations not then due or Letters of Credit Cash Collateralized) (b) the termination of the Commitments and expiration of all Letters of Credit that are not Cash Collateralized pursuant to Section 4.5, such amount shall be held in trust for the benefit of the Administrative Agent, the Lenders, and the L/C Issuers (and their Affiliates) and shall forthwith be paid to the Administrative Agent for the benefit of the Lenders and the L/C Issuers (and their Affiliates) or be credited and applied upon the Obligations and Hedging Liability, and Bank Product Liability, whether matured or unmatured, in accordance with the terms of this Agreement.

Section 11.5. Subordination. Each Guarantor hereby subordinates the payment of all indebtedness, obligations, and liabilities of any Borrower or any other Guarantor owing to such Guarantor, whether now existing or hereafter arising, to the indefeasible payment in full in cash of all Obligations, Hedging Liability, and Bank Product Liability (other than any contingent obligations not due and owing and Letters of Credit Cash Collateralized). During the existence of any Event of Default, subject to Section 11.4 above, any such indebtedness, obligation, or liability of any Borrower or any other Guarantor owing to such Guarantor shall be enforced and performance received by such Guarantor as trustee for the benefit of the holders of the Obligations, Hedging Liability, and Bank Product Liability and the proceeds thereof shall be paid over to the Administrative Agent for application to the Obligations, Hedging Liability, and Bank Product Liability (whether or not then due), but without reducing or affecting in any manner the liability of such Guarantor under this Section 11.

Section 11.6. Waivers. Each Guarantor irrevocably waives acceptance hereof, presentment, demand, protest, and any notice not provided for herein, as well as any requirement that at any time any action be taken by the Administrative Agent, any Lender, any L/C Issuer, or any other Person against any Borrower or other obligor, another guarantor, or any other Person.

Section 11.7. Limit on Recovery. Notwithstanding any other provision hereof, the right of recovery against each Guarantor under this Section 11 shall not exceed $1.00 less than the lowest amount which would render such Guarantor’s obligations under this Section 11 void or avoidable under applicable law, including fraudulent conveyance law.

Section 11.8. Stay of Acceleration. If acceleration of the time for payment of any amount payable by any Borrower or other obligor under this Agreement or any other Loan Document, or under any agreement relating to Hedging Liability or Bank Product Liability, is stayed upon the insolvency, bankruptcy or reorganization of such Borrower or such obligor, all such amounts otherwise subject to acceleration under the terms of this Agreement or the other Loan Documents, or under any agreement relating to Hedging Liability or Bank Product Liability, shall nonetheless be payable by the Guarantors hereunder forthwith on demand by the Administrative Agent made at the request of the Required Lenders.

Section 11.9. Benefit to Guarantors. The Borrowers and the Guarantors are engaged in related businesses and integrated to such an extent that the financial strength and flexibility of the Borrowers has a direct impact on the success of each Guarantor. Each Guarantor will derive substantial direct and indirect benefit from the extensions of credit hereunder.

Section 11.10. Guarantor Covenants. Each Guarantor shall take such action as the Borrowers are required by this Agreement to cause such Guarantor to take, and shall refrain from taking such action as the Borrowers are required by this Agreement to prohibit such Guarantor from taking.

[SIGNATURE PAGES TO FOLLOW]

This Agreement is entered into between us for the uses and purposes hereinabove set forth as of the date first above written.

“Borrowers”

DELEK LOGISTICS PARTNERS, LP, a Delaware limited partnership

By:	Delek Logistics GP, LLC, a Delaware
limited liability company

By:	/s/ Danny Norris
Name: Danny Norris
Title: VP Finance

By:	/s/ Kent Thomas
Name: Kent Thomas
Title: EVP/Assistant Secretary

DELEK LOGISTICS OPERATING, LLC, a Delaware limited liability company

By:	/s/ Danny Norris
Name: Danny Norris
Title: VP Finance

By:	/s/ Kent Thomas
Name: Kent Thomas
Title: EVP/Assistant Secretary

DELEK MARKETING GP, LLC, a Delaware limited liability company

	By:	/s/ Danny Norris
Name: Danny Norris
Title: VP Finance

	By:	/s/ Kent Thomas
Name: Kent Thomas
Title: EVP/Assistant Secretary

DELEK MARKETING & SUPPLY LP, a Delaware limited partnership

By:	Delek Marketing GP, LLC, a Delaware
limited liability company

	By:	/s/ Danny Norris
Name: Danny Norris
Title: VP Finance

	By:	/s/ Kent Thomas
Name: Kent Thomas
Title: EVP/Assistant Secretary

DELEK CRUDE LOGISTICS, LLC, a Texas Limited liability company

	By:	/s/ Danny Norris
Name: Danny Norris
Title: VP Finance

	By:	/s/ Kent Thomas
Name: Kent Thomas
Title: EVP/Assistant Secretary

DELEK MARKETING-BIG SANDY, LLC, a Texas limited liability company

By:	/s/ Danny Norris
Name: Danny Norris
Title: VP Finance

By:	/s/ Kent Thomas
Name: Kent Thomas
Title: EVP/Assistant Secretary

MAGNOLIA PIPELINE COMPANY, LLC, a Delaware limited liability company

By:	/s/ Danny Norris
Name: Danny Norris
Title: VP Finance

By:	/s/ Kent Thomas
Name: Kent Thomas
Title: EVP/Assistant Secretary

EL DORADO PIPELINE COMPANY, LLC, a Delaware limited liability company

By:	/s/ Danny Norris
Name: Danny Norris
Title: VP Finance

By:	/s/ Kent Thomas
Name: Kent Thomas
Title: EVP/Assistant Secretary

SALA GATHERING SYSTEMS, LLC, a Texas limited liability company

By:	/s/ Danny Norris
Name: Danny Norris
Title: VP Finance

By:	/s/ Kent Thomas
Name: Kent Thomas
Title: EVP/Assistant Secretary

PALINE PIPELINE COMPANY, LLC, a Texas limited liability company

By:	/s/ Danny Norris
Name: Danny Norris
Title: VP Finance

By:	/s/ Kent Thomas
Name: Kent Thomas
Title: EVP/Assistant Secretary

“LENDERS” FIFTH THIRD BANK, an Ohio banking corporation, as a Lender, as an L/C Issuer, and as Administrative Agent

By:	/s/ Lisa R. Cook
Name: Lisa R. Cook
Title: Vice President

BANK OF AMERICA, N.A., as Syndication Agent and as a Lender

By:	/s/ Thomas C. Kilcrease, Jr.
Name: Thomas C. Kilcrease, Jr.
Title: SVP

BARCLAYS BANK PLC, as Documentation Agent and a Lender

By:	/s/ Vanessa A. Kurbatskiy
Name: Vanessa A. Kurbatskiy
Title: Vice President

FIRST TENNESSEE BANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ Sharon Shipley
Name: Sharon Shipley
Title: Vice President

FIRST GUARANTY BANK, as a Lender

By:	/s/ Alton B. Lewis
Name: Alton B. Lewis
Title: Chief Executive Officer

COMPASS BANK, as a Lender

By:	/s/ Mark Taylor
Name: Mark Taylor
Title: Senior Vice President

US BANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ Cory Fontenot
Name: Cory Fontenot
Title: Vice President

WELLS FARGO BANK, N.A., as a Lender

By:	/s/ Andrew Ostrov
Name: Andrew Ostrov
Title: Director

RAYMOND JAMES BANK, FSB, as a Lender

By:	/s/ Alexander L. Rody
Name: Alexander L. Rody
Title: Senior Vice President

EXHIBIT A

NOTICE OF PAYMENT REQUEST

[Date]

[Name of Lender]

[Address]

Attention:

Reference is made to the Credit Agreement, dated as of November 7, 2012, among Delek Logistics Partners, LP, each of the other Borrowers party thereto, the Guarantors from time to time party thereto, the Lenders and the L/C Issuers from time to time party thereto, Fifth Third Bank, an Ohio banking corporation, as Administrative Agent, Bank of America, N.A., as Syndication Agent, and Barclays Bank PLC, as Documentation Agent (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”). Capitalized terms used herein and not defined herein have the meanings assigned to them in the Credit Agreement. [The Borrowers have failed to pay their Reimbursement Obligation in the amount of $                            . Your Percentage of the unpaid Reimbursement Obligation is $                            ] or [                                                              has been required to return a payment by the Borrowers of a Reimbursement Obligation in the amount of $                            . Your Percentage of the returned Reimbursement Obligation is $                            .]

Very truly yours,

[ ], as L/C Issuer

By
Name
Title

EXHIBIT B

NOTICE OF BORROWING

Date: __________, ____

To:	Fifth Third Bank, an Ohio banking corporation, as Administrative Agent for the Lenders and the L/C Issuers from time to time party to the Credit Agreement dated as of November 7, 2012 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Delek Logistics Partners, LP and each of the other Borrowers party thereto, the Guarantors from time to time party thereto, the Lenders and the L/C Issuers from time to time party thereto, Fifth Third Bank, as Administrative Agent, Bank of America, N.A., as Syndication Agent, and Barclays Bank PLC, as Documentation Agent.

Ladies and Gentlemen:

The undersigned, DELEK LOGISTICS PARTNERS, LP (the “Borrowers’ Agent”), refers to the Credit Agreement, the terms defined therein being used herein as therein defined, and hereby gives you notice irrevocably, pursuant to Section 2.4 of the Credit Agreement, of the Borrowing specified below:

1. The Business Day of the proposed Borrowing is                                                  ,             .

2. The aggregate amount of the proposed Borrowing is $                                    .

3. The Borrowing is being advanced under the Revolving Credit.

4. The Borrowing is to be comprised of $___________ of [Base Rate] [Eurodollar] Loans.

[5. The duration of the Interest Period for the Eurodollar Loans included in the Borrowing shall be ____________ months.]

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the proposed Borrowing, before and after giving effect thereto and to the application of the proceeds therefrom:

(a) the representations and warranties of the Borrowers contained in Section 5 of the Credit Agreement are true and correct in all material respects as though made on and as of such date (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct in all material respects as of such date); and

(b) no Default or Event of Default has occurred and is continuing or would result from such proposed Borrowing.

DELEK LOGISTICS PARTNERS, LP

BY:	DELEK LOGISTICS GP, LLC, its general partner

By
Name
Title

By
Name
Title

EXHIBIT C

NOTICE OF CONTINUATION/CONVERSION

Date: ____________, ____

To:	Fifth Third Bank, as Administrative Agent for the Lenders and the L/C Issuers party to the Credit Agreement dated as of November 7, 2012 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Delek Logistics Partners, LP, and each of the other Borrowers party thereto, the Guarantors from time to time party thereto, the Lenders and the L/C Issuers from time to time party thereto, Fifth Third Bank, as Administrative Agent, Bank of America, N.A., as Syndication Agent, and Barclays Bank PLC, as Documentation Agent.

Ladies and Gentlemen:

The undersigned, DELEK LOGISTICS PARTNERS, LP (the “Borrowers’ Agent”), refers to the Credit Agreement, the terms defined therein being used herein as therein defined, and hereby gives you notice irrevocably, pursuant to Section 2.4 of the Credit Agreement, of the [conversion] [continuation] of the Loans specified herein, that:

1. The conversion/continuation date is __________, ____.

2. The aggregate amount of the Revolving Loans to be [converted] [continued] is $                                .

3. The Loans are to be [converted into] [continued as] [Eurodollar] [Base Rate] Loans.

4. [If applicable:] The duration of the Interest Period for the Revolving Loans included in the [conversion] [continuation] shall be _________ months.

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the proposed conversion/continuation date, before and after giving effect thereto and to the application of the proceeds therefrom:

(a) the representations and warranties of the Borrowers contained in Section 5 of the Credit Agreement are true and correct in all material respects as though made on and as of such date (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct in all material respects as of such date); provided, however, that this condition shall not apply to the conversion of an outstanding Eurodollar Loan to a Base Rate Loan; and

(b) no Default or Event of Default has occurred and is continuing, or would result from such proposed [conversion] [continuation].

DELEK LOGISTICS PARTNERS, LP

BY:	DELEK LOGISTICS GP, LLC, its general partner

By
Name
Title

By
Name
Title

EXHIBIT D-1

REVOLVING NOTE

$	_____________, ____

FOR VALUE RECEIVED, the undersigned, DELEK LOGISTICS PARTNERS, LP a Delaware limited partnership (the “Borrowers’ Agent”), together with each of the other Borrowers party hereto, hereby unconditionally, jointly and severally promise to pay to ____________________________ (the “Lender”) on the Termination Date of the hereinafter defined Credit Agreement, at the principal office of Fifth Third Bank, an Ohio banking corporation (“Fifth Third”), as Administrative Agent, in Cincinnati, Ohio, in immediately available funds, the principal sum of ___________________ Dollars ($__________) or, if less, the aggregate unpaid principal amount of all Revolving Loans made by the Lender to the Borrowers pursuant to the Credit Agreement, together with interest on the principal amount of each Revolving Loan from time to time outstanding hereunder at the rates, and payable in the manner and on the dates, specified in the Credit Agreement.

This Note is one of the Revolving Notes referred to in the Credit Agreement dated as of November 7, 2012 among the Borrowers, the Guarantors from time to time party thereto, the Lenders and the L/C Issuers from time to time party thereto, and Fifth Third, as Administrative Agent, Bank of America, N.A., as Syndication Agent, and Barclays Bank PLC, as Documentation Agent (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), and this Note and the holder hereof are entitled to all the benefits and security provided for thereby or referred to therein, to which Credit Agreement reference is hereby made for a statement thereof. All defined terms used in this Note, except terms otherwise defined herein, shall have the same meaning as in the Credit Agreement. This Note shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of law provisions (other than Sections 5-1401 and 5-1402 of the New York General Obligations law).

Voluntary prepayments may be made hereon, certain prepayments are required to be made hereon, and this Note may be declared due prior to the expressed maturity hereof, all in the events, on the terms and in the manner as provided for in the Credit Agreement.

The Borrowers hereby waive demand, presentment, protest or notice of any kind hereunder.

DELEK LOGISTICS PARTNERS, LP

BY:	DELEK LOGISTICS GP, LLC, its general partner

By
Name
Title

By
Name
Title

DELEK LOGISTICS OPERATING, LLC, a Delaware limited liability company

By
Name
Title

By
Name
Title

DELEK MARKETING GP, LLC, a Delaware limited liability company

By
Name
Title

By
Name
Title

DELEK MARKETING & SUPPLY, LP, a Delaware limited partnership

BY:	DELEK MARKETING GP, LLC, a Delaware limited liability company

By
Name
Title

By
Name
Title

DELEK CRUDE LOGISTICS, LLC, a Texas limited liability company

By
Name
Title

By
Name
Title

DELEK MARKETING-BIG SANDY, LLC, a Texas limited liability company

By
Name
Title

By
Name
Title

MAGNOLIA PIPELINE COMPANY, LLC, a Delaware limited liability company

By
Name
Title

By
Name
Title

EL DORADO PIPELINE COMPANY, LLC, a Delaware limited liability company

By
Name
Title

By
Name
Title

SALA GATHERING SYSTEMS, LLC, a Texas limited liability company

By
Name
Title

By
Name
Title

PALINE PIPELINE COMPANY, LLC, a Texas limited liability company

By
Name
Title

By
Name
Title

EXHIBIT D-2

SWING NOTE

$	,

FOR VALUE RECEIVED, the undersigned, DELEK LOGISTICS PARTNERS, LP a Delaware limited partnership (the “Borrowers’ Agent”), together with each of the other Borrowers party hereto, hereby unconditionally, jointly and severally promise to pay to FIFTH THIRD BANK, an Ohio banking corporation (the “Lender”) on the Termination Date of the hereinafter defined Credit Agreement, at the principal office of Fifth Third Bank, an Ohio banking corporation (“Fifth Third”), as Administrative Agent, in Cincinnati, Ohio, in immediately available funds, the principal sum of                                          ($                    ) or, if less, the aggregate unpaid principal amount of all Swing Loans made by the Lender to the Borrowers pursuant to the Credit Agreement, together with interest on the principal amount of each Swing Loan from time to time outstanding hereunder at the rates, and payable in the manner and on the dates, specified in the Credit Agreement.

This Note is the Swing Note referred to in the Credit Agreement dated as of November 7, 2012, among the Borrowers, the Guarantors from time to time party thereto, the Lenders and the L/C Issuers from time to time party thereto, Fifth Third, as Administrative Agent, Bank of America, N.A., as Syndication Agent, and Barclays Bank PLC, as Documentation Agent (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), and this Note and the holder hereof are entitled to all the benefits and security provided for thereby or referred to therein, to which Credit Agreement reference is hereby made for a statement thereof. All defined terms used in this Note, except terms otherwise defined herein, shall have the same meaning as in the Credit Agreement. This Note shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of law provisions (other than Sections 5-1401 and 5-1402 of the New York General Obligations law).

Voluntary prepayments may be made hereon, certain prepayments are required to be made hereon, and this Note may be declared due prior to the expressed maturity hereof, all in the events, on the terms and in the manner as provided for in the Credit Agreement.

The Borrowers hereby waive demand, presentment, protest or notice of any kind hereunder.

DELEK LOGISTICS PARTNERS, LP

BY:	DELEK LOGISTICS GP, LLC, its general partner

By
Name
Title

By
Name
Title

DELEK LOGISTICS OPERATING, LLC, a Delaware limited liability company

By
Name
Title

By
Name
Title

DELEK MARKETING GP, LLC, a Delaware limited liability company

By
Name
Title

By
Name
Title

DELEK MARKETING & SUPPLY, LP, a Delaware limited partnership

BY:	DELEK MARKETING GP, LLC, a Delaware limited liability company

By
Name
Title

By
Name
Title

DELEK CRUDE LOGISTICS, LLC, a Texas limited liability company

By
Name
Title

By
Name
Title

DELEK MARKETING-BIG SANDY, LLC, a Texas limited liability company

By
Name
Title

By
Name
Title

MAGNOLIA PIPELINE COMPANY, LLC, a Delaware limited liability company

By
Name
Title

By
Name
Title

EL DORADO PIPELINE COMPANY, LLC, a Delaware limited liability company

By
Name
Title

By
Name
Title

SALA GATHERING SYSTEMS, LLC, a Texas limited liability company

By
Name
Title

By
Name
Title

PALINE PIPELINE COMPANY, LLC, a Texas limited liability company

By
Name
Title

By
Name
Title

EXHIBIT E

COMPLIANCE CERTIFICATE

To: Fifth Third Bank, as Administrative Agent under, and the Lenders and the L/C Issuers from time to time party thereto, the Credit Agreement described below

This Compliance Certificate is furnished to the Administrative Agent and the Lenders pursuant to that certain Credit Agreement (the “Credit Agreement”) dated as of November 7, 2012 among the Administrative Agent, Bank of America, N.A., as Syndication Agent, Barclays Bank PLC, as Documentation Agent, the Lenders and the L/C Issuers from time to time party thereto, the Guarantors from time to time party thereto, Delek Logistics Partners, LP (the “Borrowers’ Agent”) and the other Borrowers party thereto. Unless otherwise defined herein, the terms used in this Compliance Certificate have the meanings ascribed thereto in the Credit Agreement.

THE UNDERSIGNED HEREBY CERTIFIES THAT:

1. I am the duly elected/appointed ____________ of the General Partner and in such capacity, I am providing this Compliance Certificate on behalf of the Borrowers’ Agent.

2. I have reviewed the terms of the Credit Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Consolidated Group during the accounting period covered by the attached financial statements;

3. The examinations described in paragraph 2 above did not disclose, and I have no knowledge of, the existence of any condition or the occurrence of any event which constitutes a Default or Event of Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Compliance Certificate, except as set forth below;

4. The financial statements required by Section 6.1 of the Credit Agreement and being furnished to you concurrently with this Compliance Certificate fairly represent in all material respects in accordance with GAAP the consolidated financial condition of the MLP as of the dates indicated and the results of its operations and changes in its cash flows for the periods indicated, subject to normal year end audit adjustments and the absence of footnotes; and

5. The representations and warranties of the Borrowers contained in Section 5 of the Credit Agreement are true and correct in all material respects as though made on and as of the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct in all material respects as of such date).

6. The Schedule I hereto sets forth financial data and computations evidencing the Borrowers’ compliance with certain covenants of the Credit Agreement, all of which data and computations are, to the best of my knowledge, true, complete and correct and have been made in accordance with the relevant Sections of the Credit Agreement.

Described below are the exceptions, if any, to paragraph 3 above by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the Borrowers have taken, is taking, or proposes to take with respect to each such condition or event:

The foregoing certifications, together with the computations set forth in Schedule I hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this ______ day of __________________ 20___.

DELEK LOGISTICS PARTNERS, LP

BY:	DELEK LOGISTICS GP, LLC, its general partner

By
Name
Title

By
Name
Title

SCHEDULE I

TO COMPLIANCE CERTIFICATE

DELEK LOGISTICS PARTNERS, LP

COMPLIANCE CALCULATIONS

FOR CREDIT AGREEMENT DATED AS OF NOVEMBER 7, 2012

CALCULATIONS AS OF _____________, _______

A. Leverage Ratio (Section 6.20(a))

1. Total Funded Debt	$

2. Net Income for past 4 quarters

3. Interest Expense for past 4 quarters

4. Income taxes for past 4 quarters

5. Depreciation and amortization expense for past 4 quarters

6. Non cash extraordinary charges incurred by the MLP or its Subsidiaries for past 4 quarters to comply with GAAP

7. Non cash extraordinary credits for past 4 quarters established by the Borrowers to comply with GAAP

8. Sum of Lines A2, A3, A4, A5 and A 6

9. Line A8 minus Line A7 (“EBIDTA”)[1], [2]

10. Ratio of Line A1 to Line A9		____:1.0

11. Line A10 ratio must not exceed		3.50:1.0

12. The Borrowers are in compliance (circle yes or no)		yes/no

[B. Interest Coverage Ratio (Section 6.20(b))][3]

[1]

For purposes of calculating EBITDA for the fiscal quarters of the MLP ending on or before September 30, 2013, the parties agree that EBITDA for that part of such period occurring before the Effective Date shall be equal to (i) the actual number of days elapsed during that part of such period occurring prior to the Effective Date, multiplied by (ii) $124,098.90.

[2]

EBITDA shall be calculated on a pro forma basis, without duplication, and in a manner reasonably acceptable to the Administrative Agent to give effect to any Permitted Acquisition consummated at any time after the Effective Date and on or after the first day of a test period under Section 6.20 of the Credit Agreement as if such Permitted Acquisition had occurred on the first day of such test period, with such cash and non-cash adjustments that are approved by the Administrative Agent.

1. EBITDA (from Line A9)	$	___________

2. Interest Expense for past 4 quarters	$	___________

3. Ratio of Line B1 to Line B2		____:1.0

4. Line B3 ratio must not be less than		2.0:1.0

5. The Borrowers are in compliance (circle yes or no)		yes/no

[3]

To be completed if Compliance Certificate is being given under Section 6.1(c) of the Credit Agreement. Not to be completed if Compliance Certificate is being given under Section 3.2(w), Section 6.15(f) or clause (f) of the definition of Permitted Acquisition.

EXHIBIT F

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit, guarantees, and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:

[and is an Affiliate/Approved Fund of [identify Lender]4]

3.	Borrowers’ Agent: DELEK LOGISTICS PARTNERS, LP

4.	Administrative Agent: Fifth Third Bank, an Ohio banking corporation, as the Administrative Agent under the Credit Agreement

[4]	Select as applicable.

5.	Credit Agreement: The Credit Agreement dated as of November 7, 2012, among Delek Logistics Partners, LP, the other Borrowers party thereto, the Guarantors from time to time party thereto, the Lenders and the L/C Issuers from time to time party thereto, Fifth Third Bank, as Administrative Agent, Bank of America, N.A., as Syndication Agent, and Barclays Bank PLC, as Documentation Agent.

6.	Assigned Interest:

Facility Assigned[5]	Aggregate Amount of Commitment/Loans for all Lenders3	Amount of Commitment/Loans Assigned[6]	Percentage Assigned of Commitment/Loans[7]

	$	$	%

	$	$	%

	$	$	%

[7. Trade Date:	][8]

[Page break]

[5]	Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. “Commitment,” “Term Credit,” etc.)
[6]	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
[7]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
[8]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

Effective Date:                              , 20         [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Name:
Title:

Consented to and Accepted:

FIFTH THIRD BANK, as Administrative Agent

By
Name:
Title:

[Consented to:][9]

[NAME OF RELEVANT PARTY]

By
Name:
Title:

[9]	To be added only if the consent of the Borrowers and/or other parties is required by the terms of the Credit Agreement.

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) is not a Defaulting Lender or a subsidiary of a Defaulting Lender or a Person who, upon becoming a Lender, would constitute a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrowers, any of their Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrowers, any of their Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 10.9(b)(iii) and the definition of “Eligible Assignee” of the Credit Agreement (subject to such consents, if any, as may be required under Section 10.9(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.1 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, and (vii) if it is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date. Notwithstanding the foregoing, the Administrative Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to the Assignee.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York, without regard to conflicts of law provisions (other than Sections 5-1401 and 5-1402 of the New York General Obligations law).

EXHIBIT G

ADDITIONAL GUARANTOR SUPPLEMENT

Fifth Third Bank, as Administrative Agent for the Lenders and the L/C Issuers party to the Credit Agreement, dated as of November 7, 2012, by and among Delek Logistics Partners, LP, as Borrower, the other Borrowers party thereto, the Guarantors from time to time party thereto, the Lenders and the L/C Issuers from time to time party thereto, the Administrative Agent, Bank of America, N.A., as Syndication Agent, and Barclays Bank PLC, as Documentation Agent (as extended, renewed, amended or restated, modified, amended or supplemented from time to time, the “Credit Agreement”)	,

Ladies and Gentlemen:

Reference is made to the Credit Agreement described above. Terms not defined herein which are defined in the Credit Agreement shall have the meaning provided therein.

The undersigned, [name of Guarantor], a [jurisdiction of incorporation or organization] hereby elects to be a “Guarantor” for all purposes of the Credit Agreement, effective from the date hereof. The undersigned confirms that the representations and warranties set forth in Section 5 of the Credit Agreement are true and correct in all material respects as to the undersigned to the extent applicable to it as of the date hereof (unless such representations and warranties related to an earlier specified date) and the undersigned shall comply with each of the covenants set forth in Section 6 of the Credit Agreement applicable to it.

Without limiting the generality of the foregoing, the undersigned hereby agrees to perform all the obligations of a Guarantor under, and to be bound in all respects by the terms of, the Credit Agreement, including without limitation Section 11 thereof, to the same extent and with the same force and effect as if the undersigned were a signatory party thereto.

The undersigned acknowledges that this Additional Guarantor Supplement shall be effective upon its execution and delivery by the undersigned to the Administrative Agent and countersigned by the Administrative Agent, and it shall not be necessary for the any L/C Issuer, or any Lender, or any of their Affiliates entitled to the benefits hereof, to execute this Additional Guarantor Supplement or any other acceptance hereof. This Additional Guarantor Supplement shall be construed in accordance with and governed by the laws of the State of New York, without regard to conflicts of law provisions (other than Sections 5-1401 and 5-1402 of the New York General Obligations law).

Very truly yours, [NAME OF GUARANTOR]

By
Name
Title

Acknowledged and Agreed

FIFTH THIRD BANK, as Administrative Agent

By
Name
Title

SCHEDULE 1

COMMITMENTS

NAME OF LENDER	COMMITMENT ($ in millions)
Fifth Third Bank	$50.0
Bank of America, N.A.	35.0
Barclays Bank PLC	18.0
Compass Bank	15.0
U.S. Bank	15.0
First Tennessee Bank National Association	12.0
First Guaranty Bank	10.0
Raymond James Bank, N.A.	10.0
Wells Fargo Bank, N.A.	10.0
TOTAL:	$175.0

SCHEDULE 1.1

INITIAL LEASED TERMINAL LEASES

1.	Finney Station Sublease Agreement dated December 20, 2000, between ExxonMobil Pipeline Company, as sublessor, and Magnolia Pipeline Company, LLC, as sublessee and successor in interest to the interest of Magnolia Pipeline Company (Finney Station – Caddo Parish, LA)

2.	Pump Station Site Lease dated June 3, 1931, between Daisy M. Bradford, as lessor, and Delek Crude Logistics, LLC, as lessee and successor in interest to the interest of Tidal Refining Company (Bradford Station – Rusk County, TX)

3.	Lease Agreement dated May 1, 1963, between Chevron U.S.A., as lessor and successor in interest to the interest of Tidewater Oil Company, and Delek Crude Logistics, LLC, as lessee and successor in interest to the interest of McMurrey Pipe Line Company (Nettleton Station Tank Farm – Gregg County, TX)

4.	Ground Lease Agreement, dated November 7, 2012, by and between Lion Oil Company, as lessor, and SALA Gathering Systems, LLC, as lessee (Tank 192 – Union County, TX)

5.	Surface Lease Agreement, dated July 18, 1974, between Curtis I. Amason, as lessor, and Lion Oil Company, as lessee, as assigned by that certain Assignment of Surface Lease Agreement dated November 7, 2012, by and between Lion Oil Company, as assignor, and SALA Gathering Systems, LLC, as assignee. (Tank on property adjacent to Magnolia Station)

SCHEDULE 3.2(o)

TITLE INSURANCE LOCATIONS

Borrower	Property	Description
Delek Marketing-Big Sandy, LLC	Big Sandy Terminal	Approximately 39.37 acres located in Upshur County, TX
SALA Gathering Systems, LLC	Magnolia Station	Approximately 40 acres in Columbia County, AR
El Dorado Pipeline Company, LLC	Magnolia Station	Approximately 9 acres in Columbia County, AR
Magnolia Pipeline Company, LLC	Haynesville Station	Approximately 3 acres in Claiborne Parish, LA
Magnolia Pipeline Company, LLC	Weller Station	Approximately 21 acres in Claiborne Parish, LA
Delek Crude Logistics, LLC	LaGloria Tank Farm	An approximately 16.58 acre tract and an approximately 55.347 acre tract in Gregg County, TX
Delek Crude Logistics, LLC	Arp Station Tank Farm	Approximately 16.3 acres in Smith County, TX
Delek Crude Logistics, LLC	Chapel Hill Booster Site	Approximately .230 acres in Smith County, TX
Delek Crude Logistics, LLC	Brown Property	Approximately 3 acres in Rusk County, TX
Paline Pipeline Company, LLC	Zavalla Station	Approximately 21 acres in Angelina County, TX
Paline Pipeline Company, LLC	Evandale Station	Approximately .459 acres in Hardin County, TX
Paline Pipeline Company, LLC	Fred Station	Approximately 10 acres in Tyler County, TX
Paline Pipeline Company, LLC	Mt. Enterprise Station	Approximately 10 acres in Rusk County, TX
Delek Marketing & Supply, LP	Abilene Terminal	Approximately 140.907 acres in Jones County, TX
Delek Marketing & Supply, LP	San Angelo Terminal	Approximately 22.27 acres in Tom Green County, TX
Delek Marketing & Supply, LP	Tye Terminal	Approximately 16.13 acres in Taylor County, TX
Delek Logistics Operating, LLC	Memphis Terminal	Approximately 14.29 acres in Shelby County, TN
Delek Logistics Operating, LLC	Nashville Terminal	Approximately 4.19 acres in Davidson County, TN
SALA Gathering Systems, LLC	Champagnolle Landing Property	Approximately 44 acres in Union County, AR
SALA Gathering Systems, LLC	Constantine Tank Farm	Approximately 71 acres in Union County, AR
SALA Gathering Systems, LLC	Amoco Tank Farm	Approximately 26.15 acres in Union County, AR

SALA Gathering Systems, LLC	Sims Pump Station	Approximately 1.42 acres in Union County, AR
SALA Gathering Systems, LLC	Midway Pump Station	Approximately 2 acres in Union County, AR
SALA Gathering Systems, LLC	Oakridge Subdivision Property	Approximately .222 acres in Union County, AR
SALA Gathering Systems, LLC	Harrell Addition Property	Approximately .051 acres in Union County, AR
SALA Gathering Systems, LLC	Ouachita County Property	Approximately 1 acre in Ouachita County, AR
SALA Gathering Systems, LLC	Perry Tank Farm	Approximately 95 acres in Union County, AR

SCHEDULE 3.2(q)

ENVIRONMENTAL REPORTS LOCATIONS

Borrower	Property	Description
Delek Marketing-Big Sandy, LLC	Big Sandy Terminal	Approximately 39.37 acres located in Upshur County, TX
SALA Gathering Systems, LLC	Magnolia Station	Approximately 38 acres in Columbia County, AR
Magnolia Pipeline Company, LLC	Haynesville Station	Approximately 3 acres in Claiborne Parish, LA
Magnolia Pipeline Company, LLC	Weller Station	Approximately 21 acres in Claiborne Parish, LA
Delek Crude Logistics, LLC	LaGloria Tank Farm	An approximately 16.58 acre tract and an approximately 55.347 acre tract in Gregg County, TX
Delek Crude Logistics, LLC	Arp Station Tank Farm	Approximately 16.3 acres in Smith County, TX
Paline Pipeline Company, LLC	Zavalla Station	Approximately 21 acres in Angelina County, TX
Paline Pipeline Company, LLC	Evandale Station	Approximately .459 acres in Hardin County, TX
Delek Marketing & Supply, LP	Abilene Terminal	Approximately 140.907 acres in Jones County, TX
Delek Marketing & Supply, LP	San Angelo Terminal	Approximately 22.27 acres in Tom Green County, TX
Delek Marketing & Supply, LP	Tye Terminal	Approximately 16.13 acres in Taylor County, TX
Delek Logistics Operating, LLC	Memphis Terminal	Approximately 14.29 acres in Shelby County, TN
Delek Logistics Operating, LLC	Nashville Terminal	Approximately 4.19 acres in Davidson County, TN

SCHEDULE 3.2(u)

LEGAL ACTIONS

None.

SCHEDULE 4.1

MCMURREY PROPERTIES

Property	Description
Tax Parcel 00007-03940	Approximately .02 acres located in Rusk County, TX
Tax Parcel 00647-11250	Approximately .06 acres in Rusk County, TX
Tax parcel 00728-00320	Approximately .06 acres in Rusk County, TX
Tax Parcel 00623-00140	Approximately .20 acres in Rusk County, TX
Tax Parcel 23682	Approximately .09 acres in Gregg County, TX
Tax Parcel 22375	Approximately 1.98 acres in Gregg County, TX

SCHEDULE 5.10

SUBSIDIARIES

Name	Jurisdiction of Organization	Percentage Ownership		Owner
Delek Logistics Operating, LLC	DE	100%		Delek Logistics Partners, LP
Delek Marketing GP, LLC	DE	100%		Delek Logistics Operating, LLC
Delek Marketing & Supply, LP	DE	99.9 0.1	% %	Delek Logistics Operating, LLC Delek Marketing GP, LLC
Delek Crude Logistics, LLC	TX	100%		Delek Marketing & Supply, LP
Delek Marketing-Big Sandy, LLC	TX	100%		Delek Crude Logistics, LLC
Magnolia Pipeline Company, LLC	DE	100%		Delek Logistics Operating, LLC
El Dorado Pipeline Company, LLC	DE	100%		Delek Logistics Operating, LLC
SALA Gathering Systems, LLC	TX	100%		Delek Logistics Operating, LLC
Paline Pipeline Company, LLC	TX	100%		Delek Logistics Operating, LLC

SCHEDULE 5.12

ENVIRONMENTAL MATTERS

1. The aggregate of materially all of the issues and conditions identified in the Phase I Site Assessment Reports listed in Attachment 1 to this Schedule 5.12.

2. Certain pipeline facilities are subject to the pipeline safety regulations of the Pipeline and Hazardous Materials Safety Administration (“PHMSA”) at the U.S. Department of Transportation (“DOT”). PHMSA regulates the design, construction, testing, operation, maintenance and emergency response of crude oil, petroleum products and other hazardous liquid pipeline facilities under 49 C.F.R. Part 195.

Pursuant to the Pipeline Safety Improvement Act of 2002, as reauthorized and amended by the Pipeline Inspection, Protection, Enforcement and Safety Act of 2006 (“PIPES Act”), PHMSA has adopted regulations requiring pipeline operators to develop integrity management programs for hazardous liquids pipelines located where a leak or rupture could affect “high consequence areas,” which are populated or environmentally sensitive areas. Pursuant to the PIPES Act, PHMSA issued regulations on May 5, 2011, that would, with limited exceptions, subject all low-stress hazardous liquids pipelines, regardless of location or size, to PHMSA’s pipeline safety regulations and would subject those low-stress hazardous liquids pipelines within one half mile of an environmentally sensitive area to the integrity management requirements.

SCHEDULE 5.23

NON-TRANSMITTING UTILITIES

1.	Delek Logistics Operating, LLC

2.	Delek Marketing GP, LLC

SCHEDULE 5.23(a)

ACTIONS TO CREATE AND PERFECT LIENS

None.

SCHEDULE 5.24

MATERIAL AGREEMENTS

1.	Operation and Management Services Agreement dated as of November 7, 2012 among the MLP, the General Partner, and Delek Logistics Services Company, a Delaware corporation.

2.	Pipelines and Storage Facilities Agreement dated as of November 7, 2012, by and among the MLP, Lion Oil, SALA Gathering, El Dorado, and Magnolia.

3.	Pipelines and Tankage Agreement (East Texas Crude Logistics System) dated as of November 7, 2012, between Delek Refining and Delek Crude.

4.	Marketing Agreement dated as of November 7, 2012 between Delek Marketing and Delek Refining.

5.	Terminalling Services Agreement (Memphis Terminal) dated as of November 7, 2012, between Delek Operating and Lion Oil.

6.	Terminalling Services Agreement (Big Sandy Terminal) dated as of November 7, 2012, between Delek Big Sandy and Delek Refining.

7.	Omnibus Agreement dated as of November 7, 2012, among Holdings, Delek Refining, Lion Oil, the MLP, Paline, Magnolia, SALA Gathering, El Dorado, Delek Crude, Delek Big Sandy, Delek Operating, and the General Partner.

8.	Petroleum Products Supply Agreement dated June 11, 1997, between Delek Marketing & Supply, LP and Noble Petro, Inc., as amended.

9.	Terminal and Pipeline Lease and Operating Agreement dated November 19, 1998, and effective October 1, 1998, between Delek Marketing & Supply, LP and Noble Petro, Inc., as amended.

10.	Amended and Restated Pipeline Capacity Usage Agreement dated as of November 7, 2012, between Paline Pipeline Company, LLC and ExxonMobil Oil Corporation.

11.	Connection Agreement dated August 2012, between Union Oil Company of California and Paline Pipeline Company, LLC.

12.	Ground Lease Agreement, dated November 7, 2012, by and between Lion Oil Company, as lessor, and SALA Gathering Systems, LLC, as lessee (Tank 192 – Union County, TX)

13.	Terminalling Agreement dated July 26, 2011, between Lion Oil Company and MAPCO Express, as assigned by that certain Assignment of Terminalling Agreements dated November 7, 2012, by and between Lion Oil Company, as assignor, and Delek Logistics Operating, LLC, as assignee.

SCHEDULE 6.12

LIENS

1.	Pursuant to that certain South End Option Agreement, dated December 19, 2011, between Paline Pipeline Company, LLC and Ergon Terminaling, Inc. (“Ergon”), Ergon has an option, expiring on December 19, 2012, to purchase the approximately 6.69 mile 10-inch idle crude oil pipeline between Port Neches, TX and Port Arthur TX.

2.	Pursuant to that certain Omnibus Agreement dated as of November 7, 2012, among Holdings, Delek Refining, Lion Oil, the MLP, Paline, Magnolia, SALA Gathering, El Dorado, Delek Crude, Delek Big Sandy, Delek Operating, and the General Partner, each of the MLP, Paline, Magnolia, SALA Gathering, El Dorado, Delek Crude, Delek Big Sandy and Delek Operating (the “Partnership Parties”) grants to Holdings a right of first refusal on any proposed transfer (other than a grant of a security interest to a bona fide third-party lender or a transfer to another Partnership Party or any of its Subsidiaries)of any certain assets more particularly described therein.

3.	International Hanley has a security interest in Delek Marketing & Supply, LP’s hedge account with International Hanley.

4.	Morgan Stanley Capital Group, Inc. has a security interest in Delek Marketing & Supply, LP’s hedge account with Morgan Stanley Capital Group, Inc.

SCHEDULE 6.14

INVESTMENTS

1. Delek Marketing & Supply, LP: Investments in the form of Hedge Agreements with International Hanley.

2. Delek Marketing & Supply, LP: Investments in the form of Hedge Agreements with Morgan Stanley Capital Group, Inc.

SCHEDULE 6.24

POST-CLOSING MATTERS

1. Within sixty (60) days after the Effective Date (which date may be extended in writing by the Administrative Agent in its sole discretion), Paline shall have closed each deposit account maintained by it at Regions Bank (as disclosed on Schedule D of the Security Agreement).

2. The Borrowers shall use commercially reasonable efforts to deliver within ninety (90) days after the Effective Date (a) a landlord consent with respect to the collateral assignment by Delek Crude in favor of the Administrative Agent of Delek Crude’s interest in that certain Lease Agreement, dated as of May 1, 1963, Chevron U.S.A., Inc., successor in interest to Tidewater Oil Company, and Delek Crude, successor in interest to McMurrey Pipe Line Company, a Texas corporation; and (b) a landlord consent with respect to the collateral assignment by Magnolia in favor of the Administrative Agent of Magnolia’s interest in that certain Finney Station Sublease Agreement, dated as of December 20, 2000, between ExxonMobil Pipeline Company and Magnolia. If, despite such commercially reasonable efforts, diligently exercised, the Borrowers are unable to deliver either of the foregoing consents within the foregoing time period, then the Borrowers shall not be required to continue to pursue such efforts and this post-closing condition shall be waived without further action.

3. The Borrowers shall use commercially reasonable efforts to deliver within ninety (90) days after the Effective Date (which date may be extended in writing by the Administrative Agent in its sole discretion), a mortgagee’s title insurance policy on the leasehold interest of SALA Gathering pursuant to that certain Ground Lease Agreement by and between Lion Oil and SALA Gathering dated as of November 7, 2012 (the “Lease”) in certain real property located in Union County, Arkansas, as more particularly described in the Lease (the “Leased Premises”), which such title insurance policy shall be in form, substance, and insured amount, acceptable to the Administrative Agent and shall insure the Lien of that certain Leasehold Deed of Trust dated as of the Effective Date by SALA Gathering in favor of the Administrative Agent to be a valid first priority Lien on SALA Gathering’s leasehold interest in the Leased Premises, subject only to defects or objections that are acceptable to the Administrative Agent, together with such endorsements as the Administrative Agent may require.

4. The Borrowers shall use commercially reasonable efforts to deliver within ninety (90) days after the Effective Date (which date may be extended in writing by the Administrative Agent in its sole discretion) (a) PZR reports on the properties known as LaGloria Station and Arp Station, and (b) Zoning Endorsements to the Title Policies with respect to the properties known as Magnolia Station, Weller Station, Memphis Terminal, Nashville Terminal, Constantine Tank Farm and Amoco Tank Farm. If, despite such commercially reasonable efforts, diligently exercised, the Borrowers are unable to deliver any of the foregoing reports or endorsements in substance reasonably satisfactory to the Administrative Agent within the foregoing time period, then the Borrowers shall not be required to continue to pursue such efforts and this post-closing condition shall be waived without further action.

5. Within ninety (90) days after the Effective Date (which date may be extended in writing by the Administrative Agent in its sole discretion), the Borrowers shall deliver a mortgage in form and substance acceptable to the Administrative Agent executed by SALA Gathering in favor of the Administrative Agent, encumbering an approximately six (6) mile portion of the property known as the SALA gathering system located in Claiborne Parish, Louisiana, together with a favorable opinion of local Louisiana counsel in form and substance reasonably satisfactory to the Administrative Agent with respect to such mortgage.